     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000

                                                      REGISTRATION NO. 333-94271
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                            TELOCITY DELAWARE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                               7370                                77-0467929
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)


                         10355 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 863-6600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  SCOTT MARTIN
 EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND CORPORATE SECRETARY
                         10355 NORTH DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 863-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

MARGARET H. KAVALARIS, ESQ.           MATTHEW J. STEPOVICH, ESQ.            MALCOLM I. ROSS, ESQ.
JOHN M. FOGG, ESQ.                    SENIOR VICE PRESIDENT, LEGAL AFFAIRS  BAKER & MCKENZIE
GRAY CARY WARE & FREIDENRICH LLP      DAVID I. FRAZEE, ESQ.                 805 THIRD AVENUE
400 HAMILTON AVENUE                   CORPORATE GENERAL COUNSEL             NEW YORK, NEW YORK 10022
PALO ALTO, CALIFORNIA 94301           10355 NORTH DE ANZA BOULEVARD         (212) 751-5700
(650) 833-2000                        CUPERTINO, CALIFORNIA 95014
                                      (408) 863-6600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                            AGGREGATE                AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)       REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............................       $151,800,000                $40,076
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Previously paid.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED MARCH 27, 2000

PROSPECTUS

                               11,000,000 SHARES

                                [TELOCITY LOGO]

                                  COMMON STOCK

                             ----------------------


      This is Telocity Delaware, Inc.'s initial public offering. Telocity is selling all of the shares.


      We expect the public offering price to be between $10.00 and $12.00 per share. After pricing of the offering, we expect that the shares will trade on the Nasdaq National Market under the symbol "TLCT."

      INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                             ----------------------

                                                              PER SHARE              TOTAL
                                                              ---------              -----
Public offering price.......................................    $                     $
Underwriting discount.......................................    $                     $
Proceeds, before expenses, to Telocity......................    $                     $

      The underwriters may also purchase up to an additional 1,650,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about             , 2000.

                             ----------------------

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON
                             ----------------------
DONALDSON, LUFKIN & JENRETTE                                       WIT SOUNDVIEW
                             ----------------------

               The date of this prospectus is             , 2000.

[Telocity logo]

OUR BUSINESS

We intend to be a leading provider of residential high-speed Internet services and content to and throughout the home.

OUR CUSTOMER APPEAL

[Image depicting the smiling face of a man]

Telocity customers experience the true wonder of the Internet and more. They surf and download up to 50 times faster than dial-up users. They are "always-connected," bypassing log-on and password delays -- virtually eliminating the "World Wide Wait." At Telocity, we bring wonderment into people's lives.

[Image depicting the smiling face of a woman]

OUR CONTENT PARTNERS
MEDIA / ENTERTAINMENT / E-COMMERCE
We currently offer personalized web pages. Along with our partners, we are developing and will offer streaming audio and video, online gaming and interactive shopping.
[Telocity logo]
[NBCi logo]
[NBC logo]
[Snap logo]
[Xoom logo]

COMMUNICATIONS
We currently offer Internet access, e-mail and remote access. We are developing and will offer virtual private networks, enhanced voice messaging services and chat facilities.
[Telocity logo]

UTILITY
We are developing and will offer data security systems, home networking, home monitoring, home automation and backup services.
[Telocity logo]
[GE logo]

PAGES 2 & 3

BROADBAND TO AND THROUGHOUT THE HOME
[Image of house]
[Image of Web page]

THE TELOCITY/NBCi PORTAL
The Telocity/NBCi portal is the first Web page a customer views when accessing our services. From this page a customer can access the Internet as well as services and content offered by us and NBCi, including financial information, news and weather.

BROADBAND TO AND THROUGHOUT THE HOME
Telocity's current broadband services provide customers benefits such as always connected, high-speed Internet access and personalized Web pages. Our future services which we are currently developing will provide customers with addition benefits such as data security systems, backup services, virtual private network capabilities, home networking and home monitoring and automation, as well as other services and content offered in partnership with NBCi such as streaming audio and video, online gaming and interactive shopping.

RESIDENTIAL GATEWAY
[Images of Telocity gateway from two different angles - front and back] [Identification of different ports on back of Telocity modem: Phone; USB Host/USB Slave; Power; Ethernet and Parallel Port]

Our plug-and-play gateway is hassle-free and can be easily self-installed by the customer. Our installation software configures a personal computer automatically, providing immediate high-speed access to the Internet and all of our services. Many services can be added to conform to an individual user's preferences without requiring new equipment or an on-site visit by a technician.

MANAGED NETWORK
[Artist rendering of map of United Sates with picture of phone operator superimposed]
We manage a nationwide network designed to be responsive and reliable. Our managed network includes communications lines and facilities, which we lease through network agreements, as well as our network operations center and operational support system, which we own and operate. Through out network operations center and operational support system, we are able to monitor our services throughout the network to ensure a high level of support.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
Other Relevant Information..................................   21
Use of Proceeds.............................................   21
Dividend Policy.............................................   21
Capitalization..............................................   22
Dilution....................................................   23
Selected Consolidated Financial Information.................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   25
Business....................................................   33
Management..................................................   55
Related Party Transactions..................................   70
Principal Stockholders......................................   78
Description of Capital Stock................................   82
Shares Eligible for Future Sale.............................   86
Underwriting................................................   88
Legal Matters...............................................   91
Experts.....................................................   91
Additional Information......................................   91
Index to Consolidated Financial Statements..................  F-1

                             ----------------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements before making an investment decision.

                                  OUR COMPANY

      We develop, market and deliver to the residential market interactive online services and content designed for use over high-speed, or broadband, connections. These broadband connections allow our customers to enjoy services and content that they could not access with traditional slower speed Internet connections. Through a recent set of agreements, NBC Internet, Inc., or NBCi, currently provides all of the content offered on our jointly developed website the Telocity/NBCi portal, which is the first Web page a customer views when accessing our services. Additionally, under these agreements we and NBCi have each agreed to develop new services and content to be offered and sold over this website and to share the revenue associated with those sales. We also intend to develop or acquire additional content if it is not available through NBCi. Although we currently deliver our services to customers using digital subscriber line, or DSL, technology, in the future we intend to utilize the technology we have developed to deliver these services and content over a variety of broadband technologies from a managed nationwide network to and throughout the home. Our goal is to become a leading provider of broadband access services, content and home networking services to the residential market.

      We currently generate revenue by selling monthly subscriptions for our basic service package that may include activation and other one-time fees, and to date we have not received revenue from any of the content provided through our website. Revenues from these services for the year ended December 31, 1999 were $187,000. For a single monthly fee, a customer receives our current basic service package, which consists of always connected Internet access, e-mail accounts, storage space and hosting for Web pages and 60 minutes of remote access to the Internet each month when the customer is away from home. As our business develops and we begin to offer additional services for incremental recurring fees, we expect to become less dependent on revenues from our basic service package, and we expect our operating margins to increase as we believe these additional services and content can be added at a lower cost than our current basic services. During 2000, we will begin offering the following additional services and content:

      - Electronic commerce, entertainment and media content-based services we are currently developing in collaboration with NBCi;

      - Communication services we are currently developing such as virtual private networks that will enable customers to telecommute to their workplace securely from home, enhanced voice messaging services that will allow our customers to access services over the phone, as well as chat facilities that will allow our customers to interact with each other; and

      - Utility services we are currently developing such as home networking of multiple computers and electronic devices throughout a customer's home, data security systems that protect a customer's computer from unauthorized access through the Internet and backup services that allow customers to save data from a home computer to a secure site outside the home.

      We have developed a service deployment system, our platform, which delivers broadband online services directly to our customers' homes. Our platform consists of a managed network, our residential gateway, user interface software, customer care and support services and automated billing and provisioning systems. Our managed network includes communications lines and facilities, which we lease through network agreements, as well as our network operations center and operational support system, which we own and operate. Through our network operations center and operational support system, we are able to monitor our services throughout the network to ensure a high level of performance. We designed our platform so that we can offer a growing number of services that we can remotely configure from our network operations center to address each customer's preferences. We believe our platform allows for the rapid addition of customers while minimizing our associated costs and overhead.

      From a customer's perspective, the first component of our service deployment platform is our proprietary residential gateway. The gateway is a unique hardware device that combines a digital subscriber line modem, home networking router, multiple connection ports and network monitoring software. Our customers can conveniently install the gateway themselves simply by plugging it into their personal computers and telephone jacks, which allows them to connect directly to our network and the Internet. This simple, self-installable plug-and-play solution allows us to connect large numbers of residential consumers to our network. Once connected to our network, our customers do not need to dial-up and wait to establish a connection each time they want to gain access to the Internet or any of the other services we offer; instead, their connections are always active -- and at speeds up to 50 times faster than traditional dial-up Internet access. For a further description of speeds of various forms of broadband access please see page 48.

      We have designed our service deployment platform to be flexible and expandable. Although we currently deliver our services to our customers using DSL technology, we have the capability to configure our gateway easily to support all major broadband local access technologies such as cable, fiber, wireless and satellite, by replacing a limited number of components in our gateway, including the current DSL modem, with components that support these technologies. In the future, we will choose the most reliable, flexible and cost-effective broadband access technology available in each local market in which we offer services.

      In July 1999, we began offering services commercially in Chicago. As of February 29, 2000, we were also offering services in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states, including Miami, Atlanta, Detroit, Philadelphia and New York City. We currently have over 6,500 customers of which over 3,100 are receiving our services and over 3,400 prequalified customers have placed orders for our services. Based on our limited historical experience we estimate that approximately 90% of those placing orders will actually be converted into customers receiving our services depending on the local access provider on which we rely. By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas which we estimate will allow us to make our services available to at least 20% of all U.S. households. Our maximum potential market is limited by the number of homes that are DSL-capable, meaning homes that are within approximately 2 1/2 and 3 miles from a local telephone office that has equipment necessary to support DSL service and have voice grade copper telephone lines that are in good condition. We believe that currently 1.4% of all U.S. households receive DSL service and 30% of all U.S. households are DSL-capable, with the percent of DSL-capable households growing to 50% in 2001 and 75% in 2002.

      In December 1999, we entered into several agreements with NBC, NBCi and NBCi's subsidiaries, XOOM.com and Snap.com. Our agreements provide for the joint development and design of services and content under the brand name of each company such as entertainment, electronic commerce, gaming, search applications and other features designed for use exclusively by broadband users. We and NBCi have formed a joint task force to implement the specific future service and content offerings contemplated by those agreements. As these new services and content are added, our customers will be able to access them through the Telocity/NBCi portal. Under these agreements we have each agreed to share a portion of the revenues generated from services, advertising and electronic commerce activities offered through the Telocity/NBCi portal, including the services we currently offer. In connection with these agreements NBCi and its affiliates, GE Capital and NBC purchased 13,072,518 shares of our stock, which including the outstanding warrants to purchase up to an additional 2,089,313 shares of our stock held by this stockholder group would total approximately 17.7% of the stock outstanding after this offering, representing the largest stockholder group outside of the management team assuming the exercise of all of those warrants. In addition, NBCi has the right to elect a director to our Board of Directors, which it has already done, and NBC will have the right to elect a director upon the closing of this offering. For a further discussion of these agreements with NBC, NBCi, XOOM.com and Snap.com please refer to "Related Party Transactions -- Agreements with NBCi and Affiliates."

      In February 2000, we entered into a two year master broadband services agreement with GE and its affiliates. Under the services agreement, we will provide our residential services to GE and its affiliates' telecommuters and other employees at discounted rates, as well as non-employee users introduced to us by GE. In addition, under this agreement GE will help market and promote our services. We will work with GE to achieve milestones of 8,000 active customers after the first year of the agreement and 20,000 at the end of the second year. We have issued GE warrants for the contingent purchase of up to 200,000 shares of our common stock at an exercise price of $12.00 per share based upon achievement of these customer-based milestones during the term of the agreement. For a further description of our relationship with GE, please refer to "Related Party Transactions -- Master Broadband Services Agreement with GE."

      Our senior management team has extensive experience in consumer, telecommunications and technology businesses. Our President and Chief Executive Officer, Patti Hart, was previously the President and Chief Operating Officer of Sprint Corporation's Long Distance Division. Peter Olson, our Executive Vice President and Chief Technical Officer, co-founded and was Chief Technical Officer of Octel Communications. Edward Hayes, our Executive Vice President and Chief Financial Officer, was previously the Chief Financial Officer of Lucent Technologies, Inc.'s Global Service Provider Business. Jim Morrissey, our Executive Vice President and Chief Marketing Officer, was an Executive Creative Director and Executive Vice President for Grey Advertising.

                                  RISK FACTORS

      We face many risks and uncertainties. For example, we have a limited operating history and as of January 31, 2000, we had an accumulated deficit of approximately $77.5 million. In addition, we operate in a highly competitive market and we expect to record substantial losses for the foreseeable future. For a further discussion of these and other factors you should carefully consider before deciding to invest in shares of our common stock please refer to "Risk Factors."

                               MARKET OPPORTUNITY

      We believe that a substantial business opportunity exists as a result of the following factors:

      - large, growing and underserved market;

      - large and unmet demand for residential high-speed Internet connections;

      - growing demand for broadband enabled services and content;

      - emergence of DSL and other broadband local access technologies; and

      - regulatory change that is contributing to the increase in cost-effective local access broadband access.

                             THE TELOCITY SOLUTION

      We believe our services address many of the residential market's unmet data communication needs. Our solution offers:

      - broadband enabled services and content;

      - simple plug-and-play deployment;

      - flexible, always connected broadband Internet access;

      - scalable nationwide network with enhanced content delivery; and

      - service flexibility and ease-of-use.

                               BUSINESS STRATEGY

      Our goal is to exploit our advantage both as one of the first companies to provide residential broadband services and in our proprietary technology in order to become a provider of choice for broadband enabled services and content both to and throughout the homes. We intend to implement the following strategies to achieve our goal:

      - capture our early market entrant and proprietary technology advantages;

      - deliver quality broadband services both to and throughout the home;

      - extend and develop strategic partnerships;

      - expand our direct marketing and branding efforts; and

      - deliver high quality customer service and support.

      Our principal executive offices are located at 10355 North De Anza Boulevard, Cupertino, California 95014, and our telephone number is (408) 863-6600. We maintain Web sites at www.telocity.com, www.telocity.net and http://telocity.snap.com. Information contained in our Web sites does not constitute a part of this prospectus.

                                  THE OFFERING


Common stock offered by Telocity:............  11,000,000 shares
Shares outstanding after the offering........  83,800,129 shares
Use of proceeds..............................  Based on an estimated offering price of
                                               $11.00, we estimate that our net proceeds
                                               from this offering without exercise of the
                                               over-allotment options will be approximately
                                               $111.2 million. We intend to use these
                                               proceeds for general corporate purposes,
                                               including:
                                               - funding working capital needs,
                                               - expanding our network, operations, and
                                               sales and marketing efforts,
                                               - repaying current and future commitments
                                               under financial leases, and
                                               - repaying outstanding notes.
Proposed Nasdaq National Market symbol.......  TLCT

      The number of shares that will be outstanding after the offering is based on 72,800,129 shares outstanding as of February 29, 2000 and excludes:

      - 1,017,652 shares of common stock issuable upon exercise of options outstanding at February 29, 2000 under our 2000 Stock Plan, with a weighted average exercise price of $5.08 per share;

      - 10,546,670 shares of common stock reserved for issuance under our 2000 Stock Plan as of February 29, 2000;

      - 2,900,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan and our 2000 Outside Directors Stock Plan immediately following the offering; and

      - 4,586,941 shares of common stock issuable through the exercise of common stock warrants and convertible preferred stock warrants outstanding on February 29, 2000 at a weighted average exercise price of $3.17 per share.

This number assumes that the underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell an additional 1,650,000 shares.

                           INFORMATION IN PROSPECTUS

      You should be aware that, except where otherwise stated, numbers in this prospectus are based upon the capitalization of our company as of February 29, 2000. Unless specifically stated, the information in this prospectus:


      - reflects 22,136,250 shares of common stock outstanding on February 29, 2000 and the automatic conversion of all outstanding shares of our Series A, B and C convertible redeemable preferred stock as of February 29, 2000 into 50,663,879 shares of common stock upon the closing of this offering; and



      - does not include any rights to purchase stock issued by us or repurchases of stock executed by us after February 29, 2000.



      All references to "we," "us," "our" or "Telocity" in this prospectus mean Telocity Delaware, Inc.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           FOR THE
                                                         PERIOD FROM
                                                       AUGUST 18, 1997          YEAR ENDED     YEAR ENDED
                                                  (DATE OF INCORPORATION) TO   DECEMBER 31,   DECEMBER 31,
                                                      DECEMBER 31, 1997            1998           1999
                                                  --------------------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
  Revenues......................................          $       --            $       --    $       187
  Loss from operations..........................                (678)               (7,438)       (42,125)
  Net loss attributable to common
     stockholders...............................                (678)               (7,590)       (60,169)
  Basic and diluted net loss per share..........          $    (0.56)           $    (1.39)   $     (7.32)
  Shares used in computing basic and diluted net
     loss per share.............................           1,219,538             5,471,617      8,219,183
  Pro forma basic and diluted net loss per share
     (unaudited)................................                                              $     (1.79)
  Shares used in computing pro forma basic and
     diluted net loss per share (unaudited).....                                               33,610,291

                                                                   AS OF DECEMBER 31, 1999
                                                            --------------------------------------
                                                                                        PRO FORMA
                                                                         PRO FORMA     AS ADJUSTED
                                                             ACTUAL     (UNAUDITED)    (UNAUDITED)
                                                            --------    -----------    -----------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $ 66,978      $ 66,978      $178,208
  Working capital.........................................    53,729        53,729       164,959
  Total assets............................................   140,071       140,071       251,301
  Long-term obligations, less current portion.............    12,058        12,058        12,058
  Mandatorily redeemable convertible preferred stock......   156,020            --            --
  Total stockholders' equity (deficit)....................   (48,282)      107,738       218,968

      For an explanation of the determination of the number of shares used in computing per share data refer to Note 2 of Notes to Consolidated Financial Statements. The pro forma basis gives effect to the conversion of all outstanding mandatorily redeemable convertible preferred stock which will be converted automatically into common stock upon the closing of this offering. The pro forma as adjusted amounts above give effect to the sale of the 11,000,000 shares of common stock offered hereby at an assumed public offering price of $11.00 per share, less underwriting discounts and commissions and estimated offering expenses. Further information can also be found in "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

      Investing in our common stock involves a substantial risk. You should consider carefully the risks and uncertainties described below before deciding to buy our common stock. If any of the following risks or uncertainties occurs, our business could be adversely affected. In this event, the trading price of our common stock could decline, and you could lose all or part of your investment.

             RISKS RELATED TO OUR OPERATIONS AND FINANCIAL RESULTS

WE HAVE AN UNPROVEN BUSINESS MODEL AND A LIMITED OPERATING HISTORY IN A NEW AND RAPIDLY EVOLVING INDUSTRY, AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

      Our business model is still in development and our limited historical financial and operating data are not a good indication of how our business is doing or how it is evolving. You must consider our business and prospects in light of the risks and difficulties typically encountered by companies in new and rapidly evolving industries such as ours. We may not adequately address these risks, and if we do not, we may not be able to implement our business plan as we intend. In addition, you should not expect future growth in operations, revenue, employees or other benchmarks to be comparable to our recent developments in those areas.

      We were incorporated in August 1997 and first began offering residential broadband services commercially in Chicago in July 1999. We have been offering our services on a wider basis since November 1999, when we started our rollout in the Southeast. As a result of the expansion of our services and the accompanying buildout of our network, we grew from 36 employees at December 31, 1998 to 256 employees at February 29, 2000. Of our entire current executive management team of eleven, only four members were with us at December 31, 1998.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES FOR THE FORESEEABLE FUTURE. ACCORDINGLY, WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY. IF WE CONTINUE TO INCUR LOSSES, THE VALUE OF OUR STOCK COULD DECLINE, AND WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL TO FINANCE OUR BUSINESS IN THE FUTURE.

      We have incurred net losses in every quarter and annual period since our incorporation in August 1997 and expect to continue to operate at a loss for the foreseeable future, primarily as a result of the expansion of our network and operations. If these losses continue, they could cause the value of our stock to decline and they may impair our ability to raise capital. Although we intend to increase our expenditures and operating expenses rapidly and substantially as we expand our network and operations, we do not expect our revenues to increase as rapidly and as substantially. We cannot forecast with any degree of accuracy exactly when, or if, we will become profitable. This is true because of the following:

      - we had negative cash flow from operating activities of $5.4 million in 1998 and $29.5 million in 1999;

      - we had an annual interest and amortization expense relating to the expansion of our network and operations of approximately $3.2 million in 1999 and expect this expense to increase significantly in the future;

      - we had an annual charge to earnings relating to employee stock-based compensation and non-employee option and warrant grants of approximately $3.6 million in 1999 and expect this expense to increase significantly in the future; and

      - as of January 31, 2000, we had an accumulated deficit of approximately $77.5 million.

OUR FAILURE TO MANAGE OUR GROWTH COULD HARM OUR ABILITY TO RETAIN AND GROW OUR CUSTOMER BASE AND EXPAND OUR SERVICE OFFERINGS.

      We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could harm our ability to retain and grow our customer base and expand our service offerings which would materially and adversely affect our business, prospects, operating results and financial condition. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. From time to time, we have had difficulty effectively deploying our network operations and expanding our network on extremely short deadlines while providing adequate customer service and efficient provisioning of new customers. For example, we experienced a 30 day delay in delivery time of network connections in the Miami region. While this delay did not cause us to lose existing customers, it did result in lost revenue for that 30 day period. Although this delay did not materially harm our business, future delays may be more severe and adversely affect our financial performance.

      Any future rapid expansion will likely increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with customer expectations. Furthermore, we may make mistakes in operating our business. We may make inaccurate sales forecasts, overtax our most talented and capable personnel, inadequately test our network deployments or devote insufficient resources for new markets, material planning and financial reporting.

OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS, ESPECIALLY THE DEVELOPMENT OF OUR CONTENT OFFERINGS, MAY BE HARMED IF WE ARE UNABLE TO PERFORM OUR OBLIGATIONS UNDER OUR AGREEMENTS WITH NBCI AND ITS AFFILIATES.

      Our business, especially the development of our content offerings, is substantially dependent upon our ability to perform our obligations under our agreements with NBCi and its affiliates, which provide for the joint development and design of services and content branded by both companies, such as entertainment, electronic commerce, gaming, search applications and other features designed for broadband users. Customers currently can use our existing gateway to access this content. If NBCi terminates its agreements or fails to perform its obligations under its agreements, we may not be able to sustain or grow our business.

      - NBCi may terminate its operating agreement with us if one of a number of named NBC or NBCi competitors acquires more than 33% of us.

      - NBCi may terminate the promotional exclusivity provisions of the operating agreement if certain performance milestones are not met, or if Ms. Hart leaves Telocity by December 2002.

      - NBCi or NBC may terminate their advertising agreements with us in the event of a change in control, an uncured material breach of the agreements or bankruptcy related events of our company.

      For a further discussion of our series of agreements with NBCi, please refer to "Business -- Strategic Relationship with NBCi and Affiliates" and "Related Transactions -- Agreements with NBCi and Affiliates."

      If our agreements with NBCi or its affiliates are terminated, we will need to seek out and develop other strategic relationships. We may not be able to form other strategic relationships in the future, and even if we do, the strategic agreements we enter into may not be successful. Also, the amount and timing of resources that our strategic partners devote to our business is not within our control. Our strategic partners may not perform their obligations as expected. We cannot be certain that any revenue will be derived from these strategic relationships.

IF WE FAIL TO MAKE SIGNIFICANT SALES OF OUR ADDITIONAL SERVICES TO OUR CUSTOMERS, OUR OPERATING MARGINS MAY SUFFER.



      We have based our business model upon our customers purchasing not only our basic services package but also our additional services. We currently expect these additional services, including online gaming, virtual private networks, and various utility services, will be available to our customers during 2000. While future content both we and NBCi are currently developing will not require any upgrade, some of these new services will require software upgrades or the addition of new technology to our network while others will require the utilization of our next-generation residential gateway, which we expect to release during 2000. These additional services will allow us to generate greater financial margins from each customer. If our customers only pay for our basic service package or choose not to upgrade to our next-generation gateway to receive additional services, our operating margins will suffer.


BECAUSE OUR CUSTOMER ACQUISITION COSTS ARE HIGH, IF WE FAIL TO RETAIN CUSTOMERS LONG ENOUGH TO PAY BACK OUR UP FRONT INVESTMENT, WE MAY NOT ACHIEVE PROFITABILITY.

      Our customer acquisition costs comprise a significant portion of our operating costs, including advertising, order fulfillment, installation, customer care and the cost of our residential gateway. Because of our significant up-front investment in each customer, if our customers fail to renew their subscriptions with us or otherwise terminate their relationships with us before we recover our up front costs, we may fail to generate a profit. In addition, if we fail to reduce our customer acquisition costs, including by increasing the efficiency of our customer care organization and reducing the costs associated with the development and production of our gateways, our operating results will suffer.

IF WE CANNOT CONTROL THE COSTS OF GOODS AND SERVICES WE RECEIVE FROM OUR SUPPLIERS, WE MAY INCUR LOSSES OR PASS ALONG HIGHER COSTS TO OUR CUSTOMERS.

      We expand significant capital on our residential gateway, on the installation charges for our customers who cannot self install their residential gateway on their existing telephone lines and on the order fulfillment fees that we pay to our DSL access providers. If we fail to reduce the overall manufacturing and components costs, installation fees and order fulfillment expenses charged to us by our suppliers, we may be forced either to accept greater operating losses over a longer period of time than currently estimated or pass along greater up front activation and other installation fees to our customers, which would harm our ability to compete in our market.

OUR MANAGEMENT TEAM IS NEW, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, OUR BUSINESS COULD BE SERIOUSLY HARMED.

      Our productivity and the quality of our services and content may be adversely affected if our team does not learn to work together quickly and effectively. We employed only four members of our current management team at the beginning of 1999. In particular, Patti Hart, our President and CEO, joined us in June 1999, Jim Morrissey, our Executive Vice President and Chief Marketing Officer, joined us in September 1999, Scott Martin, our Executive Vice President and Chief Administrative Officer, joined us in December 1999 and Edward Hayes, our Executive Vice President of Finance and Chief Financial Officer, joined us in January 2000. These individuals have not previously worked together as a management team and have had only limited experience managing a rapidly growing company.

OUR GROWTH DEPENDS ON OUR ABILITY TO HIRE AND RETAIN HIGHLY QUALIFIED EMPLOYEES AND SENIOR EXECUTIVES.

      The loss of the services of any of our senior management team, all but one of whom are at-will employees, or the failure to attract and retain additional key employees could harm the continued deployment of our services and content, the marketing of our services and the development of new services, our brand and our strategy. Our future growth and ability to sustain this growth depend upon the continued service of our executive officers and other key engineering, sales, operations, marketing and support personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area, as well as the other geographic markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries and equity positions, which may increase our operating expenses or hinder our ability to recruit qualified candidates. Furthermore, we must compete with companies in earlier stages of their development, that can offer substantially greater equity positions to current and potential employees. For these reasons, we may be unable to retain or recruit qualified candidates, much less the most highly qualified.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF OUR NEXT-GENERATION GATEWAY AND IN OUR DEVELOPMENT OF NEW OR ENHANCED TECHNOLOGIES THAT COULD DELAY THE LAUNCH OF NEW SERVICES THEREBY INCREASING EXPENSES AND DECREASING REVENUE.

      The introduction of our next-generation gateway during 2000 will require us to manage a transition from older equipment and technology, minimize disruption in customer ordering patterns and ensure that adequate supplies of new equipment can be delivered to meet anticipated customer demand. Despite testing, our next-generation residential gateway may contain undetected or unresolved errors when it is first released. These errors could result in:

      - delays in or loss of market acceptance and sales;

      - diversion of development resources;

      - injury to our reputation; and

      - increased service, warranty and other operating expenses.

      In general, the development of new or enhanced equipment, systems, services and content, such as electronic commerce, communications, and utility services, is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. We may experience in the future design, development, implementation or other difficulties that could delay or prevent our introduction of new or enhanced services or content. These delays could cause our expenses to increase and our revenues to decline. In addition, because technical innovations and enhancements are inherently complex and require long development cycles, we will have to incur most research and development expenses before the technical feasibility or commercial viability of enhanced or new services can be ascertained. Our revenues from future or enhanced services may not be sufficient to recover our associated development costs.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD WHICH MAY CAUSE OUR STOCK PRICE TO BE EXTREMELY VOLATILE. WE MAY ALSO FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO DECLINE.

      Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. If we experience such fluctuation, we may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline or be extremely volatile.

      In addition, most of our operating costs are fixed and based on our revenue expectations. Therefore, if we have lower revenues than we were expecting, we may be unable to reduce our expenses in the same period in which the operating costs were incurred, resulting in lower quarterly operating results for that period. For example, during 1999 we hired approximately 150 employees, moved into significantly larger facilities and greatly increased our operating expenses in anticipation of an increase in revenue; however, we do not know whether our business will grow rapidly enough to absorb these costs.

IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY DEVELOPMENT AND TESTING CYCLES OF OUR TECHNOLOGIES AND SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WOULD BE ADVERSELY AFFECTED.

      We cannot forecast with any degree of accuracy our revenues in future periods or how quickly customers will select our services, if at all. In view of these factors, we may not be able to achieve or sustain profitability which could cause our stock price to decline. Our ability to achieve profitable operations on a continuing basis will depend on a number of factors, many of which are beyond our control.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND EVEN IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY BE ON UNACCEPTABLE TERMS, MAY DILUTE YOUR OWNERSHIP OR MAY RESTRICT OUR FLEXIBILITY IN RUNNING OUR BUSINESS.

      We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to complete our nationwide rollout. This rollout calls for us to expand our services across the United States, beginning with major markets, and provide services in our targeted markets. In order to accomplish this nationwide rollout, we must expand our network into geographic areas throughout the country, beginning with major markets, establish relationships with local access providers in those areas and launch targeted marketing campaigns in those regions. If we are unable to raise additional capital or are able to raise capital only on unfavorable terms, we may not be able to complete our network's coverage across the country, develop or enhance our gateway and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any or all of which could hurt our ability to support our growth. We expect that our existing capital resources coupled with the proceeds of this initial public offering will be sufficient to meet our cash requirements through September 2001. However, we have a limited operating history on which to base these estimates. As a result, these estimates may not be accurate.

      If additional capital is raised through the issuance of equity securities or by incurring convertible debt, the percent ownership of our existing stockholders will be reduced and those stockholders may experience dilution in net book value per share. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities or pledging our assets as security for borrowings.

             RISKS RELATED TO OUR INDUSTRY, TECHNOLOGY AND NETWORK

OUR SERVICES ARE NEW AND CUSTOMERS MAY NOT ACCEPT THESE SERVICES. IF OUR SERVICES DO NOT GAIN BROAD MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO INCREASE OUR REVENUES AND BUILD OUR BUSINESS AS ANTICIPATED.

      Residential broadband Internet access and the related services we support through our platform is a new and emerging business, and we cannot guarantee that our services will attract widespread demand or market acceptance. If this market fails to develop or develops more slowly than anticipated, we will not be able to increase our revenues and build our business as anticipated.

THE SCALABILITY, RELIABILITY AND SPEED OF OUR NETWORK REMAIN LARGELY UNPROVEN AND MAY NOT SATISFY CUSTOMER DEMAND.

      We may not be able to scale our network and operational support system to meet our projected customer numbers while achieving and maintaining superior performance. This risk will continue to exist as long as we expand our services geographically to increasing numbers of customers. Our failure to achieve or maintain high-speed digital transmissions would significantly reduce customer demand for our services, resulting in decreased revenues and the inability to build our business as planned. To date, we have deployed our network in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states. Most of this deployment has taken place in the last few months.

By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas which we estimate will allow us to make our services available to at least 20% of all U.S. households. Our maximum potential market is limited by the number of homes that are DSL-capable, meaning homes that are within approximately 2 1/2 and 3 miles from a local telephone office that has equipment necessary to support DSL service and have voice grade copper telephone lines that are in good condition. We believe that currently 1.4% of all U.S. households receive DSL service and 30% of all U.S. households are DSL-capable, with the percent of DSL-capable households growing to 50% in 2001 and 75% in 2002. The ability of our network and operational support system to connect and manage a substantial number of online customers at high speeds on a national scale is still unknown.

FACTORS OUTSIDE OF OUR CONTROL MAY ADVERSELY AFFECT OUR TRANSMISSION SPEED. LOWER SPEEDS MAY RESULT IN CUSTOMER DISSATISFACTION AND ULTIMATELY A LOSS OF CUSTOMERS.

      Peak digital data transmission speeds currently offered across our networks when utilizing DSL are 1.5 megabits per second. However, the actual data transmission speeds over our networks can be significantly slower. These slower speeds may result in customer dissatisfaction and ultimately in the loss of customers and revenues. The speeds over our networks depend on a variety of factors, many of which are out of our control, including:

      - the distance an end-user is located from a central office;

      - the configuration of the telecommunications line being used;

      - the quality of the telephone lines provisioned by traditional telephone companies;

      - the inside wiring of our customers' homes; and

      - the limitations of our customers' computers.

WE FACE INTENSE COMPETITION FROM, AMONG OTHERS, PROVIDERS OF ONLINE SERVICES, INTERNET SERVICE PROVIDERS, CABLE MODEM SERVICE PROVIDERS AND TELECOMMUNICATIONS SERVICE PROVIDERS WHICH COULD LIMIT THE NUMBER OF CUSTOMERS WHO CHOOSE AND PAY US FOR OUR SERVICES.

      We experience strong competition in all of our target service areas, including from providers of online services, Internet service providers, cable modem service providers, interactive television providers, Internet portal or content sites, telecommunications service providers, wireless and satellite service providers, and consumer electronics and appliance manufacturers. We expect this competition to intensify and we may be unable to generate a significant number of new customers or retain existing customers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. As a result, these competitors:

      - may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services;

      - may form new alliances to rapidly acquire significant market share; and

      - may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed broadband services.

      For example, telecommunications service providers, including traditional telephone companies and competitive carriers, have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own telephone lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Cable modem service providers such as Excite@Home, and AOL through its merger with Time Warner, may have the ability to leverage their existing positions in their service markets to exclude competition. For a further discussion of the competition we face, please refer to "Business -- Competition."

OUR FAILURE TO MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS WOULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

      The market for high-speed broadband access is characterized by rapidly changing customer demands and short life cycles for services and content. If enhancements to our existing services, such as broadband Internet access, e-mail and storage for web pages, or development of new services, including electronic commerce, communications and utility services, take longer than planned, customer requirements and industry standards may have changed, which would adversely affect our ability to sell our services and cause our results of operations and financial condition to suffer.

WE DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS OF OUR GATEWAY WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      We rely on Wellex Corporation to produce our proprietary residential gateway device and we will not have another supplier for at least three months. In the event of any significant delay, disruption, capacity constraint or quality control problem in its manufacturing operations, gateway shipments to our customers could be delayed, which would negatively affect our net revenues, competitive position and reputation. Should Wellex cease to be our contract supplier for any reason, we would then need to qualify a new gateway supplier and we may be unable to find a gateway supplier that meets our needs or that can source components as cost-effectively as Wellex. Qualifying a new gateway supplier and commencing volume production is expensive and time consuming. Transferring production operations can significantly disrupt gateway supply. If we are required or choose to change gateway suppliers, we may lose sales and may experience increased production or component costs, and our customer relationships may suffer.

      If any of our sole-source manufacturers delays or halts production of any of the components or equipment that we use in our residential gateway we would be unable to manufacture and ship our gateway, and, as a result, our revenues and operating results would decline and our customer relationships may suffer. Furthermore, we expect to incorporate additional sole-source components into our next-generation gateways planned for release during 2000, thereby increasing our sole-source supplier risks. We currently depend on single source suppliers for a number of key components, such as chipsets, processors and unique tooled plastics. For example, there is only one supplier available for our processor and our chip set is a specific model which we have designed and is built by a single manufacturer. Should either of these suppliers become unavailable, we will be required to undertake a redesign of our gateways such as the layout of the board or the pin connections.

      There are a number of other risks associated with our dependence on a single third party supplier, including the following:

      - reduced control over delivery schedules and quality assurance;

      - manufacturing yields and costs;

      - the potential lack of adequate capacity during periods of excess demand;

      - limited warranties on products supplied to us;

      - increases in prices; and

      - the potential misappropriation of our intellectual property.

IF WE FAIL TO PREDICT ACCURATELY OUR SUPPLY REQUIREMENTS, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE DELAYS WHICH COULD RESULT IN A SIGNIFICANT DECREASE IN OUR REVENUES AND GROSS MARGINS.

      We provide Wellex with rolling forecasts of our gateway requirements based on anticipated orders. Wellex uses these forecasts to purchase components for our gateway. Our component requirement forecasts may not be accurate. If we overestimate our component requirements, Wellex may have excess inventory, which would increase our costs. Also, because lead times for materials and components that we require vary significantly and depend on a variety of factors, if we underestimate our requirements, Wellex may have inadequate inventory, which could interrupt their manufacturing of our gateways and result in delays in system shipments. Any of these events could harm our business and results of operations.

AT PRESENT, WE CANNOT PROVIDE OUR SERVICES UNLESS DSL ACCESS PROVIDERS SUPPLY US WITH DSL CONNECTIONS AND COOPERATE WITH US FOR THE TIMELY PROVISION OF DSL CONNECTIONS FOR OUR CUSTOMERS.

      We must obtain DSL connections from traditional telephone companies and new competitive carriers and have their continuing cooperation for the timely provision of DSL connections for our customers in order for us to provide our services. DSL operates over local telephone lines, which are under the control of traditional telephone companies and new competitive carriers and requires a special connection from our network to the telephone lines. We rely on them to provide us with these DSL connections, and if we were unable to use these connections, we would not be able to provide our services. In addition, we depend on traditional telephone companies and new competitive carriers to test and maintain the quality of the DSL connections that we use. An inability to obtain adequate and timely access to DSL connections on acceptable terms and conditions from traditional telephone companies and competitive carriers and to gain their cooperation in the timely provision of DSL connections for our customers could harm our business, as could their failure to properly maintain the DSL connection we use.

WE WILL COMPETE WITH OUR DSL ACCESS PROVIDERS IN PROVIDING BROADBAND INTERNET ACCESS, WHICH MAY CAUSE DELAYS OR INCREASE EXPENSES.

      Because in some instances our DSL access providers will also provide broadband Internet access and other services, we will compete with them. Although our DSL access providers are required to provide DSL connections to us on a non-discriminatory basis under the Telecommunications Act of 1996, they may nevertheless be reluctant to cooperate with us. Compelling these DSL access providers to meet the regulatory requirements may be expensive and time consuming and could result in delays and increased expenses associated with providing our services and content on a wider scale, which in turn could harm our business.

OUR SERVICES MAY NOT BE DELIVERED EFFECTIVELY, OR AT ALL, BECAUSE OF DISTANCE SENSITIVITY OF DSL TECHNOLOGY, THE PHYSICAL LIMITATIONS OF OUR CUSTOMERS' TELEPHONE LINES, OR BECAUSE THE TELEPHONE LINES WE RELY UPON MAY BE UNAVAILABLE OR IN POOR CONDITION.

      Because DSL technology is distance sensitive and operates over local telephone lines, we will not be able to provide services to customers whose homes are outside a maximum distance.

      Our ability to provide services to potential customers using DSL connections through the telephone network over which DSL must operate depends on the length of our customers' local telephone lines. It also depends on the quality, physical condition, availability and maintenance of those telephone lines, all of which are within the control of traditional telephone companies. DSL technology is distance sensitive and, in many cases, the homes of our potential customers may be located outside the maximum distance from the telephone company central switching office for the proper function of the DSL technologies we currently use. Our existing customers are all within this maximum distance, as we cannot provide our services to customers beyond this maximum distance. Currently, 70% of U.S. homes are not DSL-capable, meaning they are more than approximately 2 1/2 to 3 miles from a local telephone office that has equipment necessary to support DSL service or do not have voice-grade copper telephone lines that are in good condition. Many traditional telephone companies are rapidly deploying additional equipment in central offices and we work with our DSL access providers to identify new locations in which we would like to offer our services. Nevertheless, our DSL access providers may fail to expand their equipment. If the homes of a significant number of customers that desire our service continue to be located beyond this maximum distance, it could materially inhibit our ability to deploy our broadband services to those homes, which would harm our business.

      If we receive inaccurate information regarding the distances of customers from the central telephone office, we will incur additional expenses that will harm our operating results.


      Although we work with our DSL access providers to identify in advance of accepting orders those customers who are close enough to a central office, we sometimes find that the information given to us is inaccurate. In the past, our historical experiences of finding inaccurate information have caused us to incur expenses such as costs associated with sending a technician to enable a potential customer's telephone line that cannot be DSL enabled. Although to date these expenses have not materially harmed our operating results, if we cannot reduce the number of these false positive customer identifications as we expand our operations on a larger scale, we will continue to incur significant expenses that will harm our operating results.


      If the telephone lines of our customers are in poor condition, we may not be able to provide our services to those customers.

      The current condition of local telephone lines may be inadequate to permit us to provide our services to all of our customers utilizing current DSL technologies. Because the copper telephone lines are owned by other companies and because the number of copper lines is so large and often inside a potential customer's house, the condition of the lines can only be determined on a case-by-case basis. The copper telephone lines that we rely upon to provide service to our customers' homes may not be of sufficient quality or they may not be adequately maintained by the traditional telephone company for proper DSL functionality, which could significantly inhibit our ability to deploy our broadband services to those homes, which would harm our business.

      Our ability to provide DSL-based services to customers whose homes are connected to telephone networks that do not use copper lines will be limited because DSL-based services are not be available to those customers.

      Some telephone companies use technologies other than copper lines to provide telephone services between the traditional telephone company central switching office and the customer's residence and DSL-based services will not be available to those customers. If a significant number of the homes of customers that desire our service are connected to the telephone network with non-copper local access connection, it could materially inhibit our ability to deploy our DSL-based services to those homes and would harm our business.

ALWAYS CONNECTED INTERNET SERVICES, SUCH AS OURS, MAY BE SUBJECT TO ADDITIONAL SECURITY RISKS WHICH COULD CAUSE US TO LOSE EXISTING CUSTOMERS, DETER POTENTIAL CUSTOMERS AND HARM OUR REPUTATION.

      Since our services allow customers to be connected to the Internet at all times, unauthorized users may have a greater ability to access information stored in our customers' computer systems. Always connected Internet services may give unauthorized users, or hackers, more and longer opportunities to break into a customer's computer or access, misappropriate, destroy or otherwise alter data through the Internet. We are currently developing data security systems that protect a customer's computer from unauthorized access through the Internet, but we cannot ensure that the security risks will be eliminated.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS WHICH COULD HURT OUR BRAND IMAGE, LEAD TO A LOSS OF CUSTOMERS AND RESULT IN A SIGNIFICANT DECREASE OF REVENUES.

      Although we have not experienced any system failures or breaches of network security that materially affected us, if we experience one or more of the problems described below in the future, our financial performance and results of operations could be materially affected at that time.

      Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center, our operational support system, our managed network of leased communication lines or any metropolitan hubs or collocation facilities could cause interruptions in the services provided by us and these interruptions could result in the loss of customers and the attendant reduction of revenue. Additionally, if a traditional telephone company, new competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

      Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Providers of Internet services, including us, have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. For example, we have experienced unintentional down time as a result of upgrading our services and equipment. Other technologies similar to our own have been subject to service outages. The consequence of these interruptions in service may be that some customers terminate our service and that some potential customers to reject our service. Moreover, we may be required to give discounts to customers who experience service interruption. Interruptions of service may therefore result in decreased revenues and customer base. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems, including problems created by our or a vendor's employee, may require interruptions, delays or cessation of service to our customers.

                      OTHER RISKS RELATED TO OUR BUSINESS

A GENERAL ECONOMIC DOWNTURN COULD RESULT IN CUSTOMERS CANCELING OUR SERVICES AND CONTENT OR THE DECISION BY PROSPECTIVE CUSTOMERS NOT TO USE OUR SERVICE.

      To the extent the general economic health of the United States or of certain regions in which many of our customers reside declines from recent historically high levels, or to the extent customers fear a decline is imminent, these customers may reduce expenditures for services such as ours. Any decline or concern about an imminent decline could also delay decisions among certain of our customers to renew our services or to add new services or could delay decisions by prospective customers to make initial evaluations of our services. Since many consumers may perceive our services as unnecessary or as a "luxury" item, we could be particularly hard hit by an economic downturn. Any reduction of or delays in expenditures would harm our business.

OUR BUSINESS IS SIGNIFICANTLY AFFECTED BY THE LEGISLATIVE, REGULATORY AND JUDICIAL RULES APPLICABLE TO TELECOMMUNICATIONS SERVICES AND THE BROADBAND MARKETPLACE.

      Changes in existing laws and regulations applicable to our business may not be favorable to us and may require us to direct time and money toward legal and regulatory matters. Since 1996, telecommunications laws have been in a state of particularly rapid change. We rely on our ability to purchase DSL access from both traditional telephone companies and new competitive carriers, vendor channels that may not remain open to use, or for which prices may rise, if the regulatory status of these service providers changes in the future. In order to protect our market options and business flexibility, we may also be required to participate in legislative, regulatory and judicial proceedings, or proceedings may be instituted against us by competitors seeking to harm our business, all of which could entail the diversion of substantial funds and management attention.

      We may be prevented from or delayed in providing asymmetric digital subscriber line, or ADSL, access to our customers if the FCC does not grant our application for a waiver from compliance with the requirements for connecting ADSL equipment to the public telephone network.

      We currently provide ADSL access to some of our customers. On February 28, 2000, the FCC set forth guidelines streamlining the process for obtaining waivers from compliance with the requirements for connecting ADSL equipment to the public telephone network. We have submitted our application for a waiver and expect to receive this waiver in the near future because we believe we have met the requirements for receiving the waiver. However, we cannot assure you that we will obtain this waiver. If we do not obtain this waiver, the FCC may enjoin us from providing ADSL service. If this occurs, we would be prevented from or delayed in providing ADSL access to our customers.

      Our services might be determined to be subject to price regulation at the federal or state level and may affect our pricing structure and decrease our profits.

      If the current laws and regulations governing our business change, we may become subject to price regulation at the state or federal level. Such price regulation could adversely impact our profitability.

      Federal, state, local or foreign governments may impose taxation on the Internet and the services we offer, which would decrease our revenues and harm our operating results.

      Future legislation affecting our business could subject us to taxation due to the services we provide. This taxation may decrease our revenues and harm our operating results.

      The competition among our DSL providers could be adversely affected by changes in existing laws and regulations and that could increase our costs and lower our profit margin.

      If existing laws and regulations change, the competition among our DSL providers that we rely on to maintain efficiently priced and high quality DSL connections, could be adversely affected. In addition, if the Telecommunications Act of 1996 and recent decisions by the Federal Communications Commission implementing portions of the Act that have opened the existing telephone network to competition are stayed, reversed or modified by appellate courts, if the laws and decisions requiring traditional telephone companies and competitive carriers to sell DSL connections to companies like our are changed or vacated, or if new regulatory mandates degrade competition, our costs will increase and we will have lower profit margins.

AS A PROVIDER OF CONTENT-BASED INTERNET SERVICES, WE MAY FACE POTENTIAL LEGAL EXPOSURE BECAUSE OF THE NATURE OF SOME OF THE CONTENT WE PROVIDE.

      We may be subject to claims for defamation, negligence, copyright or trademark infringement, including contributory infringement, or other claims relating to the information contained on our Internet sites, whether written by us or third parties which could cause us to make unexpected legal expenditures and significantly increase our costs. These types of claims have been brought against providers of online services in the past and can be costly to defend regardless of the merit of the lawsuit. Although recent federal legislation protects online services from some claims when the material is written by third parties, this protection is limited. Furthermore, the law in this area remains in flux and varies from state to state, and from country to country.

      We may also face potential legal exposure associated with the provision of content-based Internet services in such areas as obscenity and indecency, advertising, gaming, privacy, child Internet privacy, the use of personal information gathered online and trademark or copyright infringement. Many of the rules in these areas are ambiguous and rapidly evolving, making definitive assessment of legal risks difficult. For a discussion of the regulatory environment in which we operate, please see the section entitled "Business -- Government Regulation."

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS WHICH COULD ALLOW COMPETITORS TO DEVELOP TECHNOLOGY SUPERIOR TO OUR OWN AND ATTRACT CUSTOMERS AWAY FROM US.

      The steps we have taken to protect our technology or other intellectual property may be inadequate. As a result, competitors may develop technology superior to our own and attract customers away from us. We may be unable to use intellectual property protection to prevent other companies from competing with us. While we have developed some proprietary techniques and expertise, we believe that many of our activities and systems are not protectable as proprietary intellectual property. Accordingly, we may be unable to prevent third parties from developing techniques that are similar or superior to our technology.

Likewise, we may be unable to prevent third parties from designing around our copyrights, patents and trade secrets, or from utilizing our intellectual property without detection or without adequate remedy.

      We claim common law trademark protection for a limited number of marks and have applied for federal registrations for only two. Our trademark strategy has shifted in the past and may again in the future as we choose to abandon old marks and utilize new ones, which might have the effect of diluting our branding strategy or confusing our customers. Because we have had no systematic process in the past for the identification of patentable inventions, we may have overlooked important technologies that could have been, but have not yet been patented by us. Some of these inventions may no longer be patentable. We have not undertaken any patent searches to determine whether key patents exist that might prevent us from manufacturing, selling or using our gateway devices or other services. We therefore might infringe patents of third parties. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements, strategic alliances and contracts with employees, consultants and others. The steps we have taken may not have been adequate to protect these trade secrets.

WE ARE VULNERABLE TO CLAIMS THAT ANY ELEMENT OF OUR SERVICE DEPLOYMENT PLATFORM INFRINGES THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, AND ANY RESULTING CLAIMS AGAINST US COULD BE COSTLY TO DEFEND OR SUBJECT US TO SIGNIFICANT DAMAGES.

      Infringement claims could materially harm our business. From time to time, we may receive notice of claims of infringement of third parties' proprietary rights. The fields of telecommunications and Internet communications are filled with patents, both pending and issued. We may unknowingly infringe such a patent. We may be exposed to future litigation based on claims that our platform infringes the intellectual property rights of others, especially patent rights. Someone, including a competitor, might file a suit with little merit, in order to harm us commercially, to force us to re-allocate resources to defending such a claim, or extract a large settlement. In addition, our employees might utilize proprietary and trade secret information from their former employers without our knowledge, even though we prohibit these practices.

      Any litigation, with or without merit, could be time consuming to defend, result in high litigation costs, divert our management's attention and resources or cause us to delay deployment of related technology. A jury or judge may decide against us even if we had not in fact infringed. If we lose or are forced to settle, we could be required to remove or replace allegedly infringing technology, to develop non-infringing technology or to enter into royalty or licensing arrangements. These royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

      We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

      - difficulty in assimilating the operations, technology and personnel of acquired companies;

      - disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our core business;

      - difficulty in retaining key technical and managerial personnel from acquired companies;

      - dilution of our stockholders, if we issue equity to fund these transactions;

      - assumption of operating losses, increased expenses and liabilities; and

      - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

OUR HEADQUARTERS AND SUPPLIERS ARE ALL LOCATED IN NORTHERN CALIFORNIA WHERE NATURAL DISASTERS MAY OCCUR WHICH COULD DAMAGE OUR FACILITIES AND RENDER US UNABLE TO PROVIDE SERVICES TO OUR CUSTOMERS.

      Currently, our corporate headquarters, network operations center and the only manufacturer of our residential gateway are all located in Northern California. Northern California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our property and the property of the manufacturer of our residential gateway. In the event of such disaster, our business would suffer. We presently do not have redundant, multiple site capacity in the event of a natural disaster.

                         RISKS RELATED TO THIS OFFERING

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.

      We have broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. Until we need to use the proceeds of this offering, we may place them in investments that do not produce income or that lose value. You can read more about our planned use of the net proceeds from this offering in the section entitled "Use of Proceeds."

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD DELAY OR PREVENT OUR ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND AN OPPORTUNITY FOR YOU TO SELL YOUR STOCK AT A PREMIUM TO ITS THEN CURRENT MARKET VALUE.

      After this offering, we anticipate that our officers, directors and five percent or greater stockholders will beneficially own or control, directly or indirectly, approximately 60,747,952 shares of common stock, which in the aggregate will represent approximately 72.2% of the outstanding shares of common stock. These stockholders, if acting together, will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. You can read more about the ownership of common stock by our executive officers, directors and principal stockholders in the section entitled "Principal Stockholders."

OUR RELATIONSHIP WITH NBCI COULD DELAY OR PREVENT A CHANGE IN OUR ENGAGING IN A CHANGE OF CONTROL TRANSACTION AND YOUR ABILITY TO REALIZE A PREMIUM ON YOUR STOCK.

      Provisions in our agreements with NBCi and its affiliates could delay or prevent a change in our control, including a change that shareholders might find beneficial. As part of our relationship with NBCi, we entered into an investor rights agreement that provides, among other things, that if we receive an offer to buy 20% or more of our outstanding shares or we receive a third party offer to buy all or substantially all of our assets, so long as either NBC or NBCi own at least 2,500,000 shares of our common stock, we will negotiate exclusively with either NBC or NBCi with respect to the offer for a period of 30 days and may not sell our company or our assets to a third party on terms that are more favorable to us than those last offered by NBC and NBCi. Furthermore, NBCi may terminate its operating agreement with us if one of a number of named NBCi competitors acquires more than 33% of us, and NBCi or NBC may terminate their advertising agreements with us in the event of a change in control of our company. These provisions may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL AND YOUR ABILITY TO REALIZE A PREMIUM ON OUR STOCK.

      Provisions of our amended and restated certificate of incorporation and bylaws in effect after completion of this offering, and Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

      - authorizing the issuance of blank check preferred stock;

      - providing for a classified Board of Directors with staggered, three-year terms; and

      - requiring a super-majority stockholder vote to effect certain amendments.

      In addition, provisions of the Delaware General Corporation Law may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock. For more details about these provisions, please see the section entitled "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

      The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. Accordingly, based on an assumed offering price of $11.00 per share, if you purchase common stock in the offering, you will incur immediate dilution of approximately $8.33 in the net tangible book value per share of our common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

      The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price.

      If an active public market for our common stock does not develop, the liquidity of your investment may be limited, and our stock price may fluctuate or decline below our initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, include the following:

      - actual or anticipated fluctuations in our operating results;

      - changes in market valuations of other Internet and technology companies;

      - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      - additions or departures of key personnel;

      - future sales of common stock;

      - any deviations in net revenues or in losses from levels expected by securities analysts; and

      - trading volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

      You should read the "Underwriting" section for a more complete discussion of the factors which were considered in determining the initial public offering price of our common stock.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

      Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is or will be available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with our initial public offering. Under such lock-up agreements, the holders of over 95% of our outstanding shares of common stock agreed not to sell or otherwise dispose of any of their shares until 180 days after the date of this offering. However, Merrill Lynch may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. Please see "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

      We have not paid any dividends, and we do not intend to pay cash dividends in the foreseeable future.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN.

      If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would harm our business. As a result of this offering and our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns.

      Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an investment company under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

      We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act.

                           OTHER RELEVANT INFORMATION

      We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that this information is accurate.

      We claim common law trademark protection for TELOCITY, TELOCITY TIME, TELOCITY HIGH-VELOCITY INTERNET, YOU HAVEN'T SEEN THE NET UNTIL YOU'VE SEEN IT IN TELOCITY TIME and our logo. We have applied for federal trademark registrations for TELOCITY and our logo.

                                USE OF PROCEEDS

      We estimate that we will receive net proceeds from the sale of 11,000,000 shares in this offering of approximately $111.2 million (approximately $128.1 million if the underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

      We intend to use the net proceeds from this offering as follows:

      - $83.8 million for working capital and general corporate purposes, including expanding our sales and marketing efforts and expanding our network;

      - $22.0 million for the payment of current and future commitments under finance leases; and

      - $5.4 million for the repayment of notes outstanding at February 29, 2000.

      We will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment-grade securities to the extent permitted by the Investment Company Act.

                                DIVIDEND POLICY

      We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in then-existing loan agreements and on such other factors as our Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION

      The following table sets forth our capitalization at December 31, 1999:

      - on an actual basis;

      - on a pro forma basis to give effect to the conversion of all shares of our preferred stock into 50,663,879 shares of common stock and the conversion of our preferred stock warrants to common stock warrants automatically upon completion of this offering; and

      - on a pro forma as adjusted basis to give effect to the sale of 11,000,000 shares of common stock at an assumed initial offering price of $11.00 per share, less estimated underwriting discounts and commissions and estimated offering expenses.

      You should read this table in conjunction with our Consolidated Financial Statements and the accompanying Notes, Selected Financial Information, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                        DECEMBER 31, 1999
                                                              --------------------------------------
                                                                                          PRO FORMA
                                                                           PRO FORMA     AS ADJUSTED
                                                               ACTUAL     (UNAUDITED)    (UNAUDITED)
                                                              --------    -----------    -----------
                                                                          (IN THOUSANDS
                                                                 EXCEPT SHARE AND PER SHARE DATA)
Long-term obligations, net of current portion...............  $ 12,058     $ 12,058       $ 12,058
                                                              --------     --------       --------
Mandatorily redeemable preferred stock, no par value:
  55,253,124 authorized shares; 50,663,879 shares issued and outstanding, (actual); no shares issued and outstanding
  (pro forma and pro forma as adjusted).....................   147,350           --             --
Series A, B and C Preferred Stock warrants..................     8,670           --             --
                                                              --------     --------       --------
                                                               156,020           --             --
                                                              --------     --------       --------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value: none authorized (actual and pro forma) 10,000,000 authorized (pro forma as
     adjusted); no shares outstanding (actual, pro forma and
     pro forma as adjusted).................................        --           --             --
  Common stock, $0.001 par value: 90,000,000 shares
     authorized (actual and pro forma); 250,000,000 shares
     authorized (pro forma as adjusted); 20,282,270 issued
     and outstanding (actual); 70,946,149 issued and
     outstanding (pro forma); 81,946,149 issued and
     outstanding (pro forma as adjusted)....................        17           68             79
Additional paid-in capital..................................    39,478      195,447        306,666
Receivable from stockholders................................    (5,457)      (5,457)        (5,457)
Unearned stock-based compensation...........................   (13,883)     (13,883)       (13,883)
Accumulated deficit.........................................   (68,437)     (68,437)       (68,437)
                                                              --------     --------       --------
     Total stockholders' equity (deficit)...................   (48,282)     107,738        218,968
                                                              --------     --------       --------
     Total capitalization...................................  $119,796     $119,796       $231,026
                                                              ========     ========       ========

      The data in the table above excludes:

      - 1,873,442 shares of common stock issuable upon exercise of options outstanding at December 31, 1999, with a weighted average exercise price of $2.26 per share;

      - 1,494,860 shares of common stock reserved for issuance under our 1998 Stock Plan as of December 31, 1999;

      - 2,900,000 additional shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan and our 2000 Outside Directors Stock Plan immediately following the offering; and

      - 4,375,274 shares of common stock issuable through the exercise of common stock warrants and convertible preferred stock warrants outstanding on December 31, 1999 at a weighted average price of $2.76 per share.

      For additional information regarding these shares, see
"Management -- Stock Plans," "Related Party Transactions," "Description of Capital Stock" and Notes 2, 7 and 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

      If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering. Our pro forma net tangible book value as of December 31, 1999 was $107.4 million or $1.51 per share of common stock. The pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities, divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 11,000,000 shares of common stock in this offering at an assumed public offering price of $11.00 per share, less underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 1999 would have been $218.6 million or approximately $2.67 per share. This represents an immediate increase in net tangible book value of $1.16 per share to existing stockholders and an immediate dilution in net tangible book value of $8.33 per share to new investors, or approximately 76% of the initial public offering price of $11.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $1.51
  Increase per share attributable to this offering..........  $1.16
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................           $ 2.67
                                                                       ------
Dilution per share to new investors.........................           $ 8.33
                                                                       ======

      The following table shows, on a pro forma basis as of December 31, 1999 and after giving effect to this offering, the differences between the existing holders of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid (based on an assumed initial public offering price of $11.00 per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses) (in thousands, except share and per share data):

                                                 SHARES PURCHASED     TOTAL CONSIDERATION
                                               --------------------   --------------------   AVERAGE PRICE
                                                 NUMBER     PERCENT    AMOUNT     PERCENT      PER SHARE
                                               ----------   -------   ---------   --------   -------------
Existing stockholders........................  70,946,149       87%   $148,575        55%       $ 2.09
New investors................................  11,000,000       13%    121,000        45%        11.00
                                               ----------    -----    --------     -----
     Total...................................  81,946,149      100%   $269,575       100%
                                               ==========    =====    ========     =====

      The discussion and table above are based on actual shares outstanding on December 31, 1999, giving effect to the issuance of shares after December 31, 1999 and our receipt of the net proceeds. The foregoing discussion assumes no exercise of any stock options and warrants outstanding as of December 31, 1999. As of December 31, 1999, there were options and warrants outstanding to purchase 6,248,716 shares of common and convertible preferred stock at a weighted average exercise price of $2.61 per share. To the extent any of these options are exercised, there will be further dilution to investors. See "Capitalization," "Management -- Stock Plans," "Description of Capital Stock" and Notes 7 and 8 of Notes to Consolidated Financial Statements.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from August 18, 1997, the date of incorporation, to December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our consolidated financial statements included elsewhere in this prospectus, that have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data at December 31, 1997 are derived from our audited consolidated balance sheet not included in this prospectus.

                                                                   FOR THE
                                                                 PERIOD FROM
                                                               AUGUST 18, 1997            YEAR ENDED
                                                              (INCORPORATION) TO         DECEMBER 31,
                                                                 DECEMBER 31,      ------------------------
                                                                     1997             1998         1999
                                                              ------------------   ----------   -----------
                                                                     (IN THOUSANDS, EXCEPT SHARE AND
                                                                             PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..................................................      $       --       $       --   $       187
  Operating expenses:
    Network and product costs...............................              --               --         2,080
    Sales and marketing.....................................               5              252        13,571
    General and administrative..............................             335            2,018         7,683
    Research and development................................             327            4,744        16,723
    Depreciation and amortization...........................              11              424         2,253
                                                                  ----------       ----------   -----------
        Total operating expenses............................             678            7,438        42,312
                                                                  ----------       ----------   -----------
  Loss from operations......................................            (678)          (7,438)      (42,125)
  Interest expense..........................................              --             (187)       (1,448)
  Interest income...........................................              --               35           379
  Other income/(expense), net...............................              --               --          (225)
                                                                  ----------       ----------   -----------
  Net loss..................................................            (678)          (7,590)      (43,419)
  Deemed dividend and accretion on mandatorily redeemable
    convertible preferred stock.............................              --               --       (16,750)
                                                                  ----------       ----------   -----------
  Net loss attributable to common stockholders..............      $     (678)      $   (7,590)  $   (60,169)
                                                                  ==========       ==========   ===========
  Net loss per share basic and diluted......................      $    (0.56)      $    (1.39)  $     (7.32)
                                                                  ==========       ==========   ===========
  Shares used in computing net loss per share basic and
    diluted.................................................       1,219,538        5,471,617     8,219,183
                                                                  ==========       ==========   ===========
  Pro forma net loss per share -- basic and diluted
    (unaudited).............................................                                    $     (1.79)
                                                                                                ===========
  Shares used in computing pro forma net loss per
    share -- basic and diluted (unaudited)..................                                     33,610,291
                                                                                                ===========
OTHER CONSOLIDATED FINANCIAL DATA:
Net cash flows provided by (used in):
      Operating activities..................................      $     (677)      $   (5,356)  $   (29,524)
      Investing activities..................................            (303)          (1,026)       (9,104)
      Financing activities..................................           1,001            7,763       104,204
EBITDA(1)...................................................            (667)          (6,869)      (37,002)
Capital expenditures(2).....................................             303            2,830        22,196

                                                                           AS OF DECEMBER 31,
                                                              ---------------------------------------------
                                                                   1997               1998         1999
                                                              ------------------   ----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $       21       $    1,402   $    66,978
  Working capital (deficit).................................              31           (1,204)       53,729
  Total assets..............................................             423            4,697       140,071
  Long-term obligations, less current
    portion.................................................           1,000            3,490        12,058
  Mandatorily redeemable convertible preferred stock........              --            6,671       156,020
  Total stockholders' deficit...............................            (677)          (8,107)      (48,282)

------------------------
(1) EBITDA is the acronym for earnings before interest, taxes, depreciation and amortization. EBITDA consists of the net loss excluding net interest, depreciation and amortization of capital assets and deferred compensation expense. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than EBITDA for other companies.

(2) Total of property and equipment acquired for cash and under capital lease.

      For an explanation of the determination of the weighted average common and common equivalent shares used to compute net loss per share refer to Note 2 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with Selected Financial Information and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

      We develop, market and deliver to the residential market interactive online services and content designed for use over high-speed, or broadband, connections. These broadband connections allow our customers to enjoy services and content that they could not access with traditional slower speed Internet connections. Through a recent set of agreements, NBC Internet, Inc., or NBCi, currently provides all of the content offered on our jointly developed website, the Telocity/NBCi portal, which is the first Web page a customer views when accessing our services. Additionally, under these agreements we and NBCi have each agreed to develop new services and content to be offered and sold over this website and to share the revenue associated with those sales. We also intend to develop or acquire additional content if it is not available through NBCi from other third parties. Although we currently deliver our services to customers using digital subscriber line, or DSL, technology, in the future we intend to utilize the technology we have developed to deliver these services and content over a variety of broadband technologies from a managed nationwide network to and throughout the home. Our goal is to become a leading provider of broadband access services, content and home networking services to the residential market.

      In July 1999, we began offering services commercially in Chicago. As of February 29, 2000, we were also offering services in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states, including Miami, Atlanta, Detroit, Philadelphia and New York City. We currently have over 6,500 customers of which over 3,100 are receiving our services and over 3,400 prequalified customers have placed orders for our services. Based on our limited historical experience we estimate that approximately 90% of those placing orders will actually be converted into customers receiving our services depending on the local access provider on which we rely. By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas which we estimate will allow us to make our services available to at least 20% of all U.S. households. Our maximum potential market is limited by the number of homes that are DSL-capable, meaning homes that are within approximately 2 1/2 and 3 miles from a local telephone office that has equipment necessary to support DSL service and have voice grade copper telephone lines that are in good condition. We believe that currently 1.4% of all U.S. households receive DSL service and 30% of all U.S. households are DSL-capable, with the percent of DSL-capable households growing to 50% in 2001 and 75% in 2002.

      Since our incorporation in August 1997, our primary activities have consisted of:

      - developing our residential broadband gateway technology;

      - obtaining space and locations for our network equipment;

      - deploying and installing our network;

      - developing and integrating our operational support system and other back office systems;

      - negotiating and executing network agreements with traditional telephone companies and new competitive carriers;

      - launching service in target markets;

      - developing a marketing and branding strategy;

      - building our customer service organization;

      - negotiating agreements for broadband content;

      - hiring management and other personnel; and

      - raising capital.

      We have incurred operating losses, net losses and negative earnings before interest, taxes, amortization of stock-based compensation, depreciation and amortization, or EBITDA, for each month since our formation. As of December 31, 1999, we had revenues of $187,000 and an accumulated deficit of $68.4 million. We intend to increase substantially our capital expenditures and will incur higher operating expenses in an effort to build our customer base and our brand rapidly, as well as expand our infrastructure and network services. We expect to incur substantial operating losses, net losses and negative EBITDA as we expand our operations.

      We incur network and product costs, sales and marketing expenses and capital expenditures when we enter a new market. Once we have developed our network in a market, we incur incremental expenditures as we connect new customers. These incremental expenditures primarily include local access costs and gateway device costs. In addition to the capital expenditures, we will be required to fund our operating and cash flow and working capital deficits as we build our customer base.

RESULTS OF OPERATIONS

      Revenues. Initially, we expect to derive substantially all of our revenues from our basic service package, which we offer directly to our customers. Our current basic service package consists of always connected Internet access, e-mail accounts, storage space and hosting for Web pages and 60 minutes of remote access to the Internet each month when the customer is away from home. We bill our customers a monthly rate for these services. In addition to monthly service fees, our customers are billed for nonrecurring service activation, gateway and installation charges. To encourage potential customers to adopt our services, we may in some instances offer reduced monthly prices for an initial period of time or reduced service activation, gateway, or installation charges. To date we have not received any revenue from the content provided through our website, nor do we expect to receive any substantial revenue from this content in the near future. In the future we expect to bill our customers for monthly recurring charges based on the services and content selected by the customer.

      As our business develops and we begin to offer additional services and content for incremental recurring fees, we expect to become less dependent on revenues from our basic service package. By providing additional services and content, we expect to enhance our overall operating margins as we believe these additional services and content can be added at a lower cost than our current basic services. We also believe that these additional services and content will enable us to build customer loyalty and minimize customer turnover.

      We seek to price our services competitively in each market. We typically enter into a customer service agreement and offer our basic services package for $49.95 per month with no additional per-minute usage charges and a $99 activation fee which may be waived or modified in selected circumstances. We also charge a $199 cancellation fee to customers who cancel their subscription before they have paid for a full year of service. The customer agreement also provides information on commencement of the service, billing payments, pricing, system requirements and service termination. Following the commercial release of our jointly developed Web portal, which we currently expect to be in June 2000, we will also earn revenue from an advertising and revenue sharing agreement with NBCi. During the past several years, market prices for many telecommunications services have been declining. We expect that, as a result of competition, prices for broadband access will decline over time. However, we intend to provide additional value-added services and content to our customers so as to maintain and potentially increase our price levels.

      Our future financial performance and our ability to achieve positive operating cash flow will depend on a number of factors, some of which we cannot control. We believe that improvements in our financial performance depend largely on our ability to:

     - deploy our network rapidly and cost-effectively;

     - provide high quality services at competitive prices;

     - offer additional value-added services and applications;

     - acquire customers in a cost-effective manner;

     - reduce the costs associated with the production of our gateway;

     - attract qualified personnel;

     - minimize customer turnover;

     - manage increased sales and marketing and general and administrative expenses; and

     - identify and integrate the necessary administrative and operations support systems to manage our growth effectively.

      Network and Product Costs. Our network expenses consist of nonrecurring and monthly recurring charges for the transport elements we choose to lease rather than own. As we expand our network and our revenue base, we expect that these costs will increase significantly in the future. Nonrecurring network expenses include installation fees related to transport and local loop circuits. We expect these costs will be largely related to the activation of new customers. Monthly recurring network expenses include transport and backbone fees, facility rent, power and other fees charged by traditional telephone companies and new competitive carriers and other providers. As our customer base grows, we expect the largest element of network expenses to be carrier charges for local access, which are approximately $35 per customer per month, depending on the provider, location and type of local access connectivity. Product costs will be incurred as our business develops and we begin to offer additional value added services and content.

      Sales and marketing expenses. Our sales and marketing expenses consist primarily of expenses related to the acquisition of customers and the development of promotional materials, advertising and branding. We expect that our marketing expenses will grow significantly as we enter new markets and offer our services on a nationwide basis.

      General and administrative expenses. Our general and administrative expenses consist primarily of costs related to personnel, customer service, finance, administrative services, recruiting and legal services. We expect that our general and administrative costs will grow significantly as we expand our operations. However, we expect these expenses to decline as a percentage of our revenue as we build our customer base and the number of customers connected to our network increases.

      Research and development expenses. Research and development expenses consist primarily of costs related to engineering personnel engaged in research and development activities, and, to a lesser extent, costs of materials relating to these activities. We expense research and development costs as we incur them.

      Depreciation and amortization expenses. Depreciation and amortization expenses include: depreciation of network and computer equipment, depreciation of furniture and fixtures, and the amortization of completed technology and leasehold improvements. We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand our operations. Depreciation and amortization is computed on a straight-line basis over estimated useful lives ranging from two to seven years.

      Interest expense. Interest expense arose as a result of our capital lease lines, notes payable and bridge loan financing.

      Stock-based compensation expenses. Stock-based compensation arose as a result of granting stock awards to employees with purchase or exercise prices per share subsequently determined to be below the fair values at the purchase or grant dates. In addition, stock-based compensation arose as a result of stock option and warrant grants to non-employees in return for services and financing arrangements. The employee stock-based compensation is being amortized over the applicable option vesting period (generally four years). The fair value of non-employee options and warrant grants are amortized over the service period. In connection with employee stock option grants during the year ended December 31, 1998 and the year ended December 31, 1999, we recorded unearned stock-based compensation totaling $328,000 and $15.2 million, respectively. Amortization of stock based compensation awarded to employees and non-employees was $145,000 and $3.1 million for the periods ended December 31, 1998 and December 31, 1999, respectively.

      Taxation. We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. We expect to generate significant operating loss carryforwards. Use of our net operating loss carryforwards may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on our deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its recoverability.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

      Revenues. During the year ended December 31, 1999, we continued the development of our business operations, commencing commercial service in the Chicago market in July. We recorded revenues of $187,000 during this period, which was from service and installation charges net of discounts given to customers. We did not offer commercial services in 1998 and, as a result, did not record any revenues in 1998.

      Network and product costs. For the year ended December 31, 1999, we recorded network and product costs of $2.1 million. Since we did not offer commercial services in 1998, we did not record any network and product costs in 1998. We expect network and product costs to increase significantly in future periods as we expand our network into additional markets and we believe that these costs will exceed revenue for the next twelve months.

      Sales and marketing expenses. Sales and marketing expenses increased from $252,000 for the year ended December 31, 1998 to $13.6 million for the year ended December 31, 1999 inclusive of stock-based compensation of $12,000 and $490,000, respectively. This increase was primarily due to a $9.3 million increase in advertising and promotion costs related to the launch of our service deployment platform in July 1999 and a $2.7 million increase in employee costs. We expect sales and marketing expenses to increase significantly as we incur additional expenses to develop our marketing program and increase brand awareness and add personnel.

      General and administrative expenses. General and administrative expenses increased from $2.0 million for the year ended December 31, 1998 to $7.7 million for the year ended December 31, 1999 inclusive of stock-based compensation of $112,000 and $1.8 million, respectively. This increase was primarily due an incremental charge of $3.1 million for the addition of personnel performing general corporate and customer service and a $2.5 million increase in rent and associated overhead expense. We expect general and administrative expenses to increase as we add personnel and incur additional expenses related to the anticipated growth of our business and our operation as a public company.

      Research and development expenses. Research and development expenses increased from $4.7 million for the year ended December 31, 1998 to $16.7 million for the year ended December 31, 1999 inclusive of stock-based compensation of $21,000 and $825,000, respectively. This increase was primarily due to an incremental charge of $10.1 million for the hiring of additional engineers and consultants involved in increased research and development activities associated with the development of our service development platform and associated services. We expect to continue to make substantial investments in research and development and anticipate that these expenses will continue to increase.

      Depreciation and amortization expenses. Depreciation and amortization expenses increased from $424,000 for the year ended December 31, 1998 to $2.3 million for the year ended December 31, 1999.

This increase was primarily due to additional capital expenditures arising from the build out of our managed network.

      Interest expense. Interest expense increased from $187,000 for the year ended December 31, 1998 to $1.4 million for the year ended December 31, 1999 inclusive of noncash interest expenses of $12,000 and $492,000, respectively. This increase was due to increased borrowings.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO PERIOD FROM AUGUST 18, 1997 (INCORPORATION) TO DECEMBER 31, 1997

      Revenues and network and product costs. There were no revenues or network and product costs recognized for the periods ended December 31, 1997 and 1998.

      Sales and marketing expenses. Sales and marketing expenses increased from $5,000 in the period ended December 31, 1997 to $252,000, inclusive of stock-based compensation of $12,000, for the year ended December 31, 1998. This increase was due to an increase in market research, personnel and associated overhead costs of $82,000, $66,000 and $99,000, respectively.

      General and administrative expenses. General and administrative expenses increased from $335,000 in the period ended December 31, 1997 to $2.0 million, inclusive of stock-based compensation of $112,000, for the year ended December 31, 1998. These increases were due in large part to an increase in employees, facilities, legal and consultant expenses of $501,000, $312,000, $397,000 and $148,000, respectively.

      Research and development expenses. Research and development expenses increased from $327,000 in the period ended December 31, 1997 to $4.7 million, inclusive of stock-based compensation of $21,000, for the year ended December 31, 1998. This increase in research and development expenses was primarily due to an incremental charge of $3.3 million for the hiring of additional engineers and consultants involved in research and development activities associated with the development of our broadband platform and associated services.

      Depreciation and amortization expenses. Depreciation and amortization expenses increased from $11,000 in the period ended December 31, 1997 to $424,000 for the year ended December 31, 1998. This increase was due in large part to an additional $2.5 million of network, software and equipment expenditures.

      Interest expense. We had no interest expense in 1997. Interest expense for the year ended December 31, 1998 was $187,000, inclusive of stock-based compensation of $12,000, and arose from borrowings to finance our operations.

LIQUIDITY AND CAPITAL RESOURCES

      From incorporation through December 31, 1999, we financed our operations primarily through private placements of equity of approximately $149 million in cash and promotional services, the use of operating equipment leases totaling $14.7 million and borrowings under notes payable of $11.9 million. Principal due under notes payable at December 31, 1999 totalled $5.4 million. The notes are payable to Comdisco, Inc. and MMC/GATX partnership #1, are collateralized by all of our tangible assets, bear interest at a weighed average rate of 11.1% and are repayable in installments by January 2002. We intend to use the proceeds of this offering to pay off these notes prior to their maturity. As of December 31, 1999, we had an accumulated deficit of $68.4 million and cash and cash equivalents of $67.0 million.

      During the year ended December 31, 1999, the year ended December 31, 1998 and for the period from August 18, 1997 (date of incorporation) to December 31, 1997 the net cash used in our operating activities was $29.5 million, $5.4 million and $677,000, respectively. This cash was used for a variety of operating purposes, including salaries, consulting and legal expenses, network operations and overhead expense. Our net cash used for investing activities for the year ended December 31, 1999, the year ended December 31, 1998 and for the period from August 18, 1997 (date of incorporation) to December 31, 1997 was $9.1 million, $1.0 million and $303,000, respectively, and was used primarily for purchases of property and equipment. Net cash provided by financing activities for the year ended December 31, 1999, the year ended December 31, 1998 and for the period from August 18, 1997 (date of incorporation) to December 31, 1997 was $104.2 million, $7.8 million and $1.0 million, respectively, and primarily came from the issuance of preferred stock and notes payable.

      At December 31, 1999 we had mandatorily redeemable preferred stock with a liquidation value of approximately $148.6 million that is redeemable at the option of the preferred stockholders at any time on or after December 1, 2004. All of the outstanding preferred stock will be converted to common stock upon the closing of this offering.

      We believe that the net proceeds from this offering, together with our existing cash balances, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements until September 2001. We expect our operating losses and capital expenditures to increase substantially as we expand our network, and we expect to record substantial losses for the foreseeable future. We expect that additional financing will be required in the future. We may attempt to finance our future capital needs through some combination of commercial bank borrowings, leasing, vendor financing and the sale of additional equity or debt securities.

      Our capital requirements will vary based upon the timing and success of implementation of our business plan and as a result of competitive, technological and regulatory developments, or if:

      - demand for our services or our cash flow from operations varies from projections;

      - our development plans or projections change or prove to be inaccurate;

      - we make any acquisitions; or

      - we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

      We will be required to raise additional capital to expand our network in order to provide services to the markets we have identified for our national expansion. For a further discussion of our network deployment, please refer to "Business -- Nationwide Network Rollout" below. There can be no assurance that additional capital will be available on terms acceptable to us, or at all. While we would be able to sustain some level of operations throughout 2000 absent additional capital, including the proceeds from this offering, we would be required to scale back significantly our operations and delay the expansion of our network. This would have a material adverse effect on our business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

      In March 1998, the Accounting Standards Executive Committee, or AcSEC issued Statement of Position, or SOP, No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We adopted SOP 98-1 on January 1, 1999. The adoption of the SOP did not have a material impact on our consolidated financial statements.

      In April 1998, AcSEC issued SOP 98-5, Reporting on the Costs of Start-Up Activities. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. We adopted SOP 98-5 on January 1, 1999. We have not capitalized such costs, the adoption of the SOP did not have an impact on our consolidated financial statements.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 or SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that the impact of SAB 101 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET INTEREST RATE SENSITIVITY

      The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our cash and cash equivalents were in money market and checking funds.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

      - our platform rollout plans and strategies;

      - development and management of our business;

      - our ability to attract, retain and motivate qualified personnel;

      - success of our strategic partnerships;

      - our ability to attract and retain customers;

      - the extent of acceptance of our services;

      - the market opportunity and trends in the markets for our services;

      - our ability to upgrade our technologies;

      - prices of telecommunication services;

      - the nature of regulatory requirements that apply to us, our telecommunications vendors and competitors;

      - our ability to obtain any required governmental authorizations;

      - our future capital expenditures and needs;

      - our ability to obtain financing on commercially reasonable terms;

      - our ability to compete; and

      - the extent and nature of competition.

      These statements may be found in this section, in the front inside cover of this prospectus, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

      We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

      - our ability to market our services successfully to current and new customers;

      - our ability to generate customer demand for our services in our target markets;

      - the development of our target market and market opportunities;

      - market pricing for our services and for competing services;

      - the extent of increasing competition;

      - our ability to acquire funds to expand and enhance our platform;

      - the ability of our equipment and service supplies to meet our needs;

      - trends in regulatory, legislative and judicial developments;

      - our ability to manage growth of our operations; and

      - our ability to access regions and enter into suitable interconnection agreements with traditional telephone companies.

      In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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                                    BUSINESS

BUSINESS OVERVIEW

      We develop, market and deliver to the residential market interactive online services and content designed for use over high-speed, or broadband, connections. These broadband connections allow our customers to enjoy services and content that they could not access with traditional slower speed Internet connections. Through a recent set of agreements, NBC Internet, Inc., or NBCi, currently provides all of the content offered on our jointly developed website the Telocity/NBCi portal, which is the first Web page a customer views when accessing our services. Additionally, under these agreements we and NBCi have each agreed to develop new services and content to be offered and sold over this website and to share the revenue associated with those sales. We also intend to develop or acquire additional content if it is not available through NBCi. Although we currently deliver our services to customers using digital subscriber line, or DSL, technology, in the future we intend to utilize the technology we have developed to deliver these services and content over a variety of broadband technologies from a managed nationwide network to and throughout the home. Our goal is to become a leading provider of broadband access services, content and home networking services to the residential market.

      We currently generate revenue by selling monthly subscriptions for our basic service package that may include activation and other one-time fees, and to date we have not received revenue from any of the content provided through our website. Revenues from these services for the year ended December 31, 1999 were $187,000. For a single monthly fee, a customer receives our current basic service package, which consists of always connected Internet access, e-mail accounts, storage space and hosting for Web pages and 60 minutes of remote access to the Internet each month when the customer is away from home. As our business develops and we begin to offer additional services for incremental recurring fees, we expect to become less dependent on revenues from our basic service package, and we expect our operating margins to increase as we believe these additional services and content can be added at a lower cost than our current basic services. During 2000, we will begin offering the following additional services and content:

      - Electronic commerce, entertainment and media content-based services we are currently developing in collaboration with NBCi;

      - Communication services we are currently developing such as virtual private networks that will enable customers to telecommute to their workplace securely from home, enhanced voice messaging services that will allow our customers to access services over the phone, as well as chat facilities that will allow our customers to interact with each other; and

      - Utility services we are currently developing such as home networking of multiple computers and electronic devices throughout a customer's home, data security systems that protect a customer's computer from unauthorized access through the Internet and backup services that allow customers to save data from a home computer to a secure site outside the home.

      We have developed a service deployment system, our platform, which delivers broadband online services directly to our customers' homes. Our platform consists of a managed network, our residential gateway, user interface software, customer care and support services and automated billing and provisioning systems. Our managed network includes communications lines and facilities, which we lease through network agreements, as well as our network operations center and operational support system, which we own and operate. Through our network operations center and operational support system, we are able to monitor our services throughout the network to ensure a high level of performance. We designed our platform so that we can offer a growing number of services that we can remotely configure from our network operations center to address each customer's preferences. We believe our platform allows for the rapid addition of customers while minimizing our associated costs and overhead.

      From a customer's perspective, the first component of our service deployment platform is our proprietary residential gateway. The gateway is a unique hardware device that combines a digital subscriber line modem, home networking router, multiple connection ports and network monitoring software. Our customers can conveniently install the gateway themselves simply by plugging it into their

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

personal computers and telephone jacks, which allows them to connect directly to our network and the Internet. This simple, self-installable plug-and-play solution allows us to connect large numbers of residential consumers to our network. Once connected to our network, our customers do not need to dial-up and wait to establish a connection each time they want to gain access to the Internet or any of the other services we offer; instead, their connections are always active -- and at speeds up to 50 times faster than traditional dial-up Internet access. For a further description of speeds of various forms of
broadband access please see page   .

      We have designed our service deployment platform to be flexible and expandable. Although we currently deliver our services to our customers using DSL technology, we have the capability to configure our gateway easily to support all major broadband local access technologies such as cable, fiber, wireless and satellite, by replacing a limited number of components in our gateway, including the current DSL modem, with components that support these technologies. In the future, we will choose the most reliable, flexible and cost-effective broadband access technology available in each local market in which we offer services.

      In July 1999, we began offering services commercially in Chicago. As of February 29, 2000, we were also offering services in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states, including Miami, Atlanta, Detroit, Philadelphia and New York City. We currently have over 6,500 customers of which over 3,100 are receiving our services and over 3,400 prequalified customers have placed orders for our services. Based on our limited historical experience we estimate that approximately 90% of those placing orders will actually be converted into customers receiving our services depending on the local access provider on which we rely. By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas which we estimate will allow us to make our services available to at least 20% of all U.S. households. Our maximum potential market is limited by the number of homes that are DSL-capable, meaning homes that are within approximately 2 1/2 and 3 miles from a local telephone office that has equipment necessary to support DSL service and have voice grade copper telephone lines that are in good condition. We believe that currently 1.4% of all U.S. households receive DSL service and 30% of all U.S. households are DSL-capable, with the percent of DSL-capable households growing to 50% in 2001 and 75% in 2002.

      In December 1999, we entered into several agreements with NBC, NBCi and NBCi's subsidiaries, XOOM.com and Snap.com. Our agreements provide for the joint development and design of services and content under the brand name of each company such as entertainment, electronic commerce, gaming, search applications and other features designed for use exclusively by broadband users. We and NBCi have formed a joint task force to implement the specific future service and content offerings contemplated by those agreements. As these new services and content are added, our customers will be able to access them through the Telocity/NBCi portal. Under these agreements we have each agreed to share a portion of the revenues generated from services, advertising and electronic commerce activities offered through the Telocity/NBCi portal, including the services we currently offer. In connection with these agreements NBCi and its affiliates, GE Capital and NBC purchased 13,072,518 shares of our stock, which including the outstanding warrants to purchase up to an additional 2,089,313 shares of our stock held by this stockholder group would total approximately 17.7% of the stock outstanding after this offering, representing the largest stockholder group outside of the management team assuming the exercise of all of those warrants. In addition, NBCi has the right to elect a director to our Board of Directors, which it has already done, and NBC will have the right to elect a director upon the closing of this offering. For a further discussion of these agreements with NBC, NBCi, XOOM.com and Snap.com please refer to "Related Party Transactions -- Agreements with NBCi and Affiliates."

      In February 2000, we entered into a two year master broadband services agreement with GE and its affiliates. Under the services agreement, we will provide our residential services to GE and its affiliates' telecommuters and other employees at discounted rates, as well as non-employee users introduced to us by GE. In addition, under this agreement GE will help market and promote our services. We will work with GE to achieve milestones of 8,000 active customers after the first year of the agreement and 20,000 at the end of the second year. We have issued GE warrants for the contingent purchase of up to 200,000 shares of our common stock at an exercise price of $12.00 per share based upon achievement of these customer-
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

based milestones during the term of the agreement. For a further description of our relationship with GE, please refer to "Related Party Transactions -- Master Broadband Services Agreement with GE."

      Our senior management team has extensive experience in consumer, telecommunications and technology businesses. Our President and Chief Executive Officer, Patti Hart, was previously the President and Chief Operating Officer of Sprint Corporation's Long Distance Division. Peter Olson, our Executive Vice President and Chief Technical Officer, co-founded and was Chief Technical Officer of Octel Communications. Edward Hayes, our Executive Vice President and Chief Financial Officer, was previously the Chief Financial Officer of Lucent Technologies, Inc.'s Global Service Provider Business. Jim Morrissey, our Executive Vice President and Chief Marketing Officer, was an Executive Creative Director and Executive Vice President for Grey Advertising.

MARKET OPPORTUNITY

      We believe that a substantial business opportunity exists as a result of the following factors:

      - large, growing and underserved market;

      - large and unmet demand for residential high-speed Internet connections;

      - growing demand for broadband enabled services and content;

      - emergence of DSL and other broadband local access technologies; and

      - regulatory change that is contributing to the increase in cost-effective broadband local access.

  Large, Growing and Underserved Market

      The Internet is experiencing significant growth and is emerging as a global medium for communications, entertainment and commerce. According to IDC, from 1999 through 2003, the annual growth of U.S. households with Internet access is projected to be 16%, with over 65 million users by the end of 2003. To date, most of this growing market has been served by Internet service providers, many of which simply provide narrowband Internet access with limited features and customer service. We believe that residential users will increasingly demand advanced telecommunications services and content from a provider that can offer broadband access, integrate these services for the customer and provide high quality customer care and support.

  Large and Unmet Demand for Residential High-Speed Internet Connections


      Demand for high-speed Internet connections is fueled by the demand for data and Internet services and content. However, unlike business users, residential users are generally limited to relatively slow dial-up modems or integrated services digital network, or ISDN, lines to access the Internet and remote local area networks. For example, we believe that 97.2% of consumer online subscriptions currently utilize dial-up connections. Traditional dial-up modems create a bottleneck for the end-user because the data transfer capacity of the fastest commercially available dial-up modem is only 56 kilobits per second, while the maximum capacity of an integrated services digital network line is 128 kilobits per second. In addition, although integrated services digital network technology provides improved capacity relative to dial-up modems, the cost and complexity of integrated services digital network connectivity is often prohibitive. As a result, most consumers spend significant time inefficiently waiting for data transfer during the dial-up process and once they are online. These access limitations have created a significant opportunity to provide cost-effective, broadband value-added communications services to home users, whom we believe increasingly demand the type of high-speed Internet performance to which many have become accustomed in the workplace.


  Growing Demand for Broadband Enabled Services and Content

      Much of the growth of the Internet is expected to result from increased consumer demand for bandwidth intensive e-mail, electronic commerce and streaming audio and video services, as well as
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


entertainment and productivity enhancing services. According to industry sources, it is estimated that data traffic will exceed voice traffic by a factor of 30 by 2003. IDC predicts that consumer purchases of goods and services over the Internet will increase from $26 billion in 1999 to approximately $119 billion in 2003. Additionally, we believe that consumer devices with enhanced feature sets including Internet access, or ePliances, are expected to reach more than 25 million households in five years. As consumers continue to expand their usage of advanced services and content provided by the Internet, broadband access and associated services will become increasingly important to serve their needs.


  Emergence of DSL and Other Broadband Local Access Technologies

      DSL technology has emerged as a cost-effective means of providing high-speed, digital communication capabilities. According to IDC, the total DSL capable access lines in the U.S. will grow from an estimated 20.8 million in 1999 to 67.2 million in 2003. Because DSL technology uses existing telephone lines, a broad network deployment can be implemented rapidly. In addition to DSL, alternative broadband local access technologies such as wireless, fixed wireless, cable modem, fiber and satellite are being deployed throughout the nation by a variety of access providers. These technologies are available to bring broadband Internet content and associated services to the home.

  Regulatory Change that is Contributing to the Increase in Cost-Effective Broadband Local Access

      The Telecommunications Act of 1996 has fostered competition among the suppliers of broadband local access connections, such as DSL, provided by traditional and competitive carriers. In the past, a limited number of traditional telephone companies controlled the telephone lines and facilities that were available to provide broadband connections to homes. The Telecommunications Act requires the traditional telephone companies to make these lines and facilities available to new competitive telephone companies so that these carriers may offer competitive services including broadband connections to the home. Broadband companies, like us, can now lease these broadband connections to the home, commonly known as last mile connections, from either traditional telephone companies or one of a number of these new competitive carriers. For a further discussion of recent regulatory changes please refer to "-- Government Regulation."

      The Federal Communications Commission's recent decisions implementing various portions of the Telecommunications Act, for instance its December 9, 1999 decision implementing line sharing continues to remove barriers to competition among our suppliers. By allowing for increased competition, these decisions should make the pricing, functionality and availability of local access broadband connections more favorable. The FCC's policy of encouraging the rapid availability of residential broadband and other advanced consumer telecommunications services may also increase pressure for open competition among the broadband technologies not yet addressed under the Telecommunications Act, such as wireless and cable, although there can be no assurance that either wireless or cable access will become subject to the Telecommunications Act or similar legislation.

THE TELOCITY SOLUTION

      We believe our current basic service package addresses many of the residential market's unmet data communication needs. In addition, in the future through the introduction of additional services and content currently being developed on our own and in collaboration with NBCi to be offered over our service deployment platform, we believe we will offer our customers an appealing combination of media, entertainment and electronic commerce services, communication services and utility services.

  Broadband Enabled Services and Content

      We have designed our service deployment platform to provide our customers with a growing number of broadband services and content that they could not access with traditional slower speed Internet connections. Our current service offering includes our basic services package consisting of high-speed always connected Internet access, e-mail, personalized Web pages and remote Internet access. As part of

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

our future offerings, we intend to develop additional services both on our own and in collaboration with NBCi in the following areas: media, entertainment and electronic commerce, communications and utility. Specifically, in 2000 we intend to develop independently and offer virtual private networks, enhanced voice messaging services, home networking, home monitoring and automation, data security and chat facilities. In addition, in 2000 we also intend to develop in collaboration with NBCi and offer to our customers advanced streaming audio and video content offerings. All of these services will only be available to our customers through our gateway and many will only be available through our next-generation gateway. We intend to develop, augment and refine our broadband enabled services and content continually to allow our customers to improve their productivity and enhance their broadband experience at home.

  Simple Plug-and-Play Deployment

      We developed our service deployment platform to be scalable, cost-effective and convenient. Our broadband platform allows our customers to sign up through either our Web page or our toll-free number. Via this automated signup, we obtain a customer profile, verify service qualification, authenticate credit information, schedule and track the provisioning of the network elements and arrange for the shipment of our residential gateway and associated installation software. At the installation stage, we typically avoid additional cost and complexity because the gateway can be easily self-installed by the customer. Additionally, the installation software configures a customer's personal computer automatically, providing immediate access to the Internet and all of our services. Furthermore, because we can configure a gateway in a customer's home through our network operations center, new services and features can be added to conform to an individual user's preferences, typically without requiring new equipment or an on-site visit by a technician. The combination of these deployment features allows us to add customers rapidly with minimal human intervention.

  Flexible, Always Connected Broadband Internet Access

      Our gateway currently supports three DSL technologies: asymmetric digital subscriber line, or ADSL, symmetric digital subscriber line, or SDSL and G.Lite. However, we have designed our service deployment platform to be easily configurable to support the delivery of services and content over a variety of high-speed local access technologies such as wireless, fixed wireless, cable modem, fiber and satellite by replacing a limited number of components in our gateway, including the current DSL modem, with components that support these technologies. In the future, we intend to choose the most reliable, flexible and cost-effective broadband access technology available in each local market in which we offer services.

  Scalable Nationwide Network with Enhanced Content Delivery

      We have deployed, and will continue to expand, a managed nationwide Internet protocol-based network. Our managed network includes communications lines and facilities, which we lease through network agreements, as well as our network operations center and operational support system, which we own and operate. Our network is designed to be reliable, responsive and redundant to ensure effective deployment and to provide superior service. Through our operational support system and network operations center, we are able to monitor our service throughout the network to ensure a high level of support. We intend to implement a differentiated-services protocol throughout this network which will allow either us or our customers to prioritize the use of available bandwidth among the services we provide. For example, a customer will be able to prioritize the viewing of video streams over the downloading of less time-sensitive data. Additionally, we reduce redundant data traffic on the network and speed data delivery to our customers, by duplicating and storing frequently accessed content locally at network hubs via satellite communications. This system distributes content rapidly and cost-effectively throughout our nationwide network.

  Service Flexibility and Ease-of-Use

      We designed our service deployment platform to be adaptable and responsive to the needs of our customers. For example, the deployment, configuration and management of each customer feature and
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

application is fully automated, allowing for ease of installation and use. This ease-of-use, along with our remote configuration capabilities, enhances our ability to provide flexible service and high quality customer care. Additionally, because the residential gateway remains connected to our network at all times, we can directly monitor and address service needs in a timely fashion. Finally, we have implemented comprehensive customer care and support systems to address customers' needs that cannot be resolved remotely.

BUSINESS STRATEGY

      Our goal is to exploit our advantage as both one of the first companies to provide residential broadband services and in our proprietary technology in order to become a provider of choice for broadband enabled services and content both to and throughout the home. We intend to implement the following strategies to achieve our goal:

  Capture Our Early Market Entrant and Proprietary Technology Advantage

      Currently, most consumers who have Internet connections experience slow dial-up access, non-customized narrowband content and limited customer service. The deployment of broadband access technology and content addresses those limitations. However, most broadband providers must invest significant time and capital to extend or upgrade their network in order to provide this access technology and content to consumers. We believe that we have a significant time-to-market advantage over those broadband providers because our service deployment platform is designed to be easily configurable to support any currently available broadband access technology. We designed our proprietary gateway device to be self-installable, interoperable with multiple technologies and easily upgradable. In addition, because our customers can easily install our residential gateway and because our service deployment platform is flexible, we can add new customers rapidly on a nationwide basis.

  Deliver Quality Broadband Services Both to and throughout the Home

      We have designed our service deployment platform to deliver high-speed, always connected Internet access along with associated broadband services and content such as online gaming, streaming audio and video, interactive shopping, chat facilities, virtual private networks and enhanced voice messaging services, all of which are currently scheduled for release during 2000. In addition, we intend to extend our services and content to devices throughout the home. For example, we designed the next-generation residential gateway to provide home networking capabilities by allowing a customer's personal computer and other home appliances to connect with the gateway through wireless technology or through the existing home phone wiring. This functionality will allow us to provide our customers with additional services to be offered in 2000, including home monitoring, home automation and data security features, and will allow our customers to access services from multiple computers and other devices within the home.

  Extend and Develop Strategic Relationships

      We intend to utilize our relationship with NBCi, as well as other potential strategic relationships, to accelerate the development and enhance the breadth and availability of our content offerings and to promote marketing and branding of our services. Our agreements with NBCi provide for, among other things: access to NBCi's multimedia broadband content, development of new online services and applications, joint development of a Web portal branded by both companies, which we have already developed, promotion of brand awareness and revenue sharing. In addition, to the extent that we do not obtain services and content through our collaboration with NBCi, we expect to enter into agreements with other providers both to augment our product portfolio and to expand our distribution channels.

  Expand our Direct Marketing and Branding Efforts

      We intend to expand our targeted direct marketing and branding efforts to attract additional customers. We expect to use a mix of print, direct mail, radio, television and online advertising media specifically tailored for each local market. We have designed this marketing program to increase the number of customers we serve

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and to build an identifiable nationwide brand. In addition, we intend to increase our revenue per customer by promoting premium value-added services and by cross-promoting services.

  Deliver High Quality Customer Service and Support

      We have established a network operations center and a customer support system in order to provide our customers with high quality service, support and care. From our network operations center, we are able to install or upgrade remotely a customer's desired service and to address any performance inquiries. Our customer support system provides technical support through an automated interactive voice response system, a live telephone support line, direct chat system, online instructions for our product features and e-mail. These systems enable 24-hour-a-day, 7-day-a-week proactive monitoring and management of our entire network as well as customer service and technical support. All of these systems have been designed with significant flexibility and scalability. We believe that by providing high quality customer service and support we will enhance the overall customer experience and foster customer loyalty.

STRATEGIC RELATIONSHIP WITH NBCI AND AFFILIATES

      In December 1999, we entered into several agreements with NBC, NBCi and their affiliates, XOOM.com and Snap.com. These agreements provide for, among other things:

      - access to multimedia content;

      - development of new online services and content;

      - joint development of a Web portal branded by both companies;

      - promotion of brand awareness; and

      - revenue sharing.

      Our operating agreement with NBCi provides for the joint development of services branded by both companies, portal design, content offerings and associated software and utilities, as well as the joint development of interfaces to deliver services and content to other devices throughout the home. The operating agreement also provides that NBCi will be our exclusive provider of Internet content in the areas of utility, communications, media and entertainment. If NBCi does not provide content that we request within these categories, we may obtain this content from a third party other than a competitor identified by NBCi; however, if the desired content is only available from a sole provider, we may obtain the content from that sole provider, even if it is a competitor identified by NBCi. By using content provided by NBCi, we will be able to provide a dynamic multimedia experience to our customers that they can only access over a broadband connection. Specifically, we will provide features such as streaming audio and video, utilizing a full suite of NBCi entertainment offerings. In addition, we intend to develop with NBCi new online services and content for electronic commerce, gaming, search applications and other utility features designed for broadband users. This relationship will allow for significant time-to-market advantages for our content, services and applications.

      Under the operating agreement, we will jointly develop and design a Web portal branded by both companies from which our customers can access the Internet, as well as services and content offered by us and NBCi. The term of the operating agreement is 15 years, however, NBCi may terminate the operating agreement if we become insolvent or if a competitor identified by NBCi acquires more than a 33% interest in us and either party may terminate the agreement for an uncured material breach. During the term of the operating agreement, we will work with NBCi to develop a consistent user experience, whether the customer is using the co-branded portal or other Telocity services. We expect to extend NBCi's state-of-the-art technologies so that our interfaces feature common elements across different devices within and throughout the home. In connection with the operating agreement, we issued NBCi a warrant to purchase 1,039,122 shares of our common stock and NBC a warrant to purchase 850,191 shares of our Series C Preferred Stock. These warrants terminate in December 2004 and have an exercise price of $5.24 per share.

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

      The operating agreement also provides that between December 1999 and December 2002 NBCi will provide us with online advertising of our services valued at $5 million. The related advertising agreements provide that between January 2000 and January 2003 NBC and NBCi will provide us with $28 million of promotional time on the NBC television network valued at discounted rates of which $13 million must be used to air co-branded advertising spots. Additionally, NBCi has agreed that until December 2002, it will not use television within its control to promote broadband services provided by any of the competitors we identified to NBCi. These promotional services and our association with the NBC brand will allow us to penetrate the residential marketplace faster and more efficiently.

      We have agreed with NBCi to share a portion of the revenues that are generated from our respective services, advertising and electronic commerce activities provided through the co-branded portal. At the official commercial release of the jointly developed Web portal which we currently expect will take place in June 2000, NBCi will pay us 40% of net revenues received by any NBCi entity from advertising to our customers, as well as from e-mail commerce, subscription and pay-per-view media, including revenues derived from direct marketing e-mail solicitations to our customers and advertising placed on our jointly developed web site. NBCi will receive 10% of the net revenues generated from subscription fees, value-added services and applications for which NBCi does not offer a similar service or content. If both parties offer similar services or content, each has agreed to pay the other party 40% of the net revenue generated from its similar service or content. Finally, the operating agreement provides that we will pay NBCi 40% of the net revenues generated from the placement of content provided by third parties.

      For a further discussion of our strategic relationship with NBCi please refer to "Related Transactions -- Agreements with NBCi and Affiliates."

SERVICES

      Our service deployment platform is capable of delivering a comprehensive suite of broadband services, including high-speed Internet connections and additional related services to residential customers through a variety of local access technologies.

      We seek to price our services competitively in each of our markets. We typically enter into a customer service agreement and charge a monthly fee for our basic service package with no additional per minute charges. The customer service agreement also provides information on commencement of the service, billing, payments, pricing, system requirements and service termination. As our business develops and we begin to offer additional services for incremental recurring fees, we expect to become less dependent on revenues from our basic service package and we expect our operating margins to increase as we believe these additional services and content can be added at a lower cost than our current basic services.

      Our service currently provides data transfer speeds ranging from 144 kilobits per second to 1.5 megabits per second; however, we are capable of providing service at data transfer speeds up to 7.5 megabits per second. The speeds we offer in any given market are based upon the speed of connectivity we purchase from our local access provider. Additionally, our platform allows our ADSL customers to use a single phone line for multiple purposes at once, so that a customer may have a voice conversation, browse the Internet and download information simultaneously, thereby eliminating the need for a second phone line.

      A customer who subscribes to our service receives our residential gateway device that, in addition to providing high-speed Internet access, allows us to provide our basic service package, which consists of:

      - Always Connected Broadband Access. This feature eliminates many disadvantages of dial-up connections, including busy signals and the slow dial-up process. Always connected broadband access to the home significantly enhance various customer-configured information services, such as instant messaging, e-mail and content related services featuring information such as stock quotes, real time news, sports and weather.

      - Unlimited Access. We provide our customers unlimited access to the Internet and our services with no per-minute usage charges.

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

      - E-Mail Accounts. We provide our customers three e-mail accounts as part of our service. If our customers require additional e-mail accounts, we can provide them for a minimal additional charge.

      - Personalized Web Pages. Our service provides up to 10 megabytes of storage space for each customer to store e-mails or design and host individual Web pages.

      - Remote Access. Our service allows our customers to access the Internet, their e-mail accounts and other services remotely by using a toll-free dial-up connection. We provide this service to our customers at no additional charge for the first 60 minutes of use each month and charge an incremental fee for each additional minute. This remote access feature ensures that our customers will be able to connect to the Internet away from home.


      The flexible architecture of our platform enables us to add new functions and features. Some of these new functions and features will be offered through upgrades or the addition of new technology to our networks while others will require the utilization of our next-generation residential gateway, which we expect to release during 2000. While future content both we and NBC are currently developing will not require any upgrade, we are currently developing the following additional services which will require customers to upgrade the gateway software or to upgrade to our next-generation gateway:


      - Data Security Systems. We intend to have embedded data access intrusion detection and prevention technology that will enable us to configure and monitor a customer's firewall through our operational support system. This process will be accomplished without any intervention required on the part of a customer. As a result, a customer without technical expertise will be able to request protection through our advanced security and firewall services.

      - Backup Services. Through our platform we intend to offer secure backup of the data located on a customer's personal computer. This feature allows our customers to backup data automatically to a secure remote site. We believe this feature is more cost-effective than substitutes such as tape and disk drives, and has the additional protection of being stored offsite.

      - Virtual Private Networks. Through our platform we intend to automate and manage virtual private networks for customers who wish to telecommute to their workplace from home utilizing high-speed access. Virtual private networks provide a convenient and secure remote access capability allowing customers secure access to third party networks for services such as telecommuting, electronic commerce and online banking. Our next software release for our residential gateway includes standards-based functionality and encryption technology that will automate delivery of virtual private networks service.

      - Home Networking. Our next-generation broadband gateway will be compatible with, and able to communicate with, peripheral devices and products through in-house wiring and wireless technology. These devices will include flat panel displays, additional personal computers, cellular phones and personal digital assistants. This feature will allow our customers to have Internet access from, and distribute information to, multiple locations within their homes. Different members of the same family will be able to browse the Internet simultaneously at different personal computers in their home while digitally displaying other information elsewhere in their home.

      - Home Monitoring and Automation. Because our service is always connected, the gateway provides a simple home monitoring and automation solution. This functionality can give the customer, among other things, a secure password protected Web page where the customer can access images from a gateway-connected video camera anytime and from remote locations. The gateway can also be utilized to manage other devices throughout the home, including lights, thermostats and other electronic devices.

      - Enhanced Voice Messaging Services. Through our network, our customers will be able to receive our services through their phones or through the gateway over Internet protocol functionalities.

        This feature will include access to services such as e-mail or home automation controls. Likewise, the gateway can automatically report problems to our customer care and support system.

THE TELOCITY/NBCI PORTAL

      Through our agreements with NBCi, we provide dynamic multimedia broadband content for our customers. Customers are able to access this content through the Website we have developed with NBCi, the Telocity/NBCi portal. The Telocity/NBCi portal, located at http://telocity.snap.com, is the first Web page a customer will view when accessing our services. From this page, a customer can access the Internet as well as some of the services provided by us and NBCi. The Web portal currently offers media, entertainment and electronic commerce services provided exclusively by NBCi such as interactive shopping, a limited selection of streaming audio and video, financial information, sports, news and weather. Through the Telocity/NBCi portal our customers will be able to access the full suite of NBCi's entertainment offerings.

      In connection with these agreements, we and NBCi have joint task force to plan future content offerings. We have devoted personnel and resources to the design and implementation of the portal. NBCi has also devoted personnel and resources to the design and implementation of the portal, in addition to providing all the content currently found on the portal. The joint task force is creating a service and content development plan and is concurrently studying how to provide the additional planned services and content.

OUR BROADBAND SERVICE DEPLOYMENT PLATFORM

      We designed our broadband service deployment platform to provide reliable, high-performance Internet access and to alleviate Internet bottlenecks through an easily deployed scalable architecture with end-to-end network management capabilities. Through our platform we will continue to offer a growing number of services and content offering that we can remotely configure to each customer's needs. Our broadband service deployment platform consists of the proprietary residential gateway device, our managed network, our user interface software, our customer care and support services and our automated billing and provisioning systems.

  Our Residential Gateway

      We believe that customers find our broadband service easy to use primarily because of the proprietary device we refer to as our residential gateway. The gateway combines a DSL modem, a home networking router, multiple connection ports and network monitoring software in a device that simplifies installation, customer support and service upgrades. The residential gateway is a standalone unit that operates independently of the computer's operating system and that does not require a network interface card to be installed in the computer.

      We believe the current version of our residential gateway is the first integrated device that provides all of the following features:

      - always connected, high-speed broadband access to the Internet without the need to establish a dial-up connection;

      - flexible personal computer connectivity with parallel, Ethernet and universal serial bus, or USB, ports;

      - Web-based service management and configuration by the customer;

      - Web-based access to account and service information by the customer;

      - automated gateway software downloading, which facilitates delivery of advanced application and service offerings;

      - a self-installable, fully configurable modem that is interoperable with industry standard DSL technologies for asymmetric digital subscriber line, or ADSL, symmetric digital subscriber line, or SDSL, and G.Lite; and

      - speeds from 144 kilobits per second to 1.5 megabits per second for SDSL, and up to 7.5 megabits per second for ADSL.

      We are currently developing our next-generation gateway which we expect to release during 2000. In addition to supporting our basic service package, our next-generation gateway will incorporate several new hardware components that will enable us to support additional value-added services. For example, we are adding technology to our next-generation gateway that will enable home networking through existing telephone wiring, wireless home networking, home monitoring and automation and will facilitate voice-enabled services.

  Our Managed Network

      Our managed network includes communications lines and facilities, which we lease through network agreements, as well as our network operations center and operational support system, which we own and operate. We have based our network architecture on the operational goals of responsiveness, reliability and redundancy. Our network begins with the connection of a customer's personal computer, or home network of computers, to our residential gateway. In our current markets the connection to the customer is routed to DSL equipment owned either by the local telephone company or by a competitive local exchange carrier and located in the local central office which we lease through network agreements. In the future, we expect our local access connectivity to utilize a variety of local access technologies in addition to DSL, including wireless and cable solutions. We aggregate our customer traffic through dedicated circuits into our leased local metropolitan hubs currently located in: Atlanta, Miami, Orlando, Los Angeles, Dallas, McLean (Virginia), New York City, Chicago, Denver, Philadelphia, Boston and San Diego. These dedicated circuits are located in secure data-centers where we lease facilities. Between metropolitan hubs, our customer traffic travels on a leased high capacity fiber network which is interconnected to the Internet and to other network providers at Internet exchange points via private and public peering arrangements. Network peering is the process of connecting to other networks at the closest point, thereby ensuring the least number of connection points in the delivery of data.

      Our managed network has been designed to be secure and reliable. We provide network monitoring and management 24-hours-a-day, 7-days-a-week from our network operations center in Cupertino, California. We have engineered our network to minimize the likelihood of service interruptions via our redundant leased optical carrier 3 network. This secure high capacity fiber link has the capacity to transmit 145 megabits of data per second in two directions throughout the network. We intend to upgrade the transmission capacity of this backbone as dictated by our customers' requirements to ensure that we continue to provide best-in-class service. If a failure occurs in either of these fiber links, the other link will transmit the data with no service loss to our customers. In addition, we have configured our network to have two domain name system servers and two e-mail servers in each metropolitan hub. If any of these servers are down, our network will automatically deliver data to the closest server that is functioning. Furthermore, we place the Internet protocol addresses for domain name system servers and e-mail servers on switches that redirect traffic to the nearest available server.

      In order to improve network performance and minimize both delays and bandwidth availability problems, we move data closer to our customers. We have implemented this strategy by developing a network architecture that uses Inktomi technology and CacheFlow caching servers customized for use with our network. These caching servers are connected not only via the Internet but also via our satellite content feeds. Additionally, our network directs each customer's data request to the closest available server containing the requested content, service or application. This close proximity enhances the delivery of data to our customers.


      We sometimes use satellite content feeds to supply data to our caching servers because transmission of data by satellite is often more cost effective and efficient than transmission of data over our leased land-based network. We lease satellite dishes located on the roofs of buildings that are connected to our leased land-based network, from which we receive content from a satellite owned by Cidera, Inc., a satellite caching company. Cidera transmits web-based content that our customers frequently access to this satellite throughout the day. Once transmitted to the satellite, this content is periodically retransmitted to our satellite dishes to help prevent data traffic congestion on our leased land-based network.


      Our network design anticipates that not all data is equally important to a customer or requires the same urgency for delivery. In most cases, data is transmitted across the Internet on a first in, first out basis. However, to prioritize time-sensitive or other high priority data traffic our managed network will implement a differentiated services protocol from the customer's gateway across our nationwide network. This differentiated services protocol will allow either us or our customers to prioritize the use of available bandwidth among the services we provide. For example, our managed network will identify less time-sensitive traffic, such as file transfer protocol, and then prioritize this data delivery based upon a customer's, or content provider's, preference.

  Our User Interface Software

      We believe that customers will use our services more frequently and more effectively if we create an easy-to-use interface that is common to all of our services. As a result, we have agreed to jointly develop with NBCi a consistent user experience across all of our combined services. We have already begun to implement our joint user interface in the Telocity/NBCi portal. In the future along with NBCi we intend to expand this interface capability to our other services and to other devices beyond the personal computer, such as televisions, flat panel displays and other information appliances.

  Our Customer Care and Support Services

      A high level of continuing service and support is critical to our objective of developing long-term customer relationships. We emphasize customer service and technical support to provide our customers with the knowledge and resources to utilize our online services and content successfully.

      We offer customer support 24-hours-a-day, 7-days-a-week. We believe it is critical to our success to have available the resources necessary to support our customers through the entire enrollment and fulfillment process, a vital formative period in each customer's relationship with us. We focus on pre-sales, loop qualification, technical assistance, phone company provisioning, gateway shipment and billing to address our customers' needs. Our objective in serving our customers is to have enough customer service consultants to ensure that our customers are not placed on hold when they need assistance.

      We employ Telamon-IMS Corporation, a subsidiary of Telamon Corporation, an experienced company in telecommunications provisioning, as our pre-sales and enrollment group. Telamon has the ability to scale as our needs for consultants change. We also employ Sutherland, a technical support help center company, to respond to and assist our customers with technical issues. Sutherland's call center processes, technical expertise and scalability help us to provide our customers with real-time assistance. Telamon and Sutherland ensure that there is ample coverage during peak hours regardless of where our customers live.

      In addition to supporting our customers, Telamon and Sutherland also assist us in actively monitoring and reviewing customer calls. We combine this feedback with comments we receive directly, including through our Website, to address and prevent the recurrence of problems experienced by our customers. We have our own in-house customer care staff that helps to service the more complex needs of our customers. We also have a customer recovery unit to address critical complaints that cannot be solved by Telamon or Sutherland. We have also implemented an internal technical support unit that responds to technical difficulties that cannot be resolved by Sutherland. We believe these initiatives will reduce customer turnover and will increase customer satisfaction. We actively monitor comments by customers and respond by incorporating their suggestions into our customer care policies.

  Our Automated Billing and Provisioning Systems

      We have built our service deployment platform to perform metering and billing tasks in the gateway. This functionality allows us to automate, monitor and conveniently bill for each customer's services and products with minimal human intervention. This functionality and minimal human intervention also provides us with scalability for a number of services. We intend to expand the metering and billing functionality as a part of our strategic relationship with NBCi.

      We developed our billing and provisioning system as a customer focused, Web-enabled process that ties together all of our customer related processes, including sales, customer service, marketing, billing, accounting, loop qualification and order fulfillment. Using our automated back office process, customers can subscribe to a service without the intervention of a service representative. Once an order has been placed, the customer information is disseminated in real-time to all of our key information technology systems. This reduces costs and helps eliminate service errors. In addition, this real-time information system provides us with a significant competitive advantage because it helps us offer new services quickly and respond to changes in our market.

SALES AND MARKETING

      Our key sales and marketing objective is to be a leading provider of broadband services and content to residential customers.

      We intend to leverage our platform to capitalize on multiple methods to attract customers. We are currently undertaking a targeted direct marketing effort and are formulating private label programs with distribution partners. We are undertaking channel programs through which other companies market and sell our services. We expect to enter into agreements with channel partners to establish affinity marketing programs, through which companies market and sell our services through their own sales or distribution channels to their own existing or prospective customers with special promotional or bundled offers. In addition, we expect to enter into agreements with other channel partners to establish employee and telecommuter programs, through which companies may provide our services to their workers who have a business need for high-speed Internet access at home. For example, in February 2000 we signed our first agreement with a channel partner, GE. For a further description of our relationship with GE please refer to "Related Party Transactions -- Master Broadband Services Agreement with GE."

      Our targeted direct marketing and branding effort uses a mix of print, direct mail, radio, television and online advertising media specifically tailored for each local market. We do not employ a salesforce in this marketing effort. We also attract customers by offering our services and content to partners under private label programs. Through these programs we will provide all aspects of the service including use of the network, ordering, installation, billing, customer care and the delivery of the gateway. A small salesforce is supporting this distribution method.

SUPPLIERS AND VENDORS

      Our engineers are responsible for prototype development of our residential gateway. However, we outsource the manufacturing of the gateway. Our manufacturing partner provides materials planning and procurement, final assembly, testing and quality control under our supervision. Our manufacturing process enables us to configure our products to meet a wide variety of customer requirements and respond to future technological and industry developments. We currently employ Wellex Corporation as the sole contract manufacturer of our gateway, but we are in negotiations so that we can increase the number of manufacturers in the near term.

COMPETITION

      The business of broadband and Internet services is highly competitive with frequent new market entrants, many of whom may be rivals. The principal bases of competition in our markets include:

      - price;

      - performance, including breadth of service availability, reliability of service;

      - ease of access and use;

      - network security;

      - availability and desirability of content;

      - customer support;

      - brand recognition and market penetration; and

      - capital resources.

      We anticipate that over the next few years the high-speed broadband market will become increasingly commoditized, thereby standardizing the price of broadband access. We believe that those providers who will differentiate themselves will do so on the basis of value-added services.

      We believe America Online, especially after its announced merger with Time Warner, and Excite@Home represent our most direct source of competition and that we will face direct and indirect competition from:

      - providers of online services;

      - Internet service providers;

      - cable modem service providers;

      - interactive television providers;

      - Internet portal or content sites;

      - telecommunications service providers;

      - wireless and satellite service providers; and

      - consumer electronics and appliance manufacturers.


      Although many companies offer broadband access and content, we believe that we are currently the only company that combines all of the following features into a unified service offering tailored for the residential market:


      - we manage data traffic over the network, lease and utilize telecommunications lines and facilities and operate our own network operations center;

      - we have designed and supply our own proprietary gateway device, which we have customized to provide our current services and which will enable us to provide our future services;

      - we provide content and services to our subscribers, many of which we have customized for high-speed Internet access; and

      - our service delivery system, or platform, allows us to provision customers quickly and cost-effectively, as does our simple plug-and-play residential gateway device.


      The unique combination of all of these features provides us with flexibility and scalability. The most significant feature unique to our service offering is our plug-and-play residential gateway device. Our proprietary gateway combines a DSL modem, a home networking router, multiple connection ports and network monitoring software. Because our gateway simplifies installation, customer support and service upgrades, we can deploy our services to customers nationwide more rapidly at a lower cost than competitors who do not have a similar device. For a more complete discussion of our gateway, please refer to "-- Our Broadband Service Deployment Platform -- Our Residential Gateway." And, unlike some of our competitors, we are not dependent upon a single local access technology to deliver our services, but have designed our platform to be configurable to support technologies other than DSL.


  Online Service Providers

      Online service providers include companies such as AOL, currently in the process of merging with Time Warner, Excite@Home, MSN and WebTV, both subsidiaries of Microsoft. These companies provide services and content over the Internet and on proprietary online services ranging from news and sports to video conferencing. In addition, these companies provide Internet connectivity, ease-of-use and consistency of environment, especially through the development of their own access networks. After its merger with Time Warner, AOL will have access to content for its broadband access customers similar to the services we will provide.

  Internet Service Providers

      Internet service providers include both national and regional providers, independent Internet service providers and Internet service providers affiliated with a telecommunications carrier or a data-centric competitive carrier. Internet service providers such as Earthlink Networks, which is in the process of acquiring another Internet services provider, Mindspring, Concentric Network, which is being acquired by Nextlink, Verio, Flashcom and PSINet provide Internet access to residential customers, generally using the existing telephone network. Many Internet service providers have begun offering DSL-based services.

      These competitors have traditionally distinguished themselves from the online service companies because they provide only Internet access rather than a collection of proprietary content and services. This distinction has diminished recently because major online services companies also offer access while many portal sites actively compete for the chance to provide proprietary content services to the subscribers of major Internet service providers. Of the thousands of Internet service providers in the United States, the majority are relatively small, localized providers.

  Cable Modem Service Providers

      Providers such as Excite@Home, High Speed Access, SoftNet and RoadRunner and their respective cable partners are deploying high-speed Internet access services over hybrid fiber coaxial cable networks. In addition, AT&T in connection with its acquisition of TCI and Media One has announced that it intends to become a cable modem service provider as well. Where deployed, these networks provide similar speed, and when handling a limited amount of traffic, higher speed, Internet access than we provide through DSL. A number of cable modem service providers have existing local and regional monopolies in their service markets. In addition, cable modem service providers and their partners have more direct ties to desirable traditional media and entertainment content, as well as the size and financial resources to execute exclusive deals for this content.

  Interactive Television Providers

      Several companies are developing technologies relevant to interactive television. For example, Wink and Liberate are software developers that are working to create interactive television solutions. Microsoft has been active in many areas of interactive television. Microsoft's wholly-owned subsidiary, WebTV, offers set-top boxes with Internet access, interactive program listings and simultaneous television and Internet usage. EchoStar offers WebTV to its subscribers. Microsoft has also acquired equity interests in several network operators. These investments give Microsoft influence in the network operator's choice of interactive software. With its financial, technical and marketing resources, Microsoft will be a strong competitor in the market for interactive television operating systems. In addition, many of these companies are working on standards for interactive television, and we do not know whether our products will be compatible with the standards developed in the future.

  Internet Portal Sites

      Internet portal sites such as Yahoo! and Lycos are specialized Websites that offer an aggregation of content and services either directly or through hyperlinks to other sites. Internet portal sites typically offer search engines, navigational aids, directories, chat facilities, classified ads, message boards, e-mail and other customized content and services. Many sites derive a majority of their revenues from the display of advertising on the site, but may also generate revenue from product promotions or redirection of Internet traffic from the portal to specific sites.

  Wireline Telecommunications Service Providers

      Telecommunications service providers, including new competitive telecommunications companies, traditional telephone companies, and traditional and new long distance carriers all pose competition to us because many currently offer DSL services.

      - Traditional Telephone Companies. All of the largest traditional telephone companies in our target markets have begun offering DSL services or have announced their intention to provide DSL services in the near term. The traditional telephone companies have an established brand name in their service areas, possess sufficient capital to deploy DSL equipment rapidly, own the local lines themselves and can bundle digital data services with their existing voice services to achieve economies of scale in serving their customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $30-$40 per month, placing pricing pressure on our service.

      - New Competitive Telecommunications Companies. Many competitive carriers such as Covad, Rhythms NetConnections and NorthPoint Communications offer high-speed DSL based services. Companies such as RCN, McLeodUSA and some subsidiaries of utility companies currently offer or are beginning to offer voice and data service to the residential market.

      - National Long Distance Carriers. Interexchange carriers, such as AT&T, Sprint and MCI WorldCom, who have announced an agreement to merge, GTE and Qwest, which is in the process of acquiring U S West have deployed large-scale Internet access and ATM networks, sell connectivity to businesses and residential customers, and have brand recognition. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in central offices from which they are currently offering or could begin to offer competitive DSL services.

  Wireless and Satellite Telecommunications Service Providers

      Wireless and satellite telecommunications service providers utilize wireless and satellite-based networks to provide Internet connectivity. We may face increasing competition from terrestrial wireless services, including 2 Gigahertz (Ghz) and 28 Ghz wireless cable systems (multi-channel multipoint distribution system and local multipoint distribution system), and 24 Ghz and 38 Ghz point-to-point microwave systems. For example, the FCC has adopted new rules to permit multi-channel multipoint distribution system licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for local multipoint distribution system services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. The FCC has announced that it plans to auction off additional spectrum from time to time for other wireless services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., which are targeted to the business market hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing. We also may face increasing competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

  Consumer Electronics and Appliance Manufacturers

      Our service deployment platform will support a number of consumer electronic devices and appliances, including cellular phones, flat panel displays and personal digital assistants. Consumer electronics companies and manufacturers of appliances may, in the future, decide to compete with us by bundling their own software with their hardware products, or by entering into exclusive alliances with a competitor. In both instances, they might create products that are incompatible with our systems.

COMPARISON OF DIAL-UP AND BROADBAND TECHNOLOGIES

      For our local access connections, the speed and effectiveness of the DSL connection we utilize varies based on a number of factors. In the future, we intend to examine utilizing a variety of high-speed local access technologies as they gain popularity. The chart below together with the footnotes compares the performance and range for traditional dial-up service with those of broadband technologies.

                            DIAL-UP              ADSL                 SDSL             IDSL            CABLE
                         --------------   ------------------   ------------------   -----------   ----------------
Speed to End Users.....   28 - 56Kbps     144Kbps - 8Mbps(2)   128Kbps - 2Mbps(3)   144Kbps(4)     4Mbps - 10Mbps
Speed from End Users...   14 - 33Kbps       64Kbps - 1Mbps      64Kbps - 1.5Mbps      144Kbps     1Mbps - 4Mbps(5)
Distance Limitations...     None(1)          17,500 Feet          29,000 Feet       30,000 Feet         None

                              SATELLITE
                         --------------------
Speed to End Users.....  384Kbps - 400Kbps(6)
Speed from End Users...   14Kbps - 33Kbps(7)
Distance Limitations...          None

---------------

Key: Kbps = kilobits per second
     Mbps = megagbits per second (1000 Kbps = 1 Mbps)

(1) Speed is limited by line condition.

(2) The following table sets forth estimated distance limitations and speeds for
    ADSL:

       NUMBER          SPEED TO   SPEED FROM
       OF FEET         END USER    END USER
       -------         --------   ----------
       15,000          384 Kbps    384 Kbps
       14,000          512 Kbps    512 Kbps
       12,000          768 Kbps    768 Kbps
       12,000            1 Mbps      1 Mbps
       10,700            3 Mbps      1 Mbps
        9,000            5 Mbps      1 Mbps
        7,800          7.1 Mbps      1 Mbps

     These numbers vary by the telecommunications service provider of the ADSL connection. ADSL speed is also affected by the distance of the end user from the local telephone office and the condition of the copper telephone line that connects the end user to the local telephone office.

(3) The following table sets forth estimated distance limitations and speeds for
    SDSL:

       NUMBER          SPEED TO   SPEED FROM
       OF FEET         END USER    END USER
       -------         --------   ----------
       18,000          256 Kbps    256 Kbps
        8,000          1.5 Mbps    1.5 Mbps

     These numbers vary by the telecommunications service provider of the SDSL connection. SDSL technology allows end users to achieve up to 1.5 Mbps speeds both to and from the end user. Depending on the quality of the copper telephone line, 1.5 Mbps can typically be achieved if the end user is within 8,000 feet, or approximately 1.5 miles, from the local telephone office.

(4) The following table sets forth the estimated distance limitation and speed for IDSL:

       NUMBER          SPEED TO   SPEED FROM
       OF FEET         END USER    END USER
       -------         --------   ----------
      Unlimited        144 Kbps    144 Kbps

     These numbers vary by the telecommunications service provider of the IDSL connection. IDSL technology may reach all end users within a telephone office serving area irrespective of the end user's distance from the telephone office. IDSL service operates at up to 144 Kbps in each direction and can use existing integrated services digital network equipment at the end user site. IDSL may be offered to end users that have lines that do not consist of continuous copper, such as digital line carrier equipped lines that are partially copper and partially fiber. Speeds are 128 Kbps under certain circumstances.

(5) Bandwidth is generally shared between individuals in a particular neighborhood so that service may be degraded if a number of users attempt to utilize the service over shared bandwidth at the same time. The connection from the end user may be analog for some cable system providers limiting speed from the end user to 33Kbps.

(6) Requires a line of sight view to receive the satellite signal.

(7) Speeds from the end user are limited by a analog connection to 33Kbps.

NATIONWIDE NETWORK ROLLOUT

      By the end of 2000, we expect that we will offer services in approximately 150 of the nation's 349 metropolitan statistical areas. We have identified markets in which to offer our services based upon a number of criteria, including the following:

      - The total number of potential customers and the anticipated consumer response in a market to our service offering;

      - the technical compatibility of our equipment with the equipment of traditional telephone companies and competitive telephone companies in a market;

      - our ability to negotiate agreements with and receive cooperation from traditional telephone companies and competitive telephone companies in specific regions of the nation as well as within a single market for network connections and other infrastructure needs;

      - the number of households of potential customers that are DSL-capable in a market;

      - the existence of competitors as well as the services and prices offered by those competitors in a market; and

      - our anticipated return on investment from expanding our network to a market.

      Once we have determined that we would like to begin offering our services in a market, we put in place the components of our managed network necessary to deliver our services. In particular, we lease additional communication lines to ensure that we have sufficient capacity on our managed network and an adequate number of dedicated circuits to meet the projected demand for our services in a market. We also lease communications facilities, and, as necessary, facilities space for new metropolitan hubs, which are data distribution centers in metropolitan areas. Once we have configured and tested our network and equipment, we are ready to begin provisioning services to new customers in the market. For a further description of our managed network, please refer to "-- Our Broadband Service Department Platform -- Our Managed Network" above.

NETWORK AGREEMENTS

      The gateway used by our customers is connected to a telephone line and from there to DSL equipment. This equipment is owned by the traditional telephone company or the new competitive carrier and is located in the local central office. We currently have agreements for DSL connectivity with ACI Corp., a subsidiary of Rhythms NetConnections, Inc., BellSouth, Bell Atlantic Network Services and Southwestern Bell, Pacific Bell and Nevada Bell.

      In June 1999, we entered into a one-year provisioning agreement with ACI Corp. for DSL lines and connections between our points of presence and ACI Corp. in the metropolitan Chicago area. This agreement is non-exclusive and gives us the right to purchase services or products from other providers for the Chicago area, although we must offer to purchase certain products and services from Rhythms first on the same terms. The agreement provides that we may purchase up to 3,000 lines at costs fixed in the agreement.

      In September and October 1999, we entered into a number of non-exclusive agreements with BellSouth. We entered into a market development agreement with BellSouth Business Systems, Inc. in which we agreed to market asymmetrical digital subscriber line service in areas in which BellSouth has asymmetrical digital subscriber line service available. We also entered into a series of agreements with BellSouth Telecommunications, Inc. in which we agreed to purchase asymmetrical digital subscriber line and related telecommunications services from BellSouth pursuant to its FCC tariffs. The commitments and terms of our agreements for telecommunications services are for 36 months.

      In September 1999, we entered into a five-year agreement with Bell Atlantic Network Services, Inc. to purchase asymmetrical digital subscriber line services pursuant to Bell Atlantic's FCC tariffs. In October 1999, we entered into a 54-month agreement to purchase asymmetrical digital subscriber line services from Southwestern Bell, Pacific Bell and Nevada Bell pursuant to applicable FCC tariffs.

      In each of the metropolitan hubs of our networks we aggregate our customer traffic through dedicated circuits. We have agreements for dedicated circuits, collocation, backbone and peering agreements with Level 3 Communications, LLC and MCI WorldCom. In October 1999, we entered into agreements with Level 3 terminating in September 2002 that provide us with optical carrier 3, digital signal, level 1, digital signal, level 3 and other circuits, collocation throughout the country at Level 3's facilities, roof rights for the location of our caching satellite dishes, remote hands services and peering arrangements. Through Level 3, we currently have collocation space in Atlanta, Miami, Orlando, Los Angeles, Dallas, McLean (Virginia), New York City, Chicago, Denver, Philadelphia, Boston and San Diego. In October 1999, we entered into agreements with MCI WorldCom terminating in September 2002 that provide us with optical carrier 3, digital signal, level 1, digital signal, level 3 and other circuits as well as collocation space and peering arrangements. In 2000, we expect to add collocation space through both Level 3 and MCI WorldCom.

      In October 1999, we entered into a three year agreement with Telecordia Technologies, Inc. for the testing and qualification of local telephone lines. We terminated this agreement in March 2000. Telecordia has disputed this termination. We are currently negotiating a new agreement with Telecordia for these services.

GOVERNMENT REGULATION

      Many of the services and content that we offer are subject to varying degrees of federal, state and local regulation. Future regulations and legislation may be less favorable to us than current regulation and legislation. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

  Communications Regulation

      The Telecommunications Act of 1996 substantially departs from prior legislation in the telecommunications industry by establishing local telecommunications competition as a national policy. The Telecommunications Act removes state regulatory barriers to competition and overrules state and local laws restricting competition for telecommunications services. In general, by accelerating competitive entry into the telecommunications market, including new DSL services offered by competitive carriers, the Telecommunications Act establishes a market structure in which the network infrastructure and services we purchase are now available from a variety of providers in addition to traditional telephone companies. As a result, our business options and choice of vendors, along with the quality and price of facilities and services we buy from telecommunications carriers, are becoming more favorable and yet are substantially dependent on successful implementation of the Telecommunications Act by the FCC and other regulatory agencies.

      Although some of the Telecommunications Act is self-executing, the FCC has issued a variety of regulations upon which we and other broadband competitors rely. We believe that the FCC's regulations and decisions have generally favored competition and the wide availability of DSL connectivity which we purchase in order to provide broadband services to our customers. However, these regulations and decisions may be appealed by one or more traditional telephone companies or other parties, which may lead to uncertainty and delays in implementation of regulations favorable to us, or which may adversely affect our business and financial prospects.

      In November 1998, the FCC ruled that DSL services provided as dedicated access services in connection with Internet access are interstate services subject to the FCC's jurisdiction. Since early 1998, the FCC has been considering broad issues related to competition in the advanced services market. Several former Bell companies petitioned the FCC to be relieved of certain regulatory requirements applicable to their own DSL services, including obligations to unbundle DSL facilities and services, and to resell DSL connectivity to companies like ours. In October 1998, the FCC denied the former Bells' petitions, ruling that DSL services are telecommunications services subject to the unbundling and resale requirements of the Telecommunications Act. These decisions favored competition among our local access suppliers. However, they are subject to appeal. The final outcome of these appeals, along with subsequent FCC proceedings interpreting the requirements of the Telecommunications Act could significantly affect our business.

      Most recently, on December 9, 1999, the FCC mandated line sharing, which allows a competitive carrier to simultaneously provide DSL-based services over the same telephone line being used by the traditional telephone companies for basic telephone service. Prior to the line sharing decision, only the traditional telephone companies could provide broadband service on the existing line. Line sharing removes a significant barrier to competition among our suppliers. The line sharing decision also addressed the control of technical standards for the DSL solutions that we purchase from our local access suppliers. The line sharing decision removed the discretion that many traditional telephone companies had exercised to prevent the operation of some DSL technologies on their local telephone loops. Under the FCC's ruling, a DSL provider may now select the DSL technology it wishes so long as the technology:

      - complies with existing industry standards,

      - is approved by an industry standards body, the FCC, or any state commission, or

      - has been successfully deployed by any carrier without significantly degrading the performance of other services.

However, the order specifically determines that SDSL, a symmetrical digital subscriber line technology used by some of our vendors, while available to deliver broadband connectivity, is not eligible for line-sharing because it uses the frequencies devoted to voice transmissions. Moreover, this decision remains to be implemented and is subject to reconsideration and appeal.

      DSL and broadband services have also been addressed in two recent proceedings in which the FCC required SBC, Ameritech and Bell Atlantic to establish separate affiliates for the provision of DSL and other advanced telecommunications services. The FCC established specific criteria for the nondiscriminatory availability to competitive carriers of information and ordering processes necessary for the purchase of unbundled DSL-capable loops. We believe that the establishment of separate subsidiaries through which DSL connectivity will be sold to companies like ours will increase the FCC's ability, as well as that of the state public utilities commissions, to monitor compliance with the requirements of Telecommunications Act upon which companies like ours rely. Broadband issues are also the subject of a number of proposed bills introduced in the U.S. Congress. To varying degrees, proposed legislation would either reduce or increase open access to the traditional Bell carrier networks as well as to the cable networks which have yet to be opened to the type of competition that exists in the telephone network. Many of the largest providers of broadband and Internet services, including America Online, AT&T and the Bell companies, have been significantly involved in lobbying for and against this proposed legislation. Although none of the proposed bills has as yet been voted out of committee, if enacted, this legislation may affect our business and financial prospects.

      For several years, traditional telecommunications carriers have argued that the FCC should repeal rules treating Internet service providers as unregulated providers of enhanced information services. Under this regulatory paradigm, Internet service providers have been subject to a lesser degree of regulation and taxation than traditional telephone service providers which is favorable to us. The FCC has to date resisted all efforts to modify the unregulated treatment of Internet service providers. However, there may be increased legal and political pressure on the FCC to modify these policies. While there is no indication that a major change in the FCC's policies is imminent, the imposition on Internet service providers of access charges, universal service fees and other elements of traditional telecommunications regulation would require us to review and possibly change our financial and business models.

  Internet Content Regulation

      Government regulation of communications and commerce on the Internet varies greatly from country to country. The United States has not adopted many laws and regulations applicable to online communications and commerce. However, it is possible that a number of laws and regulations may be adopted covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, gaming, intellectual property rights, enforceability of contracts and information security.

      Recently, sections of the Communications Decency Act of 1996, or the CDA, that proposed criminal penalties for distributing indecent material to minors over the Internet were held to be unconstitutional. Other provisions of the CDA remain in effect, however, and Congress has since passed the Child Online Protection Act, or COPA, in an effort to remedy the deficiencies the Supreme Court identified in the CDA. It is unclear whether COPA will survive constitutional challenges that have been raised. However, indecency legislation and other government efforts to regulate Internet content could subject us or our customers to potential liability, which in turn could affect our business. The adoption of these laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our services or increase the cost of doing business or otherwise harm, results of operations, and financial condition. Likewise, the applicability to the Internet of traditional property ownership, copyright, taxation, libel and obscenity law is uncertain.

      Likewise, the impact of ongoing discussions of privacy issues and the Internet remains uncertain. Several U.S. states have proposed, and the European Union has adopted, limitations on the use of personal information gathered online. Pursuant to negotiations with the European Union and the United States, the United States may decide to adopt restrictive laws on the subject of privacy. The Federal Trade Commission, or FTC, has initiated action and obtained a consent decree against at least one online service provider regarding the manner in which personal information is collected from users and provided to third parties. In 1998, Congress enacted the Child Online Privacy Protection Act (COPPA) protecting the privacy of children on the Internet and limiting the information that can be collected from and disseminated to children over the Internet without parental consent. The FTC promulgated broad new rules implementing COPPA in late 1999. Changes to existing laws or the passage of new laws intended to address online privacy and related issues may create uncertainty in the marketplace or could affect the manner in which we do business.

      We may also be subject to claims for defamation, negligence, copyright or trademark infringement (including contributory infringement) based upon information available through our Internet sites, including content created by third parties. Although recent federal legislation protects online services from some claims, the law in this area remains in flux and varies by jurisdiction. It is not possible to develop a business plan that can definitively protect us against liability for our Internet content, including content on our sites that we have not written or created. This uncertainty is likely to prevail for some time, as the laws continue to develop.

EMPLOYEES

      As of February 29, 2000 we had 256 full-time employees, all of whom are based in the United States. We also from time to time employ part-time employees and have hired a number of independent contractors. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage.

PROPERTIES

      Our corporate headquarters facility of approximately 60,000 square feet is located in Cupertino, California. We occupy our corporate headquarters facility pursuant to a lease that expires in June 2005. In early 2000, we will expand into a second facility of approximately 66,000 square feet located in San Jose, California. The lease for this additional facility will expire in November 2004. In addition, we continue to lease our prior facility in San Jose, California under a lease that expires in October 2002. We intend to continue subleasing this 13,200 square foot facility through the expiration of the lease term.

INTELLECTUAL PROPERTY RIGHTS

      We claim common law trademark protection for TELOCITY, TELOCITY TIME, TELOCITY HIGH-VELOCITY INTERNET, YOU HAVEN'T SEEN THE NET UNTIL YOU'VE SEEN IT IN TELOCITY TIME and our logo. We have applied for federal trademark registrations for TELOCITY and our logo. We currently have no patents but we have three patent applications pending. We also rely on unpatented trade secrets and know-how to maintain our competitive position, which we seek to protect, in part, by confidentiality agreements, strategic alliances and contracts with employees, consultants and others. The steps we have taken may not be sufficient to protect our technology or other intellectual property.

      Our products and services consist primarily of commodity hardware and software components in combination. While we have developed some proprietary techniques and expertise, most of our activities and systems are not protectable as proprietary intellectual property. In general, therefore, we have taken only limited steps to protect our intellectual property. Accordingly, we may be unable to use our intellectual property rights to prevent other companies from competing with us. In addition, we may be unable to prevent third parties from developing techniques that are similar or superior to our technology, or from designing around our copyrights, patents and trade secrets, or from misappropriating our intellectual property without detection or without adequate remedy. Failure to protect our intellectual property could materially harm our business.

      Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources and could materially harm our business. From time to time, we may receive notice of claims that we have infringed proprietary rights of third parties. Infringement or other claims could be asserted against us in the future, and it is possible that these assertions or prosecutions could harm our business. Any claims of this kind, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. These royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

LEGAL PROCEEDINGS

      From time to time, we may be involved in litigation that arises in the normal course of our business operations. As of the date of this prospectus, we are not a party to any litigation that we believe could adversely affect our business relationships and our financial results.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

      The following table sets forth certain information with respect to our directors, executive officers and other key employees as of March 7, 2000.

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Patti Hart................................  43     President, Chief Executive Officer and
                                                   Director
Peter Olson...............................  57     Executive Vice President, Chief Technical
                                                   Officer and Director
Edward Hayes..............................  44     Executive Vice President and Chief
                                                   Financial Officer
Scott Martin..............................  43     Executive Vice President, Chief
                                                   Administrative Officer and Corporate
                                                   Secretary
Jim Morrissey.............................  50     Executive Vice President and Chief
                                                   Marketing Officer
Kevin Grundy..............................  42     Senior Vice President, Engineering
Thomas Obenhuber..........................  44     Senior Vice President, Corporate
                                                   Development
James Rohrer..............................  58     Senior Vice President, Customer Service
Matthew Stepovich.........................  36     Senior Vice President, Legal and
                                                   Regulatory Affairs
Regina Wiedemann..........................  38     Senior Vice President, Business
                                                   Development
Andrew Robinson...........................  32     Vice President, Operations
David Cowan...............................  33     Director
Andrew Rappaport..........................  42     Director
Edmond Sanctis............................  37     Director
Michael Solomon...........................  47     Director
Randall Strahan...........................  47     Director

      Patti Hart has served as our President, Chief Executive Officer and as a member of our Board of Directors since June 1999. From February 1994 through April 1999 Ms. Hart was at Sprint Corporation, where she most recently served as President and Chief Operating Officer of Sprint Corporation's Long Distance Division. At Sprint, Ms. Hart also served as President of Sprint Business, President of Sales and Marketing, and President of the Business Services Group. Ms. Hart is a member of the board of directors of Vantive Corp. and Premisys Corp.

      Peter Olson, one of our founders, has served as our Executive Vice President and Chief Technical Officer since July 1998. Previously, Mr. Olson served as our President and Chief Executive Officer from our incorporation in August 1997 until July 1998. From June 1982 through December 1994 Mr. Olson served as Chief Technical Officer of Octel Communications Corporation, a company he co-founded. Mr. Olson is a member of the board of directors of Flycast Communications Corp., IMP, Inc. and Netpulse Communications, Inc.

      Edward Hayes has served as our Executive Vice President and Chief Financial Officer since January 2000. From July 1996 through December 1999, Mr. Hayes worked at Lucent Technologies Inc., where from July 1997 he served as Financial Vice President and Chief Financial Officer of Lucent's Global Service Provider Business. From July 1995 through July 1996, Mr. Hayes worked at Unisys Corporation, where from November 1995 he served as Vice President, Chief Financial Officer and Chief Information Officer of Unisys' Global Professional Services Division. From April 1990 through July 1995 Mr. Hayes worked at ASEA Brown Boveri (ABB), Inc. the U.S. subsidiary of the joint venture between ASEA and BBC Brown Boveri, where from September 1993 he served at Vice President, Chief Financial Officer and Chief Information Officer of ABB Nuclear Operations.

      Scott Martin has served as our Chief Administrative Officer, Executive Vice President and Corporate Secretary since December 1999. From October 1982 through August 1999 Mr. Martin held various positions at Van Kampen Investments Inc., including Senior Vice President and Deputy General Counsel from January 1995.

      Jim Morrissey has served as our Executive Vice President and Chief Marketing Officer since September 1999. From January 1980 through September 1999 Mr. Morrissey held various positions at Grey Advertising, including Executive Creative Director and Executive Vice President from December 1995.

      Kevin Grundy, one of our founders, has served as our Senior Vice President, Engineering since December 1997. From February 1997 through November 1997 Mr. Grundy served as President and CEO of Aspen Internet Systems, Inc., a DSL modem company. From June 1995 through August 1997 Mr. Grundy served as Vice President of Engineering and Operations at Minerva Systems, an MPEG encoder company. From June 1994 through June 1995 Mr. Grundy was Director of Engineering at Auspex Systems, Inc., a high reliability network data storage company. Previously, Mr. Grundy worked at NeXT, Incorporated as Executive Director, Manufacturing Engineering and Production, where he was responsible for all hardware engineering, manufacturing and support.

      Thomas Obenhuber, one of our founders, has served as our Senior Vice President, Corporate Development since February 2000. From August 1997 to February 2000, Mr. Obenhuber served as Senior Vice President, Business and Product Planning. From January 1995 through July 1997 Mr. Obenhuber served as Vice President, Operations and Engineering at Genuity, a national backbone Internet service provider that he co-started. From July 1990 through January 1995 Mr. Obenhuber worked at Sun Microsystems where he most recently served as Director, System Architecture.

      James Rohrer has served as our Senior Vice President, Customer Service since August 1999. From January 1996 through August 1998 Mr. Rohrer served as Chief Operating Officer of Innovative Services of America, a customer service outsourcing firm specializing in customer care for large companies. From November 1967 through December 1995 Mr. Rohrer worked at Sears Roebuck & Co., where he most recently served as Vice President of Customer Satisfaction and Vice President, Automotive Division. Mr. Rohrer is a member of the board of directors of Alpine Access, L.L.C., a customer care outsourcing company.

      Matthew Stepovich, one of our founders, has served as our Senior Vice President, Legal and Regulatory Affairs since our incorporation in August 1997. From October 1996 through April 1997 Mr. Stepovich served as Co-Founder and Executive Vice President at Media Lane Development Group, an Internet commerce design and implementation firm. From December 1995 through September 1996 Mr. Stepovich was a corporate lawyer with Weissburg and Aronson, Inc. From August 1991 through November 1995 Mr. Stepovich was a corporate and regulatory lawyer with Gray Cary Ware & Freidenrich LLP.

      Regina Wiedemann has served as our Senior Vice President, Business Development since October 1999. From June 1999 through September 1999 Ms. Wiedemann served as Vice President of Business Development for Notify Technology Corp., a consumer telephony and Internet notification device company. From August 1997 through October 1998 Ms. Wiedemann was Vice President of Commercial Services for Infonet, a global data communications company. From January 1996 through July 1997 Ms. Wiedemann served as Vice President of Sales and Channel Management at Pacific Bell Internet. From February 1988 through December 1995 Ms. Wiedemann worked at Sprint, where her most recent position was Executive Assistant to the President of Multimedia.

      Andrew Robinson joined us in March 1999 as Director of ISP Services and Business Development and was promoted to Vice President of Operations in September 1999. From April 1998 to March 1999 Mr. Robinson was the Chief Operating Officer for Creative Net Internet Services, an Internet service provider. From December 1996 through March 1998, Mr. Robinson served as President and Chief

Operating Officer of Grin Net, an Internet service provider he founded. Mr. Robinson is a charter member of the Internet Service Provider Consortium.

      David Cowan has served on the board of directors since July 1998. Mr. Cowan is the Managing General Partner of Bessemer Venture Partners, which he joined in August 1992. From August 1996 through May 1997 he served as Chief Executive Officer of Visto Corporation, an Internet-based personal information company. From March 1995 through December 1996 he served as Chairman and Chief Financial Officer of VeriSign, Inc. Mr. Cowan is a member of the boards of directors of Flycast Communications Corp., Keynote Systems, Inc., VeriSign, Inc., Worldtalk Communications Corp., and several private companies.

      Andrew Rappaport has served on our Board of Directors since October 1997. Mr. Rappaport has been a general partner at August Capital since August 1996. From August 1984 through July 1996 Mr. Rappaport was President of The Technology Research, Inc. Mr. Rappaport is a member of the board of directors of Silicon Image, Inc. and MMC Networks, Inc., as well as several private corporations.

      Edmond Sanctis has served on our Board of Directors since December 1999. Mr. Sanctis has served as President and Chief Operating Officer of NBC Internet, Inc. since October 1999. From July 1998 to October 1999 Mr. Sanctis served as the Chief Operating Officer of Snap.com. Prior to that, Mr. Sanctis held several positions at NBC, including Senior Vice President and General Manager of Digital Productions from September 1996 to July 1998, Senior Vice President and Executive Producer of Digital Productions from November 1995 through September 1996, and Director of Business Development from May 1994 through November 1995.

      Michael Solomon, one of our founders, has served on our Board of Directors since we were incorporated in August 1997 and served as our Interim CEO from June 1998 through July 1999. Mr. Solomon has been at Mohr, Davidow Ventures since March 1996. From July 1994 through September 1999 Mr. Solomon also worked as an advisor and consultant. Mr. Solomon is a member of the board of directors of Flycast Communications Corp. and several private corporations.

      Randall Strahan has served on our Board of Directors since December 1998. From January 1999 through December 1999 Mr. Strahan served as President and Chief Executive Officer of Telmax Communications Corporation, a DSL equipment company, and is currently chairman of its board of directors. Since November 1999 Mr. Strahan has served as a Venture Partner at Mohr, Davidow Ventures. From November 1978 through January 1998, Mr. Strahan was at Pacific Bell, where he most recently held the position of President, Service Operations.

BOARD OF DIRECTORS

      Our Board of Directors currently consists of seven members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws provide that our Board of Directors will be divided into three classes. The terms of each class will expire at different times. The three classes will be comprised of the following directors:

      - Class I consists of Mr. Olson, Mr. Cowan, and Mr. Solomon, who will serve until the annual meeting of stockholders to be held in 2000;

      - Class II consists of Ms. Hart, Mr. Rappaport, and Mr. Strahan, who will serve until the annual meeting of stockholders to be held in 2001; and

      - Class III consists of Mr. Sanctis, who will serve until the annual meeting of stockholders to be held in 2002.

      Messrs. Cowan, Rappaport, Solomon and Strahan are independent directors and Mr. Sanctis serves as the director designated by NBCi.

      At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

  Board Committees

      Our Board of Directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Rappaport and Strahan. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants. The compensation committee consists of Messrs. Cowan, Sanctis and Solomon. The compensation committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

  Compensation Committee Interlocks and Insider Participation

      Our Board of Directors established the compensation committee in December 1999. Prior to establishing the compensation committee, our Board of Directors as a whole performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee.

  Compensation of Directors

      In December 1999, our Board of Directors approved compensation guidelines for directors who are not our officers or employees. The compensation guidelines provide that these directors will be reimbursed for expenses they incur in attending any Board of Directors or committee meeting. Directors who are also our officers or employees will not receive reimbursement for expenses incurred in attending Board of Directors or committee meetings. Effective upon the closing of this offering, our non-employee directors also will be eligible to participate in our 2000 Outside Directors Stock Plan. Employee directors, including Ms. Hart and Mr. Olson, are eligible to participate in our 2000 Employee Stock Purchase Plan and to receive discretionary grants under our 1998 Stock Plan.

EXECUTIVE OFFICERS

      Our executive officers are appointed by our Board of Directors and serve until their successors are elected or appointed.

SUMMARY COMPENSATION INFORMATION

      The following table sets forth all compensation paid or accrued during the year ended December 31, 1999 to all individuals serving as our President and Chief Executive Officer, and each of our four other most highly compensated officers whose compensation exceeded $100,000 for the period. The compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed $50,000 or 10% of the total salary and bonus reported for these officers, whichever is lower. For the individuals then employed by us, the table also includes the same information for 1998 and 1997, the year in which we were founded.

                                                                                     LONG TERM
                                                       ANNUAL COMPENSATION          COMPENSATION
                                                ---------------------------------   ------------
                                                                       OTHER         SECURITIES
                                                                      ANNUAL         UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITIONS                    YEAR    SALARY    COMPENSATION(1)     OPTIONS      COMPENSATION
----------------------------                    ----   --------   ---------------   ------------   ------------
Patti Hart....................................  1999   $140,000      $  3,097        3,226,274       $150,000(2)
  President and CEO (began June 1999)
Michael Solomon...............................  1999         --        70,665(3)             0             --
  Interim President and CEO (ended              1998         --        80,000(3)             0             --
  June 1999)
Jim Morrissey.................................  1999     77,211        80,939(4)       800,000        357,992(5)
  Executive Vice President and
  Chief Marketing Officer
Peter Olson...................................  1999    223,333         9,961            7,714             --
  Executive Vice President and                  1998    135,000         7,485           82,286             --
  Chief Technology Officer                      1997     75,000            --                0             --
Kevin Grundy..................................  1999    161,667         7,854                0             --
  Senior Vice President, Engineering            1998    170,000         7,493                0             --
                                                1997     10,000           613                0             --
Thomas Obenhuber..............................  1999    161,667         2,284            5,142             --
  Senior Vice President, Corporate              1998     90,000         2,129           54,858             --
  Development                                   1997     50,000           428                0             --

---------------
(1) Includes only health insurance premiums paid by us unless otherwise noted.

(2) We paid Ms. Hart a $150,000 signing bonus pursuant to her employment agreement.

(3) We paid these amounts to Mr. Solomon as our Interim President and CEO pursuant to a consulting arrangement.

(4) Includes $1,422 in health insurance premiums paid by us. Also includes $79,517 in debt forgiveness pursuant to Mr. Morrissey's employment agreement.

(5) We paid Mr. Morrissey a $150,000 signing bonus pursuant to his employment agreement. Also includes $147,992 payment for closing costs related to the sale of Mr. Morrissey's house, which includes a $66,918 gross up component to cover Mr. Morrissey's additional taxes and $60,000 in contingent compensation for an allowance that Mr. Morrissey will repay to us if our stock trades at $20 or more per share on October 1, 2001, all of which we paid pursuant to Mr. Morrissey's employment agreement.

OPTION GRANTS IN 1999


      The following table sets forth information concerning grants of stock options to the executive officers named in the summary compensation table above who received stock options during 1999. All options granted to executive officers in the last fiscal year were granted under the 1998 Stock Plan. The percent of the total options set forth below is based on an aggregate of 10,202,902 options granted to employees during the period ended December 31, 1999. All options were granted at the fair market value as determined by our Board of Directors on the date of grant and were exercised on that date.


      Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the fair market value of our common stock appreciates at 5% and 10% over the option term of ten years based on an assumed initial public offering price of $11.00 and that the option is exercised and sold on the last day of its option term for the appreciated stock price. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future common stock price.


                                               INDIVIDUAL GRANT                       POTENTIAL REALIZABLE
                              ---------------------------------------------------       VALUE AT ASSUMED
                              NUMBER OF     % OF TOTAL                                   ANNUAL RATES OF
                              SECURITIES      OPTIONS                                  STOCK APPRECIATION
                              UNDERLYING    GRANTED TO     EXERCISE                      FOR OPTION TERM
                               OPTIONS       EMPLOYEES       PRICE     EXPIRATION   -------------------------
NAME                           GRANTED     DURING PERIOD   PER SHARE      DATE          5%            10%
----                          ----------   -------------   ---------   ----------   -----------   -----------
Patti Hart..................  3,226,274         31.6%       $0.350      4/30/09     $56,678,655   $90,920,159
Jim Morrissey...............    800,000          7.8         0.750      9/10/09      13,734,269    22,224,932
Peter Olson.................      7,714           --         0.575      6/25/09         133,783       215,654
Thomas Obenhuber............      5,142           --         0.575      6/25/09          89,177       143,751


OPTION EXERCISES IN 1999 AND VALUES AT DECEMBER 31, 1999

      The following table sets forth information concerning option exercises in 1999 by the executive officers named in the summary compensation table above. The options for Ms. Hart and Mr. Morrissey vest over four years, while the options to Messrs. Olson and Obenhuber are all fully vested. All options otherwise generally conform to the terms of our 1998 Stock Plan. The value realized upon exercise of the options is based on an assumed initial public offering price of $11.00, less the exercise price. As of December 31, 1999, these officers had exercised all of their options.

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                             AT DECEMBER 31, 1999          AT DECEMBER 31, 1999
                          SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
                            ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          ---------------   -----------   -----------   -------------   -----------   -------------
Patti Hart..............     3,226,274      $34,359,818       --             --             --             --
Jim Morrissey...........       800,000        8,200,000       --             --             --             --
Peter Olson.............         7,714           80,418       --             --             --             --
Thomas Obenhuber........         5,142           53,605       --             --             --             --

EMPLOYMENT AGREEMENTS

      We have entered into employment agreements with all of our current executive officers. All of our executive officers have signed employee inventions and proprietary rights assignment agreements that provide, among other things, that the officer will not solicit any of our employees for two years after their employment with us.

      On May 5, 1999, we entered into an at will employment agreement with Ms. Hart, under which Ms. Hart receives a salary of $300,000 per year. Ms. Hart also received a signing bonus of $150,000 and is guaranteed a bonus of $100,000 at the end of her first year of service as our Chief Executive Officer. After two years of service as our Chief Executive Officer and for each year of employment with us after that,

Ms. Hart is eligible under her agreement to earn a performance bonus in accordance with a performance bonus plan. The agreement also provides for a stock grant pursuant to our 1998 Stock Plan for the purchase of up to 3,226,274 shares of our common stock, which Ms. Hart exercised in full on June 22, 1999 at a price of $0.35 per share. Ms. Hart's exercise of her option is subject to our right to repurchase her shares at the exercise price, a right that lapses as the shares vest at a rate of 1/48 per month. Upon Ms. Hart's resignation for good cause upon a change of control, Ms. Hart shall vest one half of any unvested shares. If we terminate Ms. Hart's employment without cause, she will receive a severance package, as described in her employment agreement.

      Effective January 1, 1998, we entered into at will employment agreements with Messrs. Olson, Obenhuber and Stepovich, under which they were to receive salaries of $180,000, $120,000 and $96,000 per year, respectively; their current salaries are $280,000, $200,000 and $150,000 per year. In addition, under their agreements, Messrs. Olson, Obenhuber, and Stepovich are each eligible for a performance bonus for each year based upon achievement of performance objectives. The amount of these bonuses, is to be negotiated annually. If we terminate Messrs. Olson, Obenhuber or Stepovich without cause or if any of them resign for good reason, the individual will receive his compensation, including pro-rated bonuses, and benefits for three months following termination, plus continued vesting of shares for six months. Effective February 25, 1998, we entered into an employment agreement with Mr. Grundy with the same major conditions, except that Mr. Grundy was to receive a salary of $120,000 per year. Mr. Grundy's current salary is $200,000. We also entered into founder stock purchase agreements with each of these employees, which contain change of control provisions, as described below.

      On December 10, 1999, we entered into an at will employment agreement with Mr. Hayes, under which Mr. Hayes receive a salary of $250,000 per year. Within 30 days of the signing of the agreement, we will pay Mr. Hayes a signing bonus of $325,000. The agreement also provides for a stock option grant pursuant to our 1998 Stock Plan for the purchase of up to 370,000 shares of our common stock. Mr. Hayes exercised all his options on January 5, 2000 at a price of $3.00 per share. Mr. Hayes' exercise of his option is subject to our right to repurchase his shares at the exercise price, a right that lapses as the shares vest. Mr. Hayes' shares vest 1/4 after 12 months, then subsequently at a rate of 1/48 of the original grant per month. If we terminate Mr. Hayes without cause or he resigns for good reason, as both terms are defined in his agreement, we will pay Mr. Hayes a lump sum severance payment equal to 12 months of salary and target incentive bonus, remove any vesting cliff and immediately vest the greater of one half of his unvested stock options or an amount equivalent to an additional six months vesting or accelerate his vesting six months.

      On September 14, 1999, we entered into an at will employment agreement with Mr. Morrissey, under which Mr. Morrissey receives a salary of $275,000 per year. Mr. Morrissey received a signing bonus of $150,000. On January 4, 2000, Mr. Morrissey received an additional bonus of $150,000 as required by his employment agreement. Upon our initial public offering or our acquisition, Mr. Morrissey will receive a bonus of $150,000, provided that certain objectives have been met. In the event of certain payments under his agreement, Mr. Morrissey is entitled to receive gross up payments. The agreement also provides for a stock option grant pursuant to our 1998 Stock Plan for the purchase of up to 800,000 shares of our common stock. Mr. Morrissey exercised all of his options on September 14, 1999 at a price of $0.75 per share. Mr. Morrissey's exercise of his option is subject to our right to repurchase his shares at the exercise price, a right that lapses as the shares vest. Mr. Morrissey's shares vest 1/4 after one year, then subsequently at a rate of 1/48 of the original grant per month. In order to leave his previous employment, Mr. Morrissey was required to make payments to his former employer. To facilitate his departure, we loaned Mr. Morrissey $2 million: on December 6, 1999 we provided him with a $900,000 loan and on January 5, 2000 we provided him with a $1,100,000 loan, the principal and interest of both we will forgive at a rate of 1/36 per month over three years beginning on September 20, 1999 and January 1, 2000, respectively. Under Mr. Morrissey's agreement we provide to him a monthly housing allowance of $20,000 for 24 months beginning on October 1, 1999. If our stock trades at $20 or more on October 1, 2001, then Mr. Morrissey will repay the allowance; otherwise, we will forgive his allowance. Upon Mr. Morrissey's termination for cause or his voluntary resignation other than for good reason, the loans become due within

90 days. If we terminate Mr. Morrissey without cause or he resigns with good reason, he will receive his base salary for one year, continued payment of his housing allowance for one year, discharge of any of his obligations to repay loans or his housing allowance to us, and removal of any vesting cliff plus six months acceleration of his option vesting. Upon a change of control (which includes Ms. Hart's termination as our CEO), within one year, Mr. Morrissey will also receive additional accelerated vesting.

      On August 24, 1999, we entered into a one year employment agreement with Mr. Rohrer, under which Mr. Rohrer was to receive a salary of $160,000 per year. Mr. Rohrer's current salary is $180,000. The agreement also provides for a stock grant pursuant to our 1998 Stock Plan for the purchase of up to 100,000 shares of our common stock. Mr. Rohrer exercised all of his options on September 20, 1999 at a price of $0.75 per share. We subsequently granted to Mr. Rohrer an option for an additional 100,000 shares, which he exercised on December 2, 1999 at a price of $1.50 per share. Mr. Rohrer's exercise of his options is subject to our right to repurchase his shares at the exercise price, a right that lapses as the shares vest. Mr. Rohrer's 200,000 shares vest 1/8 six months after commencement of his employment, then subsequently at a rate of 1/48 of the total grant per month. Mr. Rohrer's initial option grant will fully vest upon the completion of milestones described in his employment agreement. Mr. Rohrer's employment agreement is for one year, during which time we can only terminate Mr. Rohrer for cause. If we terminate Mr. Rohrer without cause during this time, the options he would have received through the first year fully vest. Either party may terminate the agreement at the end of one year.

      On December 8, 1999, we entered into an at will employment agreement with Mr. Martin, under which Mr. Martin receives a salary of $190,000 per year. Within 30 days of the signing of the agreement, we will pay Mr. Martin a signing bonus of $150,000, which he will repay if he resigns within one year for other than good reason. The agreement also provides for a stock option grant pursuant to our 1998 Stock Plan for the purchase of 245,000 shares of our common stock. Mr. Martin exercised all his options on December 16, 1999 at a price of $3.00 per share. Mr. Martin's exercise of his option is subject to our right to repurchase his shares at the exercise price, a right that lapses as the shares vest. Mr. Martin's shares vest 1/8 after six months, then subsequently at a rate of 1/48 of the original grant per month. Upon a change in control, if we terminate Mr. Martin without cause, or he resigns for good reason, we will continue to pay Mr. Martin his base salary for six months, remove any vesting cliff and immediately vest one half of his unvested stock options. If we terminate Mr. Martin without cause or he resigns for good reason without a change in control, we will remove any vesting cliff, pay Mr. Martin a lump sum of $150,000 and make continued medical and dental benefits to Mr. Martin for six months.

      On September 13, 1999, we entered into an at will employment agreement with Ms. Wiedemann, under which Ms. Wiedemann was to receive a salary of $140,000 per year. Ms. Wiedemann's current salary is $180,000. The agreement also provides for a stock grant pursuant to our 1998 Stock Plan for the purchase of up to 240,000 shares of our common stock. Ms. Wiedemann exercised all of her options on October 26, 1999 at a price of $1.50 per share. Ms. Wiedemann's exercise of her option is subject to our right to repurchase her shares at the exercise price, a right that lapses as the shares vest. Ms. Wiedemann's shares vest 1/8 after six months, then subsequently at a rate of 1/48 of the original grant per month. If, following a change of control, we terminate Ms. Wiedemann or she resigns for good cause, Ms. Wiedemann shall receive an additional six months of salary, benefits and vesting, including removal of the one year vesting cliff, if applicable.

      On April 1, 1999, we entered into an at will employment agreement with Mr. Robinson, under which Mr. Robinson was to receive a salary of $130,000 per year. Mr. Robinson's current salary is $150,000. Mr. Robinson also will receive a one-time stock bonus of 10,000 shares and a $20,000 bonus at the conclusion of his first year of service provided that certain milestones have been met. The agreement also provides for a stock grant pursuant to our 1998 Stock Plan for the purchase of up to 100,000 shares of our common stock. We subsequently granted to Mr. Robinson an option to purchase an additional 100,000 shares of our common stock. Mr. Robinson's exercise of his options is subject to our right to repurchase his shares at the exercise price, a right that lapses as the shares vest. Mr. Robinson's shares vest 1/4 after one year of the date of grant, then subsequently at a rate of 1/48 of the original grant per month. Mr. Robinson exercised his options for all 200,000 shares on June 18, October 22 and December 9, 1999 at an average price per share of $0.925. We had previously granted to Mr. Robinson an option to purchase 20,000 shares of our common stock for his performance of consulting work before he was our employee. Mr. Robinson exercised his option to purchase these shares on June 23, 1999 at a price of $0.175 per share. All 20,000 of these shares were fully vested on the grant date. We also paid Mr. Robinson $40,000 for moving expenses.

INCENTIVE BONUS PROGRAM

      We have established an incentive bonus program which began in 2000 in order to reward our employees for their contributions. We will distribute bonuses quarterly, in January, April, July and October. Executive officers, including Ms. Hart, all executive vice presidents, senior vice presidents, vice presidents and all director-level managers are eligible for a yearly accumulated bonus of up to 50% of annual salary. For these employees, we will award incentive bonuses based 70% upon our performance as a company and 30% upon the accomplishment of predetermined, specific individual objectives.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

      Our amended and restated certificate of incorporation to be filed prior to completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

      - any breach of their duty of loyalty to the corporation or its stockholders;

      - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      - unlawful payments of dividends or unlawful stock repurchases or redemption; or

      - any transaction from which the director derived an improper personal benefit.

      The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity, regardless of whether our bylaws would permit indemnification.

      We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PLANS

  2000 Equity Incentive Plan

      Our 2000 Equity Incentive Plan was adopted by our Board of Directors in January 2000 as an amendment and restatement of our 1998 Stock Option Plan, originally approved by the Board in January 1998 and our stockholders in February 1998. We anticipate stockholder approval of the 2000

Equity Incentive Plan in March 2000. A total of 24,000,000 shares of our common stock are authorized and reserved for issuance under the 2000 Equity Incentive Plan, including 13,950,000 shares that were authorized and reserved under our 1998 Stock Option Plan prior to its restatement. As of December 31, 1999, options to purchase 1,873,442 shares of common stock were outstanding under the 1998 Stock Option Plan, 10,581,698 shares had been issued upon exercise of options, net of repurchases, and 1,494,860 shares were available for future grant. The cumulative number of shares authorized for issuance under the 2000 Equity Incentive Plan will be increased automatically on January 1, 2001 and each January 1 thereafter during the term of the plan by an amount equal to the lesser of:

      - 5% of the outstanding shares of our common stock on the immediately preceding December 31; or

      - a lesser amount determined by our Board of Directors.

      However, the portion of each annual increase that may be issued upon the exercise of incentive stock options may not exceed 5,000,000 shares. Appropriate adjustments will be made to the foregoing limits and to awards outstanding under the plan in the event of any change in our capital structure. If any award granted under the 2000 Equity Incentive Plan expires or terminates or if we repurchase any shares issued pursuant to an award, the shares subject to the terminated portion and any repurchased shares will again become available for issuance under the plan.

      The 2000 Equity Incentive Plan is administered by our Board of Directors or by a committee of the Board, who determine, consistent with the provisions of the plan, the persons to whom awards are granted and all of the terms and conditions of those awards. The administrator has the authority to construe and interpret the terms of the plan and the awards granted under it and has the authority to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected participant. Unless terminated sooner by the Board of Directors, the 2000 Equity Incentive Plan will terminate automatically in 2010 on the tenth anniversary of its adoption by the Board.

      The 2000 Equity Incentive Plan authorizes the administrator to grant awards in the form of incentive stock options, within the meaning of Section 422 of the United States tax code, nonstatutory stock options, restricted stock purchase rights and bonuses, performance shares and performance units. While incentive stock options may be granted only to employees, including officers and employee directors, all other awards may be granted to employees, consultants and non-employee directors.

      The exercise price per share of incentive stock options granted under the 2000 Equity Incentive Plan must be at least equal to the fair market value of a share of our common stock on the date of grant, while the exercise price per share of nonstatutory stock options must be at least 85% of such fair market value. However, the exercise price per share of an incentive stock option granted to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock or that of any subsidiary corporation must equal at least 110% of the fair market value of a share of our common stock on the grant date, and the term of such incentive stock option must not exceed five years. The terms of all other options granted under the 2000 Equity Incentive Plan may not exceed ten years. The aggregate fair market value (determined as of the date of grant) of our common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The administrator has the discretion to determine the vesting provisions and exercise requirements, if any, of all options granted under the plan. Unless longer periods are authorized by the administrator, options granted under the 2000 Equity Incentive Plan generally must be exercised, if at all, within six months after an optionee's termination of service due to death or disability and otherwise within 30 days after an optionee's termination of service, but in no event later than the expiration of the option's term. Options granted under the plan generally are not transferable by an optionee other than by will or the laws of descent and distribution, except that, with the consent of the administrator, an optionee may transfer a nonstatutory stock option to certain family members or entities established for their benefit.

      Awards of restricted stock may be made under the 2000 Equity Incentive Plan either in the form of a restricted stock purchase right or a restricted stock bonus. Restricted stock purchase rights are exercisable at prices determined by the administrator, while restricted stock bonuses are granted in consideration of services rendered to us. Awards of restricted stock may be made subject to vesting restrictions and other conditions as established by the administrator and are not transferable by the participant until vested. Vesting may be based on the participant's continued service with us or the attainment of one or more performance goals established by the administrator, similar to those described below in connection with performance shares and units. While the participant will have voting rights and the right to receive dividends or other distributions paid with respect to the restricted stock, any dividends or distributions paid in stock are subject to the same vesting restrictions as the original award. Unless otherwise provided by the administrator, if a participant's service with us terminates for any reason, the participant will forfeit any then unvested shares acquired as a restricted stock bonus, and we will have the option to repurchase for the amount of the participant's original purchase price any then unvested shares acquired by exercise of a restricted stock purchase right.

      The administrator may grant performance shares and performance units under the 2000 Equity Incentive Plan that are subject to the attainment of such performance goals measured over such periods as the administrator determines. A performance share is an unfunded bookkeeping entry generally having an initial value equal to the fair market value of one share of our common stock, while a performance unit is an unfunded bookkeeping entry generally having an initial value of $100. The final value of an award of performance shares or units is determined by the administrator at the end of the specified performance period on the basis of the extent to which one or more predetermined performance goals have been attained. In granting a performance share or unit award, the administrator establishes the performance goals applicable to the award based on certain measures of business performance specified in the 2000 Equity Incentive Plan, such as revenue, operating income, gross margin, cash flow or numbers of customers. To the extent earned, performance share and unit awards may be settled in cash, shares of our common stock (including restricted stock) or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents or interest during the deferral period. Unless otherwise determined by the administrator, if a participant's service terminates due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the plan, if a participant's service terminates for any other reason, the participant's performance shares or units are forfeited. Prior to their payment, performance share and unit awards are not transferable by a participant other than by will or the laws of descent and distribution.

      In the event of our merger with another corporation or another change in control event, the surviving corporation may assume outstanding awards or substitute new awards of equivalent value. The 2000 Equity Incentive Plan authorizes the administrator to grant stock options providing for the acceleration of vesting and exercisability to such extent and upon such terms as the administrator determines if the surviving corporation refuses to assume or substitute for the options or if, within a specified period of time following the change in control, the optionee is terminated without cause or resigns for good reason, as defined in the award. Any stock options not assumed by the surviving corporation or exercised prior to a change in control will terminate upon the change in control. The plan further authorizes the administrator to provide in any restricted stock award for acceleration of vesting in connection with a change in control to such extent and upon as terms as the administrator determines. In addition, the administrator may provide in any performance share or unit award that in the event of a change in control, the award will become payable in full.

  2000 Employee Stock Purchase Plan

      Our 2000 Employee Stock Purchase Plan was adopted by our Board of Directors in January 2000, and we anticipate stockholder approval in March 2000. A total of 2,500,000 shares of our common stock are authorized and reserved for issuance under the plan, cumulatively increased on January 1, 2001 and each January 1 thereafter through January 1, 2010 by an amount equal to the lesser of:

      - 1% of the outstanding shares of our common stock on the immediately preceding December 31;

      - 1,000,000 shares; or

      - a lesser amount determined by our Board of Directors.

      Appropriate adjustments will be made to these limits and to purchase rights outstanding under the plan in the event of any change in our capital structure. If any purchase right granted under the 2000 Employee Stock Purchase Plan expires or terminates, the shares subject to the unexercised portion will again become available for issuance under the plan.


      The 2000 Employee Stock Purchase Plan is intended to qualify under Section 423 of the United States tax code. It will be administered by our Board of Directors or by a committee of the Board, who have the authority to interpret and apply its provisions. The plan will generally be implemented through consecutive six-month offering periods, although offering periods of up to 27 months are permitted. Offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except that the first offering period will commence on the effective date of this offering and end on or about October 31, 2000.


      Employees, including officers and employee directors, are eligible to participate in the 2000 Employee Stock Purchase Plan if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, any employee who immediately after receiving the grant of a purchase right would own or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock may not be granted a purchase right under the plan. Furthermore, no employee may accrue rights to purchase shares under the plan at a rate that exceeds $25,000 worth of stock, measured at the beginning of the offering period, for each calendar year in which the purchase right is outstanding at any time. Purchase rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will or the laws of descent and distribution.

      The plan permits participants to purchase common stock through payroll deductions of up to 20% of the participant's base salary and commissions. Such amounts are applied to the purchase from us of shares of our common stock at the end of each offering period at a price which is generally 85% of the lower of the fair market value of the common stock on either the first or last day of the offering period. The maximum number of shares a participant may purchase in any six-month offering period is the lesser of 1,000 shares or a number of shares determined by dividing $12,500 by the fair market value of a share of our common stock at the beginning of the offering period. Participants may voluntarily end their participation at any time during an offering period, and participation ends automatically upon termination of employment with us.

      The plan provides that, in the event of our merger with another corporation or another change in control event, each outstanding purchase right may be assumed by the surviving corporation. If the surviving corporation refuses to assume the outstanding purchase rights, the offering period then in progress will be shortened and a new purchase date will be set prior to the change in control. The 2000 Employee Stock Purchase Plan will terminate when all of the authorized shares have been issued, unless terminated earlier by our Board of Directors. The Board of Directors has the authority to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination of the plan may adversely affect any outstanding purchase right without the consent of the affected participant.

  2000 Outside Directors Stock Plan

      Our 2000 Outside Directors Stock Plan was adopted by our Board of Directors in January 2000, and we anticipate stockholder approval in March 2000. The purpose of the plan is to attract and retain the best available non-employee directors, to provide them additional incentives and, therefore, to promote the success of our business. A total of 400,000 shares of our common stock are authorized and reserved for issuance under the plan, cumulatively increased on January 1, 2001 and each January 1 thereafter by an amount equal to the lesser of:

      - 0.20% of the outstanding shares of our common stock on the immediately preceding December 31;

      - 150,000 shares; or

      - a lesser amount determined by our Board of Directors.

      Appropriate adjustments will be made to these limits, to the award formulas described below and to awards outstanding under the plan in the event of any change in our capital structure. If any award granted under the 2000 Outside Directors Stock Plan expires or terminates, or if we repurchase any shares issued pursuant to an award, the shares subject to the terminated portion and any repurchased shares will again become available for issuance under the plan. No awards will be made under the 2000 Outside Directors Stock Plan prior to the effective date of this offering.

      The 2000 Outside Directors Stock Plan establishes an initial, automatic grant of an option to purchase 40,000 shares of our common stock to each non-employee director who is first elected to our Board of Directors after the effective date of this offering. The plan also provides that upon the date of each annual stockholders' meeting, each non-employee director who has been a member of our Board of Directors for at least six months, including our current non-employee directors, will receive an automatic grant of an option to purchase 10,000 shares of our common stock. Each initial and annual option will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Initial options granted to newly elected non-employee directors will vest and become exercisable in four equal annual installments, while annual options granted to continuing non-employee directors will vest and become exercisable in full on the day immediately preceding the date of the first annual stockholders' meeting following the date of grant. All options granted under the 2000 Outside Directors Stock Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director's termination service with us by reason of death or disability and otherwise within six months after termination of service, but in no event later than the expiration of the option's term.

      In addition to the foregoing automatic stock option grants, the 2000 Outside Directors Stock Plan permits each non-employee director to elect to receive additional equity awards in lieu of from 25% to 100% of the cash compensation otherwise payable to the director for service on our Board of Directors, beginning with the first full calendar quarter commencing after the effective date of this offering. Non-employee directors' elections generally must be made prior to the beginning of each calendar year, with exceptions for initial elections by newly-elected non-employee directors and the commencement of the plan. These additional equity awards may take the form of either a stock option or a grant of stock units, as determined by the non-employee director's prior election. The awards are granted automatically on the last day of each calendar quarter in lieu of payment of that portion of a non-employee director's cash compensation earned during the quarter and previously designated by the director's election.

      Stock options granted in lieu of a non-employee director's quarterly cash compensation will be for a number of shares determined by dividing the amount of such compensation by 50% of the fair market value of a share of our common stock on the date of grant and will have an exercise price equal to 50% of such fair market value. These options will have a term of ten years and will be immediately vested and exercisable in full.

      Each stock unit granted in lieu of a non-employee director's quarterly cash compensation will represent the right to receive, without further payment, one share of our common stock within 30 days following the earlier of a date specified in the director's advance election or the director's termination of service with us. The number of stock units subject to an award will be determined by dividing the amount of the non-employee director's quarterly cash compensation in lieu of which the stock units are awarded by the fair market value of a share of our common stock on the date of grant. These stock units will be fully vested upon grant. If we pay a cash dividend on our common stock, a director who has previously received stock units will receive dividend equivalents in the form of additional whole and fractional stock units. The number of such additional stock units will be determined by dividing the amount of the cash dividend that would be paid on the number of shares of common stock represented by the director's stock units by the fair market value of a share of our common stock on the dividend payment date. Upon settlement, the fair market value of any fractional stock unit will be paid in cash.

      Stock options and stock units granted under the 2000 Outside Directors Stock Plan generally are not transferable by a director other than by will or the laws of descent and distribution, except that, with the consent of our Board of Directors, a director may transfer stock options to certain family members or entities established for their benefit. In the event of our merger with another corporation or another change in control event, each outstanding initial and annual option will become fully vested and exercisable. The plan provides that the surviving corporation may assume outstanding awards or substitute new awards of equivalent value. However, if the acquiring corporation refuses to assume or substitute for outstanding awards, then outstanding stock units will be settled in shares of our common stock immediately prior to the change in control and outstanding options will terminate upon the change in control to the extent not previously exercised.

      The 2000 Outside Directors Stock Plan will be administered by our Board of Directors or by a committee of the Board in a manner intended to permit non-employee director awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934 in accordance with Rule 16b-3 thereunder. The administrator will approve forms of award agreements for use under the plan, determine the terms and conditions of awards consistent with the requirements of the plan, and construe and interpret the terms of the plan and awards granted under it.

      Unless terminated sooner by our Board of Directors, the 2000 Outside Directors Stock Plan terminates automatically when all shares available for issuance under the plan have been issued. Our Board of Directors has the authority to amend or terminate the plan, subject to stockholder approval of any amendment increasing the maximum number of shares issuable under the plan or as otherwise required by law. Generally, no amendment or termination may adversely affect any outstanding award without the consent of the affected director.

  Consultants Stock Option Plan

      Our Consultants Stock Option Plan was adopted by our Board of Directors in January 1998 and approved by stockholders in February 1998. A total of 220,000 shares of our common stock are authorized and reserved for issuance under the plan. Appropriate adjustments will be made to the share reserve and to options outstanding under the plan in the event of any change in our capital structure. If any option granted under the Consultants Stock Option Plan expires or terminates, or if we repurchase any shares issued upon exercise of an option, the shares subject to the terminated portion and any repurchased shares will again become available for issuance under the plan. As of December 31, 1999, options to purchase 100,972 shares of common stock were outstanding under the Consultants Stock Option Plan, 20,000 shares had been issued upon exercise of options, net of repurchases, and 119,028 shares were available for future grant.

      The Consultants Stock Option Plan is administered by our Board of Directors or by a committee of the Board, who determine, consistent with the provisions of the plan, the persons to whom awards are granted and all of the terms and conditions of such awards. The administrator has the authority to construe and interpret the terms of the plan and awards granted under it and to amend or terminate the plan, subject to stockholder approval of any amendment for which such approval is required by law. Generally, no amendment or termination may adversely affect any outstanding option without the consent of the optionee. Unless terminated sooner by the Board of Directors, the Consultants Stock Option Plan will terminate automatically in 2008 on the tenth anniversary of its adoption by the Board.

      The Consultants Stock Option Plan authorizes the grant of nonstatutory stock options to persons engaged by us as independent contractors and not as employees. The exercise price of any option and its vesting and exercise terms are established in the sole discretion of the administrator. Unless otherwise determined by the administrator, an option granted under the plan will have a term of ten years. Subject to earlier termination as provided by the plan or as otherwise provided by the administrator, options granted under the Consultants Stock Option Plan generally must be exercised, if at all, within one month following an optionee's termination of service with us. Options granted under the plan are not assignable or transferable by the optionee.

      In the event of our merger with another corporation or another change in control event, the surviving corporation may assume options outstanding under the Consultants Stock Option Plan or substitute new options of equivalent value. However, if the acquiring corporation refuses to assume or substitute for the outstanding options, then the outstanding options will terminate upon the change in control to the extent not previously exercised.

  401(k) Plan

      We have established an employee savings and retirement plan commonly known as a 401(k) plan. The 401(k) plan provides that each participant may contribute between 1% and 20% of her or his pre-tax gross compensation, up to a statutorily prescribed annual limit of $10,500 in 2000. The 401(k) plan is intended to qualify under Section 401(k) of the United States tax code, so that contributions to the 401(k) plan by employees or by us and the investment earnings on those contributions are not taxable to the employees until withdrawn. Employees are eligible to participate on the first day of the first month following commencement as an employee. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds. While we have the option of matching our employee's contributions with a discretionary employer contribution, we currently do not do so. If our 401(k) plan qualifies under Section 401(k) of the United States tax code, any contributions we make will be deductible by us.

                           RELATED PARTY TRANSACTIONS

      Other than compensation agreements and other arrangements, which are described in the section entitled "Employment Agreements" under the heading "Management," and the transactions described below, since we were formed, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

      - in which the amount involved exceeded or will exceed $60,000; and

      - in which any director, executive officer, holder of more than 5% or our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

      We believe that each of the transactions described below were on terms no less favorable than could have been obtained from unaffiliated third parties. All future transactions between us and any director or executive officer will be subject to approval by a majority of the disinterested members of our Board of Directors.

PREFERRED STOCK SALES TO DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

      On July 8, 1998, we sold an aggregate of 13,150,000 shares of our series A preferred stock at a purchase price of $0.50 per share. On February 16 and March 26, 1999, we sold an aggregate of 13,181,818 shares of our series B preferred stock at a purchase price of $1.10 per share. On December 13, 1999 we sold an aggregate of 24,332,061 shares of our series C preferred stock at a purchase price of $5.24 per share. The following officers, directors and 5% stockholders purchased shares in these financings:

                                                       SHARES OF         SHARES OF         SHARES OF
PURCHASER                                            SERIES A STOCK    SERIES B STOCK    SERIES C STOCK
---------                                            --------------    --------------    --------------
NBC and General Electric Entities(1):
  National Broadcasting Company, Inc. .............           --                --         6,679,389
  GE Capital Equity Investments, Inc. .............           --                --         1,049,618
NBC Internet, Inc.(2)..............................           --                --         5,343,511
August Capital, L.P. Entities(3):
  August Capital, L.P..............................    6,539,100         3,229,838           618,321
  August Capital Strategic Partners, L.P. .........      227,200           112,220                --
  August Capital Associates, L.P. .................      333,700           164,824                --
  August Capital II, L.P. .........................           --                --         1,908,397
Bessemer Venture Partners Entities(4):
  Bessemer Venture Partners IV L.P. ...............    2,633,900         1,172,716           870,229
  Bessec Ventures IV L.P. .........................    1,686,100           746,272           580,153
  Bessemer Venture Investors L.P. .................      480,000           213,220                --
Mohr, Davidow Ventures Entities(5):
  Mohr, Davidow Ventures V, L.P. ..................           --         4,227,274           354,961
  Mohr, Davidow Ventures V, L.P.(6)................           --           318,182            26,718
  Mohr, Davidow Ventures V-L, L.P. ................           --                --         1,717,558
  Michael Solomon..................................      410,000           139,662                --
Patti Hart.........................................           --                --           381,679
Peter Olson........................................      320,000                --           588,022
Kevin Grundy.......................................       70,000                --             1,908

---------------
(1) National Broadcasting Company, Inc. and GE Capital Equity Investments, Inc. are affiliated entities and are together considered a 5% stockholder.

(2) NBC Internet, Inc. is a 5% stockholder. Mr. Sanctis, one of our directors, is President and Chief Operating Officer of NBC Internet, Inc.

(3) August Capital, L.P., August Capital Strategic Partners, L.P. and August Capital Associates, L.P. are affiliated entities and are together considered a 5% stockholder. Mr. Rappaport, one of our directors, is a member of August Capital Management and has shared voting and investment power over these entities.

(4) Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P., Bessemer Venture Investors L.P., Besstel LLC and Bessemer Capital are all affiliated entities and are together considered a 5% stockholder. Mr. Cowan, one of our directors, is the Managing General Partner of Bessemer Venture Partners.

(5) Mohr, Davidow Ventures V, L.P., MDV Entrepreneurs' Network Fund II (A), L.P., MDV Entrepreneurs' Network Fund II (B), L.P., and Mr. Solomon are affiliated entities and are together considered a 5% stockholder. Mr. Solomon, one of our directors and our former CEO and President, is a member of Fifth MDV Partners, the General Partner of Mohr, Davidow Ventures V, L.P. Mr. Strahan, one of our directors, is a Venture Partner at Mohr, Davidow.

(6) Includes those shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.

AGREEMENTS WITH NBCI AND AFFILIATES

      In December 1999, we entered into a number of strategic agreements with NBCi and its affiliates. These agreements include:

      - an operating agreement;

      - two advertising agreements;

      - a Series C Preferred Stock Purchase Agreement; and

      - an investor rights agreement.

      Our operating agreement with NBCi provides for the joint development of services branded by both companies, portal design, content offerings and associated software and utilities, as well as the joint development of interfaces to deliver services and content to other devices throughout the home. The operating agreement also provides that NBCi will be our exclusive provider of Internet content in the areas of utility, communications, media and entertainment. If NBCi does not provide content that we request within these categories, we may obtain this content from a third party other than a competitor of NBCi; however, if the desired content is only available from a sole provider, we may obtain the content from that sole provider, even if it is a competitor of NBCi. The operating agreement also provides that we must negotiate with GE Americom for a period of 30 days before we negotiate with any other satellite connectivity provider. The term of the operating agreement is 15 years; however, either party may terminate the agreement for an uncured material breach and NBCi may terminate the operating agreement if we become insolvent or if an NBCi competitor listed in the agreement acquires more than a 33% interest in us.

      At the official commercial release of the jointly developed Web portal, NBCi will pay us 40% of net revenues received by any NBCi entity from advertising to our customers, as well as from e-mail commerce, subscription and pay-per-view media, including revenues derived from direct marketing e-mail solicitations to our customers and advertising placed on the co-branded version of the Snap.com portal. NBCi will receive 10% of the gross revenues generated from subscription fees, value-added services and applications for which NBCi does not offer a similar service or content. If both parties offer similar services or content, each has agreed to pay the other party 40% of the net revenue generated from its similar service or content. Finally, the operating agreement provides that we will pay NBCi 40% of the revenues generated from the placement of content provided by third parties.

      The operating agreement also provides that between December 1999 and December 2002 NBCi will provide us with $5 million of online advertising of our services at a 15% discount from NBCi's applicable rates. The related advertising agreements provide that during calendar years 2000, 2001 and 2002 NBC and NBCi will provide us with $28 million in promotional time on the NBC television network at a 15% discount from NBC's applicable rates of which $13 million must be used to air co-branded advertising spots. Additionally, NBCi has agreed that until December 2002, it will not use television within its control to promote broadband services provided by any of the competitors we identified to NBCi. NBCi has the right to terminate this promotional exclusivity if Patti Hart leaves Telocity or if we fail to obtain sufficient financing to support our expansion plans by June 2001. In addition, if either the promotional exclusivity or the operating agreement is terminated, NBCi may terminate its advertising agreement with us and provide us with cash for the unused portion of advertising or provide us with advertising credit for spots that do not have to be co-branded.

      In connection with the operating agreement, we issued NBCi a warrant to purchase 1,039,122 shares of our common stock and NBC a warrant to purchase 850,191 shares of our Series C Preferred Stock. These warrants terminate in December 2004 and have an exercise price of $5.24 per share. In addition, in connection with this transaction we entered into a stock purchase agreement pursuant to which we issued to GE Capital, NBC, NBCi and ValueVision, an affiliate of NBCi, a total of 13,454,198 shares of our Series C Preferred Stock in exchange for a cash payment of $37.5 million and $33 million in advertising credit provided through the operating agreement and the advertising agreements.

      In connection with the sale of our stock we entered into an amended and restated investor rights agreement that provides for registration rights for all of our preferred stockholders, including NBCi and its affiliates. The investor rights agreement also provides that for a period of two years following the closing of this offering our founders and preferred stockholders agree to vote their shares to elect a designee of NBC to the Board of Directors, so long as NBC holds at least two-thirds of the shares which it initially purchased, and a designee of NBCi to the Board of Directors. In addition, so long as NBC or NBCi and their affiliates collectively own at least 2,500,000 shares of our common stock and neither party has terminated the operating agreement, we have agreed to negotiate exclusively with either NBC or NBCi for a period of 30 days for the purchase of Telocity if we decide to sell our company or we receive a third party offer to buy a 20% or greater interest in our company and we may not sell our company or our assets to a third party on terms that are more favorable to us than those last offered by NBC or NBCi.

MASTER BROADBAND SERVICES AGREEMENT WITH GE

      In February 2000, we entered into a two year master broadband services agreement with GE and its affiliates. Under the services agreement, we will provide our services to GE and its affiliates' telecommuters, other employees and affinity users.

      - Telecommuter Program. GE and its affiliates will make available our services to some of their employees who telecommute or otherwise need high-speed Internet access at home for a business purpose. Through this program, we will offer our current services and a few advanced services, including virtual private network, data security and backup services to telecommuters. GE and its affiliates will be financially responsible to us for the fees and other costs generated by these telecommuting users, which we will provide at a 16% discount from our current price for our basic services. GE and its affiliates will pay to us a fee if a telecommuter terminates service with us before the completion of a 24-month term. GE and its affiliates will determine which employees are eligible for the telecommuter program.

      - Employee Program. Employees of GE and its affiliates who are not eligible for the telecommuter program may nonetheless order, at their own expense, our regular services available to consumers at a 16% discount from our current price for our basic services.

      - Affinity Program. GE and its affiliates may sell our services to non-employee users through special marketing and promotional offers. The current marketing and promotional offer under the agreement provides for a waiver of installation charges and the first month of basic services free for customers who agree to a one year term; customers who sign up for two years also receive the thirteenth month of basic services free. The fees we will charge affinity users will be the same as for our regular consumers. We will track affinity users through special affinity codes unique to GE and its affiliates. GE and its affiliates will have no liability, financial or otherwise, to us for affinity users. Employees whose job status changes may convert to the affinity program.

      GE will cooperate with us in providing some marketing and promotional efforts, including an initial press release announcing the agreement. GE will serve as a reference account for us and will respond to calls from potential business customers, investors and analysts. We may name GE as a customer in our marketing and promotional materials, subject to GE's approval. GE will also provide us with information so that we can contact GE's affiliates directly to market and promote our services. Furthermore, provided that we comply with our obligations under the services agreement, GE will prominently post details of Telocity's services on its corporate intranet for its employees and will work with us to facilitate links to each other's Websites.

      In connection with the services agreement, we also issued to GE four warrants to purchase an aggregate of 200,000 shares of our common stock, which may only be exercised upon GE's meeting pre-determined subscriber milestones. The four warrants are for the purchase of up to 40,000, 40,000, 60,000 and 60,000 shares. Telecommuters, other employees and affinity users from GE and all its affiliates under the services agreement will count toward these overall active subscriber milestones.

                                                               TARGET FOR ACHIEVING MILESTONE
                                                        --------------------------------------------
                                                        6 MONTHS   12 MONTHS   18 MONTHS   24 MONTHS
                                                        --------   ---------   ---------   ---------
Cumulative Subscribers................................    4,000      8,000       14,000      20,000
Cumulative Shares.....................................   40,000     80,000      140,000     200,000

      GE must exercise a warrant within 12 months of meeting the milestone for that warrant. All warrants whose milestones have not yet been achieved will expire upon the termination of the services agreement. Although we and GE will work together to meet subscriber milestones by the 6, 12, 18, and 24 month targets, GE has a total of 30 months in which to meet the active subscriber milestones, so that all warrants will expire no later than 42 months. GE has registration rights for shares exercised limited only to inclusion in any registration statements we otherwise would file with the SEC.

      Under the services agreement, a GE affiliate, meaning any company at least 20% owned by GE, may accept and be bound by the terms of the agreement so long as GE consents. If GE does not consent to the participation of an affiliate, we may sign a separate agreement with that company. The services agreement does not supersede or alter any pre-existing relationship we have with any GE affiliate, including NBC and NBCi. As part of the services agreement, we also agreed to participate in quality improvement programs that GE has developed for itself and its affiliates.

      Under the services agreement, we will work with GE and its affiliates to develop timelines and procedures for deploying our services to telecommuters, including placing our equipment at GE and its affiliates' network facilities so that we can connect telecommuters to GE and its affiliates' networks through our virtual private network service. We will also provide technical support to GE's help desk to resolve problems experienced by telecommuters. In addition, the services agreement outlines a procedure for the creation of jointly developed intellectual property during the term of the agreement.

      At the end of two years, the services agreement will automatically renew for successive one year periods unless a party provides the other notice that it wishes to terminate. Either party may terminate the services agreement for uncured material breach or the insolvency of the other party. In addition, GE may terminate the services agreement if we fail to develop adequate procedures to ensure quality service, if we terminate services to a large number of GE telecommuters or if our service offering fails to remain competitive with other service offerings that are in all material respects similar to ours.

LOANS TO OFFICERS AND DIRECTORS

      The following officers and directors have executed Recourse Promissory Note and Pledge Agreements in order to finance the exercise of their stock options. As collateral, the holder of the shares of stock purchased through each Note pledges the stock to us. Each Note represents a debt to us that the holder must repay, with interest, and the interest accrues and shall be payable to us on the anniversary date of the Note. Except for Ms. Hart and Mr. Morrissey, each holder must repay us by the earliest of:

      - the maturity date of the Note,

      - the termination of the holder's employment with us,

      - a default in the payment of any installment of principal or interest when due,

      - a sale of the stock pledged as collateral or

      - any other such acceleration reasonably necessary for us to comply with any regulations promulgated by the Board of Governors of the Federal Reserve System affecting the extension of credit in connection with our securities.

      The terms of the Notes with Ms. Hart and Mr. Morrissey provide that they must repay us by the earliest of:

      - the maturity date of the Note,

      - the date of termination of their employment with us for any reason or

      - the date occurring 12 months after they are first eligible to sell shares of our stock following an initial public offering, provided, however, that should they be terminated without cause, as that term is defined in their Notes, they would not be required to repay upon their termination, but instead upon the earlier occurrence of conditions (a) or (c).

                                                                               PLEDGED STOCK     MATURITY DATE
NOTE HOLDER                  DATE OF NOTE         AMOUNT       INTEREST RATE   AS COLLATERAL        OF NOTE
-----------               ------------------   -------------   -------------   -------------   ------------------
Patti Hart.............        June 22, 1999   $1,029,196.00       5.22%         2,940,560            May 5, 2004
                               June 22, 1999       99,999.90       5.22            285,714            May 5, 2004
Edward Hayes...........      January 5, 2000    1,010,001.00       5.82            336,667        January 5, 2005
                             January 5, 2000       99,999.00       5.82             33,333        January 5, 2005
Jim Morrissey..........   September 21, 1999      500,001.00       5.82            666,668        October 1, 2004
                          September 21, 1999       99,999.00       5.82            133,332        October 1, 2004
Scott Martin...........    December 16, 1999      635,001.00       5.82            211,667      December 16, 2004
                           December 16, 1999       99,999.00       5.82             33,333      December 16, 2004
Regina Wiedemann.......     October 26, 1999      360,000.00       5.82            240,000       October 26, 2004
James Rohrer...........   September 20, 1999       75,000.00       5.82            100,000     September 20, 2004
                            December 2, 1999      150,000.00       5.82            100,000       December 2, 2004
Andrew Robinson........        June 18, 1999       35,000.00       4.51            100,000          June 18, 2004
                               June 23, 1999        3,500.00       4.51             20,000          June 23, 2004
                            October 22, 1999       30,000.00       5.82             20,000       October 22, 2004
                            December 9, 1999      120,000.00       5.82             80,000       December 9, 2004
Thomas Obenhuber.......    February 14, 2000       1,350,000       6.20            150,000      February 14, 2005
Kevin Grundy...........    February 23, 2000       1,350,000       6.20            150,000      February 23, 2005

      In addition, pursuant to our employment agreement with Mr. Morrissey, we make a monthly home allowance of $20,000 to him for a period of 24 months beginning October 1, 1999. Also pursuant to his employment agreement, on December 6, 1999 and January 5, 2000, we loaned him $900,000 and

$1,100,000, respectively, at the AFR, the applicable federal interest rate determined by the United States Internal Revenue Service. The terms of these loans, including forgiveness and repayment, are described above in "Management -- Employment Agreements."

INVESTOR RIGHTS AGREEMENT

      We have entered into an agreement with the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

STOCK OPTION GRANTS TO DIRECTORS AND OFFICERS

      During 1999 and 2000, we granted the following options to purchase our common stock to our officers, directors and stockholders who beneficially own 5% or more of our common stock. These options were granted under the 1998 Stock Plan, which is more fully described in the section entitled "Management -- Stock Plans."

                                                                                EXERCISE PRICE
NAME                                          DATE OF GRANT        OPTIONS        PER SHARE
----                                        ------------------    ----------    --------------
Patti Hart................................      April 30, 1999     3,226,274       $ 0.350
Peter Olson...............................       June 25, 1999         7,714         0.575
Edward Hayes..............................   December 15, 1999       370,000         3.000
Jim Morrissey.............................  September 10, 1999       800,000         0.750
Kevin Grundy..............................    January 26, 2000       150,000         9.000
James Rohrer..............................     August 26, 1999       100,000         0.750
                                             November 15, 1999       100,000         1.500
Scott Martin..............................   December 15, 1999       245,000         3.000
Thomas Obenhuber..........................       June 25, 1999         5,142         0.575
                                              January 26, 2000       150,000         9.000
Regina Wiedemann..........................  September 28, 1999       240,000         1.500
Andrew Robinson...........................      March 12, 1999        20,000         0.175
                                                April 30, 1999       100,000         0.350
                                            September 28, 1999        20,000         1.500
                                             November 15, 1999        80,000         1.500
Randall Strahan...........................    January 20, 1999       200,000         0.050
                                             February 29, 2000        50,000        12.000

FOUNDER STOCK PURCHASE AND REPURCHASE AGREEMENTS

      On December 23, 1997, we entered into founder stock purchase agreements with Messrs. Olson, Solomon, Obenhuber and Stepovich. In these agreements, the founders agreed to purchase shares of our common stock at a price of $0.0005 per share, as set forth in the table below. Each founder's purchase of his shares is subject to our right to repurchase his shares at the exercise price, which right lapses as the shares vest. 11/32 of each of the founder's shares vested immediately for Messrs. Olson and Solomon and 1/8 of each of the founder's shares vested immediately for Messrs. Stepovich and Obenhuber; the remaining shares for each vest subsequently at a rate of 1/42 per month of the remaining total so long as the founder is continuously employed by us or, in the case of Mr. Solomon, so long as he continues to act as an advisor to us. Our option to repurchase the unvested options may terminate upon a transfer of control, as defined and set forth in the agreements. The agreements give us a right of first refusal before a founder may transfer or sell any of his shares. The agreements also provide each founder piggyback registration rights as set forth in the agreements.

      In order to reallocate our founders' stock, we entered into agreements to repurchase, then redistribute certain founders' shares. On June 1, 1998, we entered into founder stock repurchase agreements with Mr. Olson and Mr. Solomon to repurchase 2,662,000 shares of our common stock from Mr. Olson at a price of $0.0005 per share and 154,000 shares of our common stock from Mr. Solomon at a price of $0.0005 per share. The table below sets forth the adjusted grants to Mr. Olson and Mr. Solomon, which gives effect to our repurchase of some of their shares. On June 10, 1998, we entered into supplemental founder stock purchase agreements with Messrs. Obenhuber, Grundy and Stepovich, whereby each was granted shares of our common stock. In these agreements, Messrs. Obenhuber, Grundy and Stepovich agreed to purchase shares of our common stock at a price of $0.005 per share, as also set forth in the table below. Each founder's purchase of his shares is subject to our right to repurchase his shares at the exercise price, which right lapses as the shares vest. 7/48 of each of the supplemental founders' shares vested immediately and the remaining subsequently at a rate of 1/42 per month of the remaining total so long as the founder is continuously employed by us. Our option to repurchase the unvested options may terminate upon a transfer of control, as defined and set forth in the supplemental agreements. The supplemental agreements give us a right of first refusal before a founder may transfer or sell any of his shares. The supplemental agreements also provide each founder piggyback registration rights as set forth in the agreements.

                                                                                              REMAINING
                                                                                               MONTHLY
                            TOTAL SHARES AND PRICE          INITIAL SHARE VESTING           SHARE VESTING
                           ------------------------   ---------------------------------   -----------------
                                                       INITIAL     PORTION     NUMBER     PORTION   NUMBER
                           TOTAL NUMBER   PRICE PER    VESTING     VESTED      VESTED     VESTING   VESTING
                            OF SHARES       SHARE       DATE      INITIALLY   INITIALLY   MONTHLY   MONTHLY
                           ------------   ---------   ---------   ---------   ---------   -------   -------
Michael Solomon..........   1,400,000      $0.0005     10/3/97     11/32       481,250     1/42     21,876
Peter Olson..............   2,000,000       0.0005     10/3/97     11/32       687,500     1/42     31,250
Kevin Grundy.............   1,600,000       0.0050     12/3/97      7/48       233,328     1/42     33,328
Thomas Obenhuber.........     480,000       0.0005     12/3/97       1/8        60,000     1/42     10,000
                            1,120,000       0.0050     12/3/97      7/48       163,332     1/42     23,334
Matthew Stepovich........     144,000       0.0005     12/3/97       1/8        18,000     1/42      3,000
                              356,000       0.0050     12/3/97      7/48        51,916     1/42      7,416

ACQUISITION OF TECHNOLOGY AND INTELLECTUAL PROPERTY OF ASPEN INTERNET SYSTEMS, INC.

      On October 3, 1997, we entered into a common stock purchase agreement with Aspen Internet Systems, Inc. in which we granted to Aspen the option to purchase 504,000 shares of our common stock at a price of $0.0005 per share in exchange for the execution of a patent license agreement. In the first quarter of 1998 we acquired assets constituting certain completed technology that has been incorporated in our residential gateway in exchange for the following consideration:

      - promissory notes with an aggregate principal amount of $405,000 bearing a 6.0% annual interest rate;

      - an aggregate of 40,572 shares of our common stock;

      - cash in the amount of $80,000; and

      - options to purchase 280,000 shares of our common stock.

      Mr. Grundy was a founder of Aspen and had served as its President and Chief Executive Officer until our acquisition of Aspen. Mr. Grundy currently holds the positions of President, Secretary and Chief Financial Officer of Aspen. Mr. Olson and Mr. Solomon both had served on the board of directors of Aspen until April 2, 1998, when Mr. Stepovich became its sole director.

BRIDGE LOANS

      On November 15, 1999, in advance of the closing of our Series C preferred stock financing, we entered into convertible bridge loan transactions with Ms. Hart and Mr. Olson. Each bridge loan was made at an annual interest rate of 12.0%, due within 60 days, required 5.0% warrant coverage and was to be converted upon the close of our Series C preferred stock financing. Ms. Hart's loan was for $2,000,000 and Mr. Olson's loan was for $3,000,000. When we closed our Series C preferred stock financing on December 13, 1999, Ms. Hart's loan was converted into 381,679 shares of Series C preferred stock and Mr. Olson's loan was converted into 572,519 shares of Series C preferred stock. In connection with the loans we paid $21,041 and $31,562 in interest to Ms. Hart and Mr. Olson, respectively. In addition to the 5.0% warrant coverage, Ms. Hart and Mr. Olson own warrants for 19,084 shares and 28,626 shares, respectively, for the purchase of our preferred stock at an exercise price of $5.24 per share.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 29, 2000 and as adjusted to reflect the sale of common stock offered hereby by the following:

      - each stockholder known by us to own beneficially more than 5% of our common stock;

      - each of our executive officers named in the compensation table in the section entitled "Management;"

      - each of our directors; and

      - all directors and executive officers as a group.

      The address for those individuals for which an address is not otherwise indicated is 10355 North De Anza Boulevard, Cupertino, California 95014.

      The number of shares beneficially owned and the percent of shares outstanding are based on (a) 72,800,129 shares outstanding as of February 29, 2000 and (b) 83,800,129 shares outstanding after completion of this offering, assuming no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following February 29, 2000 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percent of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percent ownership of any other person. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

                                                                  PERCENT OF SHARES
                                                    SHARES           OUTSTANDING         SHARES SUBJECT
                                                 BENEFICIALLY    --------------------     TO RIGHT OF
                                                 OWNED PRIOR     PRIOR TO     AFTER      REPURCHASE AS
NAME OR GROUP OF BENEFICIAL OWNERS               TO OFFERING     OFFERING    OFFERING      OF 2/29/00
----------------------------------               ------------    --------    --------    --------------
DIRECTORS AND EXECUTIVE OFFICERS
David Cowan(1).................................    9,050,088       12.4%       10.8%
  Bessemer Ventures Partners
  535 Middlefield Road, Suite 245
  Menlo Park, California 94025
Patti Hart.....................................    3,599,037        4.9         4.3        2,688,565
Peter Olson....................................    2,426,648        3.3         2.9          440,392
Andrew Rappaport(2)............................   15,026,102       20.6        17.9
  August Capital
  2480 Sand Hill Road, Suite 101
  Menlo Park, California 94025
Edmond Sanctis(3)..............................    6,382,632        8.8         7.5
  NBC Internet, Inc.
  225 Bush Street
  San Francisco, California 94104
Michael Solomon(4).............................    8,538,355       11.7        10.2
  Mohr, Davidow Ventures
  2775 Sand Hill Road
  Menlo Park, California 94025

                                                                  PERCENT OF SHARES
                                                    SHARES           OUTSTANDING         SHARES SUBJECT
                                                 BENEFICIALLY    --------------------     TO RIGHT OF
                                                 OWNED PRIOR     PRIOR TO     AFTER      REPURCHASE AS
NAME OR GROUP OF BENEFICIAL OWNERS               TO OFFERING     OFFERING    OFFERING      OF 2/29/00
----------------------------------               ------------    --------    --------    --------------
Randall Strahan(5).............................    6,956,193        9.5         8.3
  Mohr, Davidow Ventures
  2775 Sand Hill Road
  Menlo Park, California 94025
Kevin Grundy...................................    1,768,908        2.4         2.1          650,144
Jim Morrissey..................................      800,000        1.0           *          800,000
Thomas Obenhuber...............................    1,734,300        2.3         2.1          659,984
All directors and officers as a group (16
  persons)(6)..................................   51,968,754       71.2        61.9        7,103,259
5% STOCKHOLDERS:
Entities affiliated with August Capital,
  L.P.(2)......................................   15,026,102       20.6        17.9
  2480 Sand Hill Road, Suite 101
  Menlo Park, California 94025
NBC Internet, Inc.(3)..........................    6,382,632        8.8         7.5
  225 Bush Street
  San Francisco, California 94104
Entities affiliated with National Broadcasting
  Company Inc.(7)..............................    8,779,198       12.0        10.3
  30 Rockefeller Plaza
  New York, NY 10112
Entities affiliated with Bessemer Venture
  Partners(1)..................................    9,050,088       12.4        10.8
  1400 Old Country Road, Suite 407
  Westbury, New York 11590
Entities affiliated with Mohr, Davidow
  Ventures(8)..................................    8,849,815       12.1        10.6
  2775 Sand Hill Road
  Menlo Park, California 94025

---------------
* Less than 1.0%.

 (1) Includes:

     - 5,043,123 shares held by Bessemer Venture Partners IV L.P.;

     - 3,246,997 shares held by Bessec Ventures IV L.P.; and

     - 759,968 shares held by Bessemer Venture Investors L.P.

     The general partner of Bessemer Venture Partners IV L.P. is David Cowan. In this capacity, Mr. Cowan, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of Bessemer Venture Partners IV L.P. has or shares such voting or investment power. Mr. Cowan disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.

 (2) Includes:

     - 12,130,253 shares held by August Capital, L.P.;

     - 399,980 shares held by August Capital Strategic Partners, L.P.;

     - 587,472 shares held by August Capital Associates, L.P.; and

     - 1,908,397 shares held by August Capital II, L.P.

     The general partner of August Capital L.P. is Andrew Rappaport. In this capacity, Mr. Rappaport, through an executive committee, exercises sole voting and investment power with respect to all shares of record by the named investment partnerships; individually, no stockholder, director or officer of August Capital L.P. has or shares such voting or investment power. Mr. Rappaport disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities.

 (3) Includes 5,343,510 shares held by NBC Internet, Inc. Also includes warrants to purchase 1,039,122 shares held by NBC Internet, Inc., all of which are exercisable at $5.24 a share. Mr. Sanctis disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in NBC Internet, Inc.

 (4) Includes 4,582,235 shares held by Mohr, Davidow Ventures V, L.P., 344,900 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P. and 1,717,558 shares held by Mohr, Davidow Ventures V-L, L.P.

     Mr. Solomon is a member of Fifth MDV Partners, the General Partner of Mohr, Davidow Ventures V, L.P. In this capacity, Mr. Solomon, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of Mohr Davidow Ventures V L.P. has or shares such voting or investment power. Mr. Solomon disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein. In addition to the 6,644,693 shares held by the entities affiliated with Mohr, Davidow Ventures, Mr. Solomon personally also beneficially owns 1,893,662 shares, which includes 306,222 shares subject to our right of repurchase as of February 29, 2000, which lapses over time so long as Mr. Solomon continues to serve as an advisor to us.

 (5) Includes:

     - 4,582,235 shares held by Mohr, Davidow Ventures V, L.P., 344,900 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.; and

     - 1,717,558 shares held by Mohr, Davidow Ventures V-L, L.P. Mr. Strahan is a Venture Partner with Mohr, Davidow Ventures.

     In this capacity, Mr. Strahan, through an executive committee, exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of Mohr Davidow Ventures has or shares such voting or investment power. Mr. Strahan disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein. In addition to the 6,644,693 shares held by the entities affiliated with Mohr, Davidow Ventures, Mr. Strahan personally also beneficially owns 311,500 shares, including 50,000 options exercisable within 60 days. 187,500 of these shares are subject to our right of repurchase which lapses over time.

 (6) Includes the shares beneficially owned by the persons and entities described in footnotes (1), (2), (3), (4) and (5). Also includes 600,000 shares over which Mr. Stepovich holds voting and investment power solely as Trustee of the Olson 1999 Childrens Trust; Mr. Stepovich disclaims beneficial ownership of these shares.

 (7) Includes:

     - 6,679,389 shares held by NBC-TLCT Holding, Inc. and

     - 1,049,618 shares held by GE Capital Equity Investments, Inc.

     Also includes warrants to purchase 850,191 shares held by NBC-TLCT Holding, Inc., all of which are exercisable at $5.24 a share and warrants to purchase 200,000 shares held by General Electric Company, all of which are exercisable at $12.00 a share.

 (8) Includes:

     - 4,582,235 shares held by Mohr, Davidow Ventures V, L.P.;

     - 344,900 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs' Network Fund II (A), L.P. and MDV Entrepreneurs' Network Fund II (B), L.P.; and

     - 1,717,558 shares held by Mohr, Davidow Ventures V-L, L.P.

     Also includes 1,893,662 shares held by Mr. Solomon personally and 311,500 shares held by Mr. Strahan personally.

                          DESCRIPTION OF CAPITAL STOCK

      Upon the completion of this offering, we will be authorized to issue 260,000,000 shares, $0.001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 250,000,000 shares shall be designated as common stock and 10,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. You should refer to our certificate of incorporation and bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

      As of February 29, 2000, there were 72,800,129 shares of common stock outstanding which were held of record by approximately 360 stockholders. There will be 83,800,129 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after February 29, 2000) after giving effect to the sale of our common stock in this offering. There are outstanding unexercised options to purchase a total of 1,017,652 shares of our common stock.

      The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

      Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our Board of Directors will be authorized, without action by the stockholders, to issue 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of all shares of preferred stock upon the right of holders of our common stock until our Board of Directors determines the specific rights of the holders of any preferred stock that may be issued. However, the effect might include, among other things:

      - restricting dividends on the common stock,

      - diluting the voting power of the common stock,

      - impairing the liquidation rights of the common stock and

      - delaying or preventing a change in our control without further action by the stockholders.

      Upon the closing of this offering, no shares of preferred stock will be outstanding and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

      The holders of approximately 50,663,879 shares of preferred stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

  Demand registration rights

      - At any time after the earlier of February 16, 2002 and six months after the closing of this offering the holders of at least 10% of the shares having registration rights have the right to demand on four separate occasions that we file a registration statement on a form other than Form S-3 so that they can publicly sell their shares, as long as the aggregate market value of the shares to be sold under the registration statement exceeds $5 million. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration.

      - If we are eligible to file a registration statement on Form S-3, holders of at least 10% of the shares having registration rights have the right to demand at any time more than six months following the closing of a registration that we file a registration statement on Form S-3, as long as the aggregate market value of the shares to be sold under the registration statement exceeds $1 million. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration.

  Piggyback registration rights

      If we register any shares for public sale, stockholders with registration rights will have the right to include their shares in the registration. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration; provided that the number of shares to be included by holders with registration rights in the registration shall not be reduced below 50% of the total number of shares to be included in the registration. In addition, the underwriters of this offering have the right to exclude all shares held by holders with registration rights.

  Expenses of registration

      We will pay all expenses relating to any demand or piggyback registration. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

  Expiration of registration rights

      The registration rights described above will expire seven years after this offering is completed. The registration rights will terminate earlier for a particular stockholder if that holder can resell all of its shares pursuant to Rule 144 of the Securities Act.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

      Certain provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

BOARD OF DIRECTORS

      Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

STOCKHOLDER MEETINGS

      Under our amended and restated certificate of incorporation and amended and restated bylaws, only our Board of Directors, Chairman of the Board or Chief Executive Officer, and the holders of shares entitled to cast not less than ten percent of the votes at the meeting may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

UNDESIGNATED PREFERRED STOCK

      The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

SECTION 203

      We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

      - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

      - any merger or consolidation involving the corporation and the interested stockholder;

      - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

      - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

      - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NASDAQ STOCK MARKET NATIONAL MARKET LISTING

      We have applied to have our common stock quoted on The Nasdaq Stock Market's National Market under the symbol "TLCT."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock.

      Upon completion of this offering, based on shares outstanding as of February 29, 2000, we will have outstanding 83,800,129 shares of common stock, assuming (1) the issuance of 11,000,000 shares of common stock in this offering,
(2) no exercise of the underwriters' over-allotment option, and (3) no exercise of options after February 29, 2000.

      All of the 11,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. However, the sale of any of these share if purchased by "affiliates" as that term is defined in Rule 144 are subject to certain limitations and restrictions that are described below.

      The remaining 72,800,129 shares of common stock and mandatorily redeemable convertible preferred stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares are "restricted shares" as that term is defined in Rule 144 and therefore may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. In addition, our directors and officers as well as other stockholders and optionholders have entered into "lock-up agreements" with the underwriters. These lock-up agreements provide that, except under limited exceptions, the stockholder may not offer, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock for a period of 180 days after the date of this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Accordingly, of the remaining 72,800,129 shares, 48,468,068 shares will become eligible for sale 180 days after the effective date subject to Rules 144 and 701.

      As of February 29, 2000, there were a total of 1,017,652 shares of common stock subject to outstanding options, 157,571 of which were vested, and nearly all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1998 Stock Plan, our 2000 Employee Stock Purchase Plan and our 2000 Outside Directors Stock Plan. On the date 180 days after the effective date of the offering, the date that the lock-up agreements expire, a total of 183,992 shares of our common stock subject to outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to our 1998 Stock Plan, our 2000 Employee Stock Purchase Plan and our 2000 Outside Directors Stock Plan generally would be available for resale in the public market.

RULE 144

      In general, under Rule 144 beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      - 1% of the number of shares of common stock then outstanding, which will equal approximately 838,001 shares immediately after this offering; or

      - the average weekly trading volume of the common stock on the Nasdaq Stock Market's National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(K)

      Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

      In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

      The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual lock-up restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144. Securities issued in reliance on Rule 701 may be sold by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

                                  UNDERWRITING

GENERAL

      We intend to offer our common stock in the United States through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and SoundView Technology Group, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among our company and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

                                                                  NUMBER
                        UNDERWRITER                             OF SHARES
------------------------------------------------------------    ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
SoundView Technology Group, Inc. ...........................
                                                                ----------
             Total..........................................    11,000,000
                                                                ----------

      In the purchase agreement, the underwriters have agreed to purchase all of the shares being sold if any of the shares being sold are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments by the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      Generally, we have agreed to indemnify each underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each underwriter against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. The underwriters have agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that underwriter through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreement, please see Exhibit 1.1 to the registration statement.

      The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

      A prospectus in electronic format is being made available on a web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, all dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of those dealers.

COMMISSIONS AND DISCOUNTS

      The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain
dealers at such price less a concession not in excess of $          per share of
common stock.

The underwriters may allow, and such dealers may reallow, a discount not in
excess of $          per share of common stock to certain other dealers. After
the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the per share and the total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                             PER SHARE    WITHOUT OPTION    WITH OPTION
                                             ---------    --------------    -----------
Public offering price......................      $             $                $
Underwriting discount......................      $             $                $
Proceeds, before expenses, to Telocity.....      $             $                $

      The expenses of the offering, exclusive of the underwriting discount, are
estimated at $          million and are payable by us.

OVER-ALLOTMENT OPTION

      We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,650,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

RESERVED SHARES

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to      % of the shares offered by this prospectus to
be sold to some of our employees, officers, directors and their immediate family members. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

      We and our executive officers and directors and all of our existing stockholders have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly

      - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock; or

      - enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

QUOTATION ON THE NASDAQ NATIONAL MARKET

      We expect the shares to be approved for quotation on the Nasdaq National Market under the symbol "TLCT."

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were the valuation multiples of publicly traded companies that the representatives believed to be comparable to us, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and timing of, future revenue of our company, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

      The underwriters have advised us that they do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

      Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

      If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

      Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither our company nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Some of the underwriters and their affiliates may engage in other transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they may receive customary compensation.

                                 LEGAL MATTERS

      The validity of the common stock we offer will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Legal matters will be passed upon for the underwriters by Baker & McKenzie, New York, New York. As of the date of this prospectus, Gray Cary Ware & Freidenrich LLP, GCWF Investment Partners, an investment partnership composed of some current and former members of and persons associated with Gray Cary Ware & Freidenrich LLP, and some individual members of Gray Cary Ware & Freidenrich LLP, beneficially own an aggregate of 98,168 shares of our common stock. Regulatory matters will be passed upon for us by Patton Boggs LLP, Washington, D.C. As of the date of this prospectus, one member of Patton Boggs LLP owns an aggregate of 1,051 shares of our common stock.

                                    EXPERTS

      The financial statements as of December 31, 1998 and 1999, and for the period August 18, 1997, (date of incorporation) to December 31, 1997 and the year ended December 31, 1998 and 1999 included in this prospectus are included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            TELOCITY DELAWARE, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Deficit............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

  Telocity Delaware, Inc.



      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Telocity Delaware, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from August 18, 1997 (date of incorporation) to December 31, 1997, the year ended December 31, 1998 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


San Jose, California

January 28, 2000, except for Note 1


for which the date is March 27, 2000

                            TELOCITY DELAWARE, INC.


                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                     PRO FORMA
                                                                 DECEMBER 31,      DECEMBER 31,
                                                              ------------------       1999
                                                               1998       1999     (SEE NOTE 12)
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents...............................  $ 1,402   $ 66,978     $ 66,978
    Accounts receivable.....................................       --         13           13
    Prepaid expenses and other current assets...............       37      7,013        7,013
                                                              -------   --------     --------
         Total current assets...............................    1,439     74,004       74,004
Property and equipment, net.................................    2,740     22,272       22,272
Intangibles, net............................................      467        380          380
Other assets................................................       51     43,415       43,415
                                                              -------   --------     --------
         Total assets.......................................  $ 4,697   $140,071     $140,071
                                                              -------   --------     --------
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable........................................    1,588      9,141        9,141
    Accrued liabilities.....................................      130      4,383        4,383
    Deferred revenue........................................       --         33           33
    Notes payable, current..................................      562      2,292        2,292
    Capital lease obligations, current......................      363      4,426        4,426
                                                              -------   --------     --------
         Total current liabilities..........................    2,643     20,275       20,275
Notes payable, net of current portion.......................    2,139      3,135        3,135
Capital lease obligations, net of current portion...........    1,351      8,859        8,859
Other liabilities...........................................       --         64           64
                                                              -------   --------     --------
         Total liabilities..................................    6,133     32,333       32,333
                                                              -------   --------     --------
Mandatorily redeemable convertible preferred stock:
  Series A; no par value, 13,553,126 authorized shares;
    issued and outstanding: 13,150,000 in 1998 and 1999 and
    zero pro forma (unaudited) (Liquidation value:
    $6,575).................................................    6,565      6,567           --
  Series A warrants.........................................      106        106           --
  Series B; no par value, 14,699,998 authorized shares;
    issued and outstanding: zero in 1998, 13,181,818 in 1999
    and zero pro forma (unaudited) (Liquidation value:
    $14,500)................................................       --     14,490           --
  Series B warrants.........................................       --      1,431           --
  Series C; no par value, 27,000,000 authorized shares;
    issued and outstanding: zero in 1998, 24,332,061 in 1999
    and zero pro forma (unaudited) (Liquidation value:
    $127,500)...............................................       --    126,293           --
  Series C warrants.........................................       --      7,133           --
                                                              -------   --------     --------
         Total mandatorily redeemable convertible preferred
          stock.............................................    6,671    156,020           --
                                                              -------   --------     --------
Commitments (Note 6)
Stockholders' equity (deficit):
  Common Stock: $0.001 par value, 40,000,000 shares
    authorized 1998; 90,000,000 shares authorized in 1999;
    issued and outstanding: 11,877,506 in 1998 and
    20,282,270 in 1999 and 70,946,149 pro forma
    (unaudited).............................................        8         17           68
  Additional paid-in capital................................      586     39,478      195,447
  Receivable from stockholders..............................     (118)    (5,457)      (5,457)
  Unearned stock-based compensation.........................     (315)   (13,883)     (13,883)
  Accumulated deficit.......................................   (8,268)   (68,437)     (68,437)
                                                              -------   --------     --------
         Total stockholders' equity (deficit)...............   (8,107)   (48,282)     107,738
                                                              -------   --------     --------
         Total liabilities, mandatorily redeemable
          convertible preferred stock and stockholders'
          equity (deficit)..................................  $ 4,697   $140,071     $140,071
                                                              =======   ========     ========

   The accompanying notes are an integral part of these financial statements.

                            TELOCITY DELAWARE, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              FOR THE
                                                            PERIOD FROM
                                                            AUGUST 18,
                                                           1997 (DATE OF
                                                          INCORPORATION)
                                                                TO           YEAR ENDED      YEAR ENDED
                                                           DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                               1997             1998            1999
                                                          ---------------   ------------   ---------------
Revenues................................................    $       --       $       --      $       187
Operating expenses:
  Network and product costs.............................            --               --            2,080
  Sales and marketing...................................             5              252           13,571
  General and administrative............................           335            2,018            7,683
  Research and development..............................           327            4,744           16,725
  Depreciation and amortization.........................            11              424            2,253
                                                            ----------       ----------      -----------
          Total operating expenses......................           678            7,438           42,312
                                                            ----------       ----------      -----------
Loss from operations....................................          (678)          (7,438)         (42,125)
Interest expense........................................            --             (187)          (1,448)
Interest income.........................................            --               35              379
Other income/(expense), net.............................            --               --             (225)
                                                            ----------       ----------      -----------
Net loss................................................          (678)          (7,590)         (43,419)
Deemed dividend and accretion on mandatorily redeemable
  convertible preferred stock...........................            --               --          (16,750)
                                                            ----------       ----------      -----------
Net loss attributable to common stockholders............    $     (678)      $   (7,590)     $   (60,169)
                                                            ==========       ==========      ===========
Net loss per share -- basic and diluted.................    $    (0.56)      $    (1.39)     $     (7.32)
                                                            ==========       ==========      ===========
Shares used in computing basic and diluted net loss per
  share.................................................     1,219,538        5,471,617        8,219,183
                                                            ==========       ==========      ===========
Pro forma net loss per share -- basic and diluted
  (unaudited)...........................................                                     $     (1.79)
                                                                                             ===========
Shares used in computing pro forma net loss per share
  basic and diluted (unaudited).........................                                      33,610,291
                                                                                             ===========

   The accompanying notes are an integral part of these financial statements.

                            TELOCITY DELAWARE, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED                       TOTAL
                                    --------------------    PAID-IN         FROM       STOCK-BASED    ACCUMULATED   STOCKHOLDERS'
                                      SHARES      AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT        DEFICIT
                                    -----------   ------   ----------   ------------   ------------   -----------   -------------
Issuance of common stock at
  $0.0005 per share in October
  1997............................    2,560,000    $ 1      $    --       $    --        $     --      $     --       $      1
Issuance of common stock at
  $0.0005 for completed technology
  in October 1997.................      504,000     --           --            --              --            --             --
Issuance of common stock at
  $0.0005 per share in December
  1997............................    6,840,000      3           --            (3)             --            --             --
Net loss..........................           --     --           --            --              --          (678)          (678)
                                    -----------    ---      -------       -------        --------      --------       --------
Balances, December 31, 1997.......    9,904,000      4           --            (3)             --          (678)          (677)
Warrants issued for services in
  September 1998..................           --     --           92            --              --            --             92
Issuance of common stock for
  purchase acquisition at $0.0005
  per share in March 1998.........       40,572     --           --            --              --            --             --
Issuance of common stock options
  for purchase acquisition in
  March 1998......................           --     --            7            --              --            --              7
Repurchase of common stock for
  completed technology in March
  1998............................     (504,000)    --           --            --              --            --             --
Issuance of common stock at $0.005
  per share in June 1998..........    3,076,000      3           12           (15)             --            --             --
Repurchase of common stock at
  $0.0005 per share in June
  1998............................   (2,816,000)    (1)          --             1              --            --             --
Issuance of common stock upon
  exercise of stock options.......    2,176,934      2          107          (101)             --            --              8
Common stock options issued for
  services in July to December
  1998............................           --     --           40            --              --            --             40
Unearned stock-based
  compensation....................           --     --          328            --            (328)           --             --
Amortization of stock-based
  compensation....................           --     --           --            --              13            --             13
Net loss..........................           --     --           --            --              --        (7,590)        (7,590)
                                    -----------    ---      -------       -------        --------      --------       --------
Balances, December 31, 1998.......   11,877,506      8          586          (118)           (315)       (8,268)        (8,107)
Warrants issued in connection with
  property lease in March and
  November 1999...................           --     --           85            --              --            --             85
Warrants issued for services in
  June 1999.......................           --     --          247            --              --            --            247
Warrants issued in connection with
  licensing agreement in November
  1999............................           --     --           79            --              --            --             79
Issuance of common stock upon
  exercise of stock options.......    9,693,062     10        5,628        (5,455)             --            --            183
Common stock options issued for
  services in January to December
  1999............................           --     --        1,097            --            (177)           --            920
Repurchase of common stock........   (1,288,298)    (1)        (115)          116              --            --             --
Unearned stock-based
  compensation....................           --     --       15,195            --         (15,195)           --             --
Amortization of stock-based
  compensation....................           --     --           --            --           1,804            --          1,804
Deemed dividend on issuance of
  Series C preferred stock in
  December 1999...................           --     --       16,676            --              --       (16,676)            --
Accretion on mandatorily
  redeemable convertible preferred
  stock...........................           --     --           --            --              --           (74)           (74)
Net loss..........................           --     --           --            --              --       (43,419)       (43,419)
                                    -----------    ---      -------       -------        --------      --------       --------
Balances, December 31, 1999.......   20,282,270    $17      $39,478       $(5,457)       $(13,883)     $(68,437)      $(48,282)
                                    ===========    ===      =======       =======        ========      ========       ========

   The accompanying notes are an integral part of these financial statements.

                            TELOCITY DELAWARE, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 FOR THE
                                                               PERIOD FROM
                                                                AUGUST 18,
                                                              1997 (DATE OF
                                                              INCORPORATION)
                                                                    TO          YEAR ENDED     YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                   1997            1998           1999
                                                              --------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $ (678)        $(7,590)       $(43,419)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................          11             424           2,253
    Amortization of stock-based compensation................          --              13           1,804
    Issuance of common stock options in exchange for
      services..............................................          --              40             920
    Warrant related non-cash interest expense...............          --              12             492
    Warrant related non-cash general and administrative
      expense...............................................          --              92             332
    Warrant related non-cash sales and marketing expense....          --              --              39
    Loss on sale of fixed assets............................          --              --             225
    Change in operating assets and liabilities:
      Accounts receivable...................................          --              --             (13)
      Prepaid expenses and other assets.....................        (110)             73          (1,584)
      Other assets..........................................          --             (51)         (2,487)
      Accounts payable......................................         100           1,487           7,553
      Accrued liabilities...................................          --             144           4,264
      Deferred revenue......................................          --              --              33
      Other liabilities.....................................          --              --              64
                                                                  ------         -------        --------
         Net cash used in operating activities..............        (677)         (5,356)        (29,524)
                                                                  ------         -------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of assets.............................          --              --             288
  Acquisition of intangibles................................          --              --             (15)
  Acquisition of subsidiary, net of cash acquired...........          --             (51)             --
  Purchase of property and equipment........................        (303)           (975)         (9,377)
                                                                  ------         -------        --------
         Net cash used in investing activities..............        (303)         (1,026)         (9,104)
                                                                  ------         -------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of mandatorily redeemable
    convertible preferred stock, net of issuance costs......          --           4,050          96,876
  Proceeds from exercise of common stock options............          --               8             183
  Proceeds from issuance of common stock....................           1              --              --
  Proceeds from issuance of warrants for preferred stock....          --              67              --
  Proceeds from the issuance of notes payable...............       1,000           3,924          13,000
  Repayment of notes payable................................          --            (178)         (4,757)
  Principal payments on capital lease obligations...........          --            (108)           (818)
  Restriction of cash related to letter of credit...........          --              --            (280)
                                                                  ------         -------        --------
         Net cash provided by financing activities..........       1,001           7,763         104,204
                                                                  ------         -------        --------
Net increase in cash and cash equivalents...................          21           1,381          65,576
Cash and cash equivalents, beginning of period..............          --              21           1,402
                                                                  ------         -------        --------
Cash and cash equivalents, end of period....................      $   21         $ 1,402        $ 66,978
                                                                  ======         =======        ========

   The accompanying notes are an integral part of these financial statements.

                            TELOCITY DELAWARE, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:


      Telocity Delaware, Inc. (the "Company") develops, markets, integrates and delivers interactive online services to the residential market over high-speed, or broadband, connections. The Company has a single operating segment and has no organizational structure dictated by product lines, geography or customer type. All revenues earned to date have been generated from U.S. based customers.


      The Company was in the development stage at December 31, 1998. The Company began offering services commercially in Chicago in July 1999 and in January 2000, its commercial services were extended to more than 40 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and Mid-Atlantic states, including Atlanta, Miami, Detroit, Philadelphia and New York City.


      In January 2000, the Company approved the reincorporation of the Company from California to Delaware which was consummated on March 27, 2000. The reincorporation to Delaware will result in a change in par value, an increase in authorized shares and a change in the Company's name from Telocity, Inc. to Telocity Delaware, Inc. All share data, stock option plan information and Company name in the consolidated financial statements and notes herein have been restated to reflect the reincorporation.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation

      These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

  Use of estimates

      Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

      The Company considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. The Company has restricted cash of $279,585 related to a letter of credit facility with a finance company, which has a term of six years. This amount has been included in other assets.

  Certain risks and concentrations

      The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable.

      The Company's cash and cash equivalents are deposited with major financial institutions in the United States. At times, such deposits may be in excess of the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

      The Company performs ongoing credit evaluations but does not require collateral. Five customers account for 35%, 16%, 14%, 13% and 11% of total revenues, respectively.

      The success of the Company's business is substantially dependent upon its ability to develop strategic partnerships for content, develop a recognizable brand, secure distribution channels for its subscriber-based broadband services and the continued supply of gateways from its sole contract manufacturer.

                            TELOCITY DELAWARE, INC.

  Fair value of financial instruments

      The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their carrying value due to the short maturity or market rate structure of those instruments.

  Property and equipment

      Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, generally two to seven years. Leasehold improvements are amortized over the related lease term or the useful life of the improvement.

  Intangibles

      Intangible assets consist of completed technology. These assets are being amortized using the straight-line method over their estimated useful life of five years.

  Accounting for long-lived assets

      The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

  Revenue recognition

      The Company generates revenue from the provision of broadband services and applications. Revenues are derived from an initial non-recurring charge and monthly recurring charges for services. The initial charge is related to the provision of a residential gateway, a high speed digital subscriber line and service activation. All revenues, including the initial and monthly service charges, are recognized ratably over the term of the service. Following the launch of a co-developed interface, which is expected in June 2000, the Company will recognize revenue from an advertising and revenue sharing agreement with NBCi. Revenue will be recognized upon notification from NBCi, which will be quarterly.

  Research and development

      Research and development costs are expensed as incurred, except for certain software development costs. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, which requires software development costs associated with internal use software to be charged to operations until certain capitalization criteria are met. For the year ended December 31, 1999, software development costs of approximately $1,342,000 were capitalized and included in property and equipment.

  Advertising costs

      Advertising costs are expensed the first time the advertising takes place. Included in prepaid expenses and other current assets and other assets at December 31, 1999 is $38,823,530 related to advertising to be received in the future. There was no advertising expense for the period from August 18, 1997 (date of incorporation) to December 31, 1997. Advertising expense for the years ended December 31, 1998 and 1999 was $44,000 and $7,941,000.

                            TELOCITY DELAWARE, INC.

  Stock-based compensation

      The Company has elected to continue accounting for stock-based compensation issued to employees using the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, presents disclosure of pro forma information required under Financial Accounting Standards Board Statement No. 123 or SFAS 123, "Accounting for Stock-Based Compensation." Stock and other equity instruments issued to non-employees have been accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18 and valued using the Black-Scholes model.

  Income taxes

      The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities, measured at tax rates that will be in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  Comprehensive income (loss)

      The Company has adopted the provisions of SFAS No. 130, or SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. There has been no difference between the Company's net loss and its total comprehensive loss through December 31, 1999.

  Stock split

      On October 13, 1999, the Company effected a 2:1 common and preferred stock split. All share information in the consolidated financial statements and notes has been restated to reflect the stock split.

                            TELOCITY DELAWARE, INC.

  Net loss per common share

      Basic net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period net of common shares subject to repurchase. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period net of common shares subject to repurchase. Common equivalent shares, composed of common shares issuable upon exercise of stock options and warrants and upon conversion of Series A, Series B and Series C mandatorily redeemable convertible preferred shares are included in the diluted net loss per share computation to the extent such shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except share and per share data):

                                                 FOR THE
                                               PERIOD FROM
                                               AUGUST 18,
                                              1997 (DATE OF
                                             INCORPORATION)
                                                   TO            YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                  1997              1998            1999
                                             ---------------    ------------    ------------
Numerator:
  Net loss attributable to common
     stockholders..........................    $     (678)      $    (7,590)    $   (60,169)
                                               ==========       ===========     ===========
Denominator:
  Weighted average common shares -- basic
     and diluted...........................     1,924,333        10,111,750      17,792,602
  Weighted average shares subject to
     repurchase............................      (704,795)       (4,640,133)     (9,573,419)
                                               ----------       -----------     -----------
  Denominator for basic and diluted
     calculation...........................     1,219,538         5,471,617       8,219,183
                                               ==========       ===========     ===========
  Net loss per common share-basic and
     diluted...............................    $    (0.56)      $     (1.39)    $     (7.32)
                                               ==========       ===========     ===========

      Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                                  FOR THE
                                                PERIOD FROM
                                                AUGUST 18,
                                               1997 (DATE OF
                                              INCORPORATION)
                                                    TO            YEAR ENDED      YEAR ENDED
                                               DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                   1997              1998            1999
                                              ---------------    ------------    ------------
Common stock options and warrants...........        --             1,858,363       2,992,316
Convertible preferred stock.................        --            13,150,000      50,663,878
Convertible preferred stock warrants........        --               403,125       3,256,400
                                                     --           ----------      ----------
                                                    --            15,411,488      56,912,594
                                                     ==           ==========      ==========

  Recent accounting pronouncements

      In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for

                            TELOCITY DELAWARE, INC.

financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 on January 1, 1999. As the Company has not capitalized such costs, the adoption of the SOP did not have an impact on its consolidated financial statements.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

NOTE 3 -- ACQUISITIONS AND RELATED PARTY TRANSACTIONS:

      On March 27, 1998 the Company acquired Aspen Internet Systems, Inc., in which two of the Company's founders held a minority interest, for an aggregate purchase price of $509,000. This constituted an asset acquisition of completed technology that has been incorporated into the Company's residential gateway.

NOTE 4 -- BALANCE SHEET COMPONENTS:

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
                                                              (IN THOUSANDS)
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Prepaid advertising.......................................  $--     $ 5,220
  Other prepaid expenses....................................   31       1,362
  Other receivables.........................................    6         431
                                                              ---     -------
                                                              $37     $ 7,013
                                                              ===     =======

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
                                                               (IN THOUSANDS)
PROPERTY AND EQUIPMENT, NET:
  Network software and equipment............................  $2,727    $18,104
  Furniture and fixtures....................................     130        495
  Leasehold improvements....................................     276        762
  Subscriber based broadband gateways.......................      --      5,455
                                                              ------    -------
                                                               3,133     24,816
  Less: accumulated depreciation and amortization...........    (393)    (2,544)
                                                              ------    -------
                                                              $2,740    $22,272
                                                              ======    =======

      Property and equipment includes $1,855,203 and $14,674,318 under capital leases at December 31, 1998 and December 31, 1999, respectively. Accumulated amortization of assets under capital leases totaled

                            TELOCITY DELAWARE, INC.

$245,476 and $1,326,483 at December 31, 1998 and 1999. Depreciation and amortization expense for the period from August 18, 1997 (date of incorporation) to December 31, 1997 and the years ended December 31, 1998 and 1999 was $10,906, $382,577 and $2,150,959, respectively.

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998      1999
                                                              -----    ------
                                                              (IN THOUSANDS)
Intangibles, net:
  Completed technology......................................  $509     $ 524
  Less: accumulated amortization............................   (42)     (144)
                                                              ----     -----
                                                              $467     $ 380
                                                              ====     =====

      Amortization expense for the years ended December 31, 1998 and 1999 was $41,808 and $101,767, respectively.

                                                               DECEMBER 31,
                                                              ---------------
                                                              1998     1999
                                                              ----    -------
                                                              (IN THOUSANDS)
Other assets:
  Prepaid advertising.......................................  $--     $33,604
  Deferred warrant costs....................................   --       6,993
  Other prepaid expenses and deferred costs.................   51       2,538
  Restricted cash...........................................   --         280
                                                              ---     -------
                                                              $51     $43,415
                                                              ===     =======

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
                                                              (IN THOUSANDS)
Accrued liabilities:
  Accrued advertising.......................................  $  9    $1,453
  Other accrued liabilities.................................   121     2,930
                                                              ----    ------
                                                              $130    $4,383
                                                              ====    ======

NOTE 5 -- BORROWINGS:

      During the period ended December 31, 1997, the Company issued a $1,000,000 convertible note payable for cash to August Capital, L.P. This unsecured note bore interest at an annual rate of 6% and there were no fixed terms of payment. In August 1998, the note payable was converted into Series A mandatorily redeemable convertible preferred stock.

      During the years ended December 31, 1998 and 1999, the Company issued notes payable to Comdisco, Inc., and MMC/GATX Partnership #1, with detachable warrants to acquire Series A and Series B mandatorily redeemable convertible preferred stock. The notes are collateralized by all tangible assets owned by the Company, bear interest at a weighted average rate of 11.1% and are repayable in installments between May 1998 and January 2002.

                            TELOCITY DELAWARE, INC.

      Aggregate principal payments due under these notes subsequent to December 31, 1999 are as follows: (in thousands):

                  YEARS ENDED DECEMBER 31,
                  ------------------------
2000........................................................  $ 2,879
2001........................................................    2,724
2002........................................................    1,372
                                                              -------
Total principal payments....................................    6,975
Less: amount representing finance costs.....................   (1,548)
                                                              -------
Total notes payable.........................................    5,427
Less: current portion.......................................   (2,292)
                                                              -------
                                                              $ 3,135
                                                              =======

  Line of credit

      The Company has a $1,000,000 working capital line of credit which bears interest at a premium of 7.3% over the U.S. dollar risk free interest rate which expires 36 months from each advance date. No amounts were outstanding at December 31, 1999.

  Bridge financing

      In October 1999, the Company entered into a bridge loan transaction with a financing company for $4,000,000 which bears interest at 12% with a term of 60 days. This loan was repaid in December 1999.

      In November 1999, the Company entered into convertible bridge loan transactions with two of its officers for a combined total of $5,000,000. Each loan was made at an annual interest rate of 12%. The loans were converted into a combined total of 954,198 shares of Series C mandatorily redeemable preferred stock in December 1999.

  Capital leases

      Future minimum lease payments under capital leases as of December 31, 1999 are as follows (in thousands):

                  YEARS ENDED DECEMBER 31,
                  ------------------------
2000........................................................  $ 5,521
2001........................................................    5,372
2002........................................................    4,169
2003........................................................      693
                                                              -------
Total principal payments....................................   15,755
Less: amount representing finance costs.....................   (2,470)
                                                              -------
                                                               13,285
Less: current portion.......................................   (4,426)
                                                              -------
                                                              $ 8,859
                                                              =======

NOTE 6 -- COMMITMENTS:

  Leases

      The Company leased additional office space and equipment under non-cancelable operating leases and entered into certain non-cancelable service agreements. These agreement have various expiration dates

                            TELOCITY DELAWARE, INC.

through June 2005. The Company also sublet certain property for the period from August 1999 to October 2002. Rent expense for the periods ended December 31, 1997, 1998 and 1999 was $50,471, $258,142 and $939,715, respectively.

      Future minimum lease payments under noncancelable operating and service agreements including future minimum sublease rental receipts under noncancelable operating lease, entered into during 1999 are as follows (in thousands):

                                                          OPERATING
                                                          LEASES AND
                                                           SERVICE      SUBLEASE
                YEARS ENDED DECEMBER 31,                  AGREEMENTS     INCOME
                ------------------------                  ----------    --------
2000....................................................   $10,199        $332
2001....................................................    14,797         339
2002....................................................    13,531         287
2003....................................................     4,771          --
2004....................................................     1,808          --
2005....................................................       913          --
                                                           -------        ----
Total minimum lease and service payments and sublease
  income................................................   $46,019        $958
                                                           =======        ====

  Operating agreement

      On December 10, 1999, the Company entered into a fifteen year operating agreement with NBC Internet, Inc ("NBCi"). The agreement provides for the joint development, design services and content to be owned and branded by both Companies. The services and content include entertainment, electronic commerce, games, search applications and other features designed for use exclusively by broadband users. The Company's customers will be able to utilize these online services through a Web portal user interface that the Company will develop jointly with NBCi.

      After the general commercial launch of the co-developed interface, which is expected by June 2000, the Company and NBCi have agreed to share a portion of revenues that are generated from respective services, advertising and electronic commerce activities provided through the co-branded portal. The Company will receive a percentage of net revenues received by any NBCi entity from advertising placed on the co-branded version of the Snap.com portal, e-commerce, subscription and pay-per-view media from the Company's customers. The Company will share gross revenues it generates from subscription fees, less cost of goods sold, to subscribers from value-added services and applications with NBCi. The percentage of revenues shared depends on whether NBCi offers a similar service or application. The Company will also share a percentage of revenues it generates from the placement of content provided by third parties. The amount due to NBCi will be recorded in network and product costs.

      In December 1999, in connection with the operating agreement, the Company issued warrants to acquire 1,039,122 and 850,191 shares of Series C preferred stock to NBC and NBCi, respectively. The fair value of the warrants has been included in long term other assets and will be amortized over the term of the operating agreement and included in sales and marketing expenses.

NOTE 7 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

      Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and terms of each

                            TELOCITY DELAWARE, INC.

share. At December 31, 1999, the amounts and liquidation values of Series A, Series B and Series C preferred stock are as follows (in thousands, except share data):

                                                                  SHARES
                                                    SHARES      ISSUED AND     LIQUIDATION
                                                  AUTHORIZED    OUTSTANDING       VALUE
                                                  ----------    -----------    -----------
Series A........................................  13,553,126    13,150,000      $  6,575
Series B........................................   1,469,998    13,181,818      $ 14,500
Series C........................................  27,000,000    24,332,060      $127,500

      On February 16, 1999 and March 26, 1999, the Company issued 10,727,274 shares and 2,454,544 shares, respectively, of Series B preferred stock at a purchase price of $1.10 per share.

      On December 13, 1999, the Company issued 18,034,351 shares of its Series C preferred stock at a purchase price of $5.24 per share for cash of $89,500,000 and the conversion of bridge loans with two officers totaling $5,000,000. The Series C convertible preferred stock converts into common stock on a one for one basis. The difference between the fair value of the common shares at the date of grant of $6.16 per share and the purchase price resulted in a beneficial conversion feature equal to $16,676,470. Under EITF 98-5, the beneficial conversion feature results in a preferred stock dividend of $16,676,470 for the year ended December 31, 1999.

      The Company also issued 6,297,709 shares of its Series C preferred stock in exchange for advertising and promotional commitments with a fair value of $38,823,530 provided by two of the Company's strategic investors, NBC and NBCi.

      The rights, preferences and privileges of the preferred shareholders are as follows:

  Dividends

      The holders of Series A, Series B and Series C preferred stock are entitled to receive noncumulative dividends at an annual rate of $0.025 per share, $0.055 per share and $0.262 per share, respectively, when, and if declared by the Board of Directors. After payment of the above dividends, additional dividends declared are to be paid pro-rata to both the holders of common stock and preferred stock (treated as if converted). No dividends have been declared through December 31, 1999.

  Liquidation

      The holders of the Series A, Series B and Series C preferred stock are entitled to a distribution in preference to common shareholders of $0.50, $1.10 and $5.24 per share, respectively, plus any declared but unpaid dividends. After the payment has been made to the holders of preferred stock for the full amount to which they are entitled, the holders of the common stock and Series C preferred stock shall be entitled to share ratably in all remaining assets, until the holders of Series C preferred stock have received a cumulative amount of $7.86 per share, if the liquidation event closes on or before June 30, 2000 or $10.48 per share, if the liquidation event closes after June 30, 2000. Thereafter, holders of common stock will receive any remaining assets.

  Conversion

      The Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into common stock on a one-for-one basis, subject to adjustment for dilution. Conversion is automatic upon the closing of a firm commitment underwritten public offering of the Company's common stock at an aggregate offering price of not less than $30,000,000 and at a price per share of not less than $7.86 if such offering closes on or before June 30, 2000 or $10.48 if such offering closes after June 30, 2000. In addition, preferred stockholders have certain registration rights and the right to participate in future

                            TELOCITY DELAWARE, INC.

issuances of the Company's stock. A total of 53,920,278 shares of common stock have been reserved for issuance upon the conversion of mandatorily redeemable preferred stock.

  Voting

      Each share of Series A, Series B and Series C preferred stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  Redemption

      At anytime on or after December 1, 2004, each holder of mandatorily redeemable convertible preferred stock has the right to cause the Company to redeem all of the shares held by such stockholder. The redemption price of the Series A, Series B and Series C preferred stock is $0.50, $1.10 and $5.24 per share, respectively, plus any declared but unpaid dividends and shall be paid in three equal annual installments.

  Warrants for convertible preferred stock

      The Company has issued warrants, the fair value of which has been estimated using the Black-Scholes pricing model at the date of grant, using the term of the warrant and the following assumptions: Risk-free rate of 4.6% - 5.6% and 5.8% - 6.2% in 1998 and 1999, respectively, no expected dividends and volatility of 60%.

                                                           NUMBER OF
                                                          SHARES UNDER      EXERCISE        FAIR
           ISSUANCE DATE              EXPIRATION DATE     THE WARRANTS        PRICE        VALUE
           -------------              ----------------    ------------    -------------    ------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
March and September 1998............  September 2008         403,125      $0.50 - $0.80    $  106
May, August, October and December
  31, 1999..........................  November 2004 to       833,498      $1.10 - $5.13     1,197
                                      December 2009
August 1999.........................  August 2009             38,126          $1.10           120
October 1999........................  October 2002            44,628          $4.48           114
December 1999.......................  December 2004           47,710          $5.24           121
December 1999.......................  December 2004        1,889,313          $5.24         7,012

      In connection with notes payable and capital leases, the Company issued warrants to purchase 403,125 shares of Series A mandatorily redeemable convertible preferred stock in March 1998 and September 1998, respectively. The fair value of the warrants is being amortized over the term of the notes and capital leases. The Company recognized $11,881 and $31,520 as interest expense associated with these warrants for the year ended December 31, 1998 and 1999 respectively.

      In May, August, October, November and December 1999, in connection with notes payable and capital leases, the Company issued warrants to purchase 833,498 shares of Series B mandatorily redeemable convertible preferred stock. The fair value of the warrants will be amortized to interest expense over the term of the notes and capital leases. The Company recognized $218,404 as interest expense associated with these warrants for the year ended December 31, 1999.

      In August 1999, in connection with a line of credit, the Company issued warrants to purchase 38,126 shares of Series B mandatorily redeemable convertible preferred stock. The fair value of the warrants will be amortized to interest expense over the term of the letter of credit. The Company

                            TELOCITY DELAWARE, INC.

recognized $6,875 as interest expense associated with these warrants for the year ended December 31, 1999.

      In October 1999, in connection with a bridge loan the Company issued warrants to purchase 44,628 shares of Series B mandatorily redeemable convertible preferred stock. The fair value of the warrants will be amortized to interest expense over the term of the bridge financing. The Company recognized $114,021 as interest expense associated with these warrants for the year ended December 31, 1999.

      In December 1999, in connection with bridge loans received from two of its directors, the Company issued warrants to purchase 47,710 shares of Series C mandatorily redeemable preferred stock. The fair value of the warrants will be amortized to interest expense over the term of the bridge loan. The Company recognized $120,933 as interest expense associated with these warrants for the year ended December 31, 1999.

      In December 1999, in connection with an operating agreement the Company issued warrants to acquire 1,039,122 and 850,191 shares of Series C preferred stock to NBCi and NBC, respectively. The fair value of the warrants will be amortized over the term of the agreement. The Company recognized $19,478 as sales and marketing expenses associated with these warrants for the year ended December 31, 1999.

NOTE 8 -- COMMON STOCK:

      The Company's Articles of Incorporation, as amended, authorize the Company to issue 90,000,000 shares of common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1997, 1998 and 1999, there were 5,169,730, 5,284,148 and 12,814,213 shares subject to repurchase, respectively.

      In December 1999, the Company approved the issuance and sale of shares of common stock in an initial public offering.

  Common stock warrants

      The Company has issued warrants, the fair value of which has been estimated using the Black-Sholes pricing model at the date of grant, using the term of the warrant and the following assumptions: Risk-free interest rate of 4.6% and 5.1% - 6.0% in 1998 and 1999, respectively, no expected dividends and 60% volatility.

                                                            NUMBER OF
                                                           SHARES UNDER      EXERCISE       FAIR
       ISSUANCE DATE                EXPIRATION DATE        THE WARRANTS        PRICE        VALUE
       -------------                ---------------        ------------      --------       -----
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
September 1998..............    November 2003                765,018           $0.05        $ 91
March and November 1999.....    March and November 2004       65,000       $1.10 - $1.50    $ 85
June 1999...................    June 2006                    268,856           $0.35        $247
November 1999...............    November 2009                 20,000           $1.50        $ 79

      The Company issued a warrant to purchase 765,018 shares of common stock in September to a company with which they were considering developing a strategic relationship. The Company recognized $91,067 as general and administrative expenses associated with these warrants for the year ended December 31, 1998.

      In March and November 1999, in connection with facility lease financing, the Company issued warrants to purchase 65,000 shares of common stock. The fair value of the warrants will be amortized to

                            TELOCITY DELAWARE, INC.

interest expense over the term of the capital leases. The Company recognized $84,521 as rent expense in general and administrative expenses associated with these warrants for the year ended December 31, 1999.

      In June, in connection with professional services received, the Company issued warrants to purchase 268,856 shares of common stock. The fair value of the warrants will be recognized as general and administrative expense. The Company recognized $247,309 as general and administrative expense associated with these warrants for the year ended December 31, 1999.

      In November 1999, in connection with a license agreement, the Company issued warrants to purchase 20,000 shares of common stock. The fair value of the warrants will be recognized as sales and marketing expense over the term of the license agreement. The Company recognized $19,692 as sales and marketing expense associated with these warrants for the year ended December 31, 1999.

  Stock option plans

      In January 1998, the Company adopted the 1998 Stock Option Plan and Consultants Stock Option Plan (the "Plans"). The Plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. At December 31, 1998 and December 31, 1999, the Company has reserved 3,530,000 and 13,950,000 shares of Common Stock for issuance under the Plans, respectively.

      Options under the Plans may be granted for a period of up to ten years and at prices no less than 85% of the estimated fair value of shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less that 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately, subject to repurchase options held by the Company which lapse over a maximum period of ten years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years. The following table summarizes activity under the Plans (in thousands, except share and per share data):

                                                     SHARES
                                                    AVAILABLE       OPTIONS      EXERCISE
                                                    FOR GRANT     OUTSTANDING     PRICE
                                                   -----------    -----------    --------
Shares reserved at plan inception................    1,624,000            --
Additional shares authorized.....................    1,906,000            --
Options granted..................................   (3,270,278)    3,270,278      $0.05
Options exercised................................                 (2,176,934)     $0.05
                                                   -----------    ----------
Outstanding and exercisable at December 31,
  1998...........................................      259,722     1,093,344      $0.05
Options authorized...............................   10,420,000            --
Options granted..................................  (10,595,660)   10,595,660      $0.93
Options exercised................................                 (9,693,062)     $0.58
Options cancelled................................     (122,500)      122,500      $0.55
Exercised options forfeited and returned to
  plans..........................................    1,288,298            --      $0.09
                                                   -----------    ----------
Balances, December 31, 1999......................    1,494,860     1,873,442      $2.26
                                                   ===========    ==========

                            TELOCITY DELAWARE, INC.

      The options outstanding, and currently exercisable by exercise price at December 31, 1999, are as follows (in thousands, except per share data):

                                                WEIGHTED
                                                AVERAGE
                                               REMAINING      WEIGHTED
        EXERCISE      NUMBER       NUMBER     CONTRACTUAL     AVERAGE
         PRICE      OUTSTANDING    VESTED     LIFE (YEARS)     PRICE
        --------    -----------    -------    ------------    --------
         $0.05          17,158      17,158        8.75         $0.05
         $0.18          12,000          --        9.21         $0.18
         $0.35          96,000      24,000        9.44         $0.35
         $0.75         188,000      46,667        9.67         $0.75
         $1.50         411,250      17,499        9.85         $1.50
         $3.00       1,149,034      17,834        9.96         $3.00
                     ---------     -------
                     1,873,442     123,158        9.86         $2.26
                     =========     =======

      At December 31, 1998, 243,000 of the options outstanding were vested.

      Options granted include options to acquire 240,538 and 392,758 shares of common stock issued to consultants and other service providers of the Company during the year ended December 31, 1998 and 1999, respectively. The fair value of the common stock options was estimated to be $40,062 and $1,096,805 for 1998 and 1999, respectively, using the Black-Scholes pricing model at the date of grant, the expected term of the option and the following assumptions: Risk free rate of 4.5%-4.6% and 4.6%-5.2% in 1998 and 1999, respectively, no expected dividends and volatility of 60%. Stock-based compensation related to stock options granted to consultants is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to consultants and other service providers, the Company recorded stock-based compensation expense of $40,062 and $920,198 for the year ended December 31, 1998 and 1999, respectively. Future stock-based compensation expense from these options is estimated to be $176,600 at December 31, 1999.

      In connection with certain stock option grants to employees during the year ended December 31, 1998 and 1999, the Company recorded unearned stock-based compensation totaling $328,374 and $15,285,155, respectively, which is being amortized over the vesting periods of the related options which is generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the year ended December 31, 1998 and 1999, totaled approximately $13,000 and $1,804,000, respectively.

      Stock-based compensation for employees was allocated across the relevant functional expense categories within operating expenses as follows (in thousands):

                                                              1997    1998     1999
                                                              ----    ----    ------
Sales and marketing.........................................   $--    $ 12    $  490
General and administrative..................................   --      112     1,780
Research and development....................................   --       21       825
                                                               --     ----    ------
                                                               $--    $145    $3,095
                                                               ==     ====    ======

                            TELOCITY DELAWARE, INC.

  Pro forma stock-based compensation

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock based Compensation," ("SFAS No. 123") for option grants to employees. Had compensation cost been determined based on the fair value at the grant date for the awards in 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss for 1998 and 1999 would have been as follows (in thousands):

                                                               1998        1999
                                                              -------    --------
Net loss -- as reported.....................................  $(7,590)   $(60,169)
Net loss -- pro forma.......................................  $(7,613)   $(60,499)
Net loss per common share -- basic and diluted as
  reported..................................................  $ (1.39)   $  (7.32)
Net loss per common share -- basic and diluted pro forma....  $ (1.39)   $  (7.36)

      Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

      The weighted average fair value of options issued during 1998 was $0.11 and during 1999 was $1.77. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants:

Risk-free interest rate.....................................  4.221-6.020%
Expected life of option.....................................       5 years
Expected dividends..........................................            0%

NOTE 9 -- 401(k):

      The Company sponsors an employee savings and retirement plan intended to qualify under section 401(k) of the Internal Revenue Code. All eligible employees may contribute up to 20% of compensation, subject to annual limitations, which are fully vested at all times. The Company retains the options of matching employees' contributions with a discretionary employer contribution. To date, no employer contributions have been made.

NOTE 10 -- INCOME TAXES:

      No provisions for income taxes have been recorded as the Company has incurred net losses since inception.

      The Company's effective tax rate varies from the statutory rate as follows:

                                                           1997      1998      1999
                                                          ------    ------    -------
U.S. Federal income tax rate..........................    (34.00)%  (34.00)%   (34.00)%
State taxes, net of federal tax benefit...............     (5.84)    (5.84)     (5.84)
Permanent differences.................................        --      0.07       9.06
Other.................................................        --        --      (1.91)
Valuation allowance...................................     39.84     39.77      32.69
                                                          ------    ------    -------
                                                              --        --         --
                                                          ======    ======    =======

                            TELOCITY DELAWARE, INC.

      The components of the net deferred tax asset as of December 31, 1998 and 1999 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 3,305    $ 21,626
  Other.....................................................        7       1,394
                                                              -------    --------
                                                                3,312      23,020
Valuation allowance.........................................   (3,236)    (22,448)
                                                              -------    --------
Net deferred tax asset......................................       76         572
Deferred tax liabilities:
  Depreciation..............................................  $   (76)   $   (572)
                                                              -------    --------
Net deferred tax assets.....................................       --          --
                                                              =======    ========

      At December 31, 1999, the Company had approximately $54,290,000 of federal and state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2012 and 2005, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Such amount, if any, has not been determined. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

      Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. For the periods ended December 31, 1997, 1998 and 1999, the valuation allowance increased by approximately $325,000, $2,911,000 and $19,212,000, respectively.

                            TELOCITY DELAWARE, INC.

NOTE 11 -- SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                FOR THE PERIOD
                                                             FROM AUGUST 18, 1997     FOR THE YEAR ENDED
                                                            (DATE OF INCORPORATION)      DECEMBER 31,
                                                                TO DECEMBER 31,       ------------------
                                                                     1997              1998       1999
                                                            -----------------------   -------   --------
                                                                                        (IN THOUSANDS)
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest..................................            $--             $  109    $   831
                                                                      --              ------    -------
SUPPLEMENTAL NON CASH INVESTING AND FINANCING ACTIVITY:
  Acquisition of subsidiary...............................            $--             $  509    $    --
  Less notes payable issued for acquisition...............            --                (405)        --
  Less common stock options issued in acquisition.........            --                  (7)        --
  Net cash payment........................................            --                 (51)        --
                                                                      --              ------    -------
  Liabilities assumed on acquisition of subsidiary........            $--             $   46    $    --
                                                                      --              ------    -------
  Property and equipment acquired under capital leases....            $--             $1,855    $12,819
                                                                      --              ------    -------
  Conversion of convertible promissory notes into
     mandatorily redeemable preferred stock...............            $--             $2,455    $ 5,000
                                                                      --              ------    -------
  Conversion of accrued interest on convertible promissory
     notes into mandatorily redeemable preferred stock....            $--             $   60    $    11
                                                                      --              ------    -------
  Issuance of warrants in connection with capital
     leases...............................................            $--             $   39    $   547
                                                                      --              ------    -------
  Issuance of warrants in connection with borrowings......            $--             $   --    $ 1,005
                                                                      --              ------    -------
  Issuance of warrants in connection with facilities lease
     and other services...................................            $--             $   92    $   411
                                                                      --              ------    -------
  Issuance of warrants in connection with operating
     agreement............................................            $--             $   --    $ 7,012
                                                                      --              ------    -------
  Advertising received for Series C mandatorily
     convertible redeemable preferred stock...............            $--             $   --    $38,824
                                                                      --              ------    -------
  Deemed dividend on issuance Series C preferred stock....            $--             $   --    $16,676
                                                                      --              ------    -------
  Accretion of mandatorily redeemable convertible
     preferred stock......................................            $--             $   --    $    74
                                                                      --              ------    -------
  Unearned stock-based compensation related to common
     stock option grants to employees, net of
     cancellations........................................            $--             $  328    $15,195
                                                                      --              ------    -------
  Grant of common stock options for services..............            $--             $   40    $ 1,097
                                                                      --              ------    -------

NOTE 12 -- UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA
           CONSOLIDATED BALANCE SHEET

      Upon the closing of the Company's initial public offering, all outstanding mandatorily redeemable convertible preferred stock will be converted automatically into common stock and warrants to acquire mandatorily redeemable convertible preferred stock will be converted automatically into warrants to acquire common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's consolidated balance sheet, assuming the conversion had occurred as of December 31, 1999. Pro forma basic and diluted net loss per common share have been computed as described in Note 2 and also give effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the "as-if-converted method") for the year ended December 31, 1999.

                            TELOCITY DELAWARE, INC.

      A reconciliation of the numerator and denominator used in the calculation of pro forma basic and fully diluted net loss per common share follows (in thousands, except share and per share data):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                              (UNAUDITED)
Net loss attributable to common stockholders................  $   (60,169)
                                                              ===========
Shares used in computing basic and diluted net loss per
  share.....................................................    8,219,183
Adjusted to reflect the effect of the assumed conversion of
  all convertible preferred stock from date of issuance.....   25,391,108
                                                              -----------
Weighted average shares used in computing pro forma basic
  and diluted net loss per share............................   33,610,291
                                                              -----------
Pro forma basic and diluted net loss per share..............  $     (1.79)
                                                              ===========

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

  Stock option plans

      In January 2000, the Company's Board of Directors approved, subject to shareholder approval, the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2000 Outside Directors Stock Plan. Each plan will be administered by the Board or by a committee of the Board.

      A total of 24,000,000 shares of common stock are authorized and reserved for issuance under the 2000 Equity Incentive Plan ("Equity Incentive Plan"), including 13,950,000 shares that were authorized and reserved under our 1998 Stock Option Plan prior to its restatement. As of December 31, 1999, options to purchase 1,873,442 shares of Common Stock were outstanding under the 1998 Stock Option Plan, 10,581,698 shares had been issued upon exercise of options, net of repurchases, and 1,494,860 shares available for future grant. The cumulative number of shares authorized for issuance will be increased automatically on January 1, 2001 and each January 1 thereafter. The Equity Incentive Plan allows awards to be granted in the form of incentive stock options, nonstatutory stock options, restricted stock purchase rights and bonuses, performance shares and performance units. Unless terminated sooner by the Board, the Equity Incentive Plan will terminate automatically in 2009 on the tenth anniversary of its adoption by the Board.

      A total of 2,500,000 shares of common stock are reserved for issuance under the 2000 Employee Stock Purchase Plan ("ESPP"), cumulatively increased on January 1, 2001 and each January 1, thereafter. The ESPP permits employees, including officers and employee directors, to purchase common stock through payroll deductions of up to 20% of the participant's base salary and commissions, but not to exceed the established maximum. Such amounts are applied to the purchase from the Company of shares of common stock at the end of each offering period at a price which is generally 85% of the lower of the fair market value of the common stock on either the first or last of the offering period.

      A total of 400,000 shares of common stock are authorized and reserved for issuance under the 2000 Outside Directors Stock Plan ("Outside Directors Stock Plan"), cumulatively increased on January 1, 2001 and each January 1 thereafter. The Outside Directors Stock Plan establishes an initial, automatic grant of an option to purchase 20,000 shares of our common stock to each non-employee director who is first elected to our Board of Directors after the effective date of this offering. The Outside Directors Stock Plan also permits each non-employee director to elect to receive additional equity awards in lieu of between 25% to 100% of the cash compensation otherwise payable to the director for service on the Board.

                            TELOCITY DELAWARE, INC.

  Stock options

      During 2000 the Company issued the following stock options:

      - In January 2000, the Company issued options to purchase 864,080 shares of common stock to employees and 117,500 to consultants and other service providers with an exercise price of $9.00 per share. The Company will record unearned stock based compensation for option grants to employees of $3.5 million and this will be amortized over the vesting period. The fair value of options issued to consultants and other service providers estimated using the Black-Scholes pricing model at the date of grant is $936,000 and will be recognized as earned.

      - In February 2000, the Company issued options to purchase 58,000 shares of common stock to employees and 338,360 to consultants and other service providers with an exercise price of $12.00 per share. The Company will record unearned stock based compensation for option grants to employees of $174,000 and this will be amortized over the vesting period. The fair value of options issued to consultants and other service providers estimated using the Black-Scholes pricing model at the date of grant is $2.9 million and will be recognized as earned.

  Financing agreements

      In February, 2000 in connection with a line of credit, the Company issued warrants to acquire 11,667 shares of common stock to Comdisco, Inc. with an exercise price of $9.00 per share. The fair value of the warrants of $137,000 has been estimated using the Black-Scholes pricing model at the date of grant, using the terms of the warrant and the following assumptions: Risk free rate of 6%, no expected dividends and 60% volatility. The fair value of the warrants will be amortized to interest expense over the term of the line of credit.

  Sales agreement

      In February 2000, the Company entered into a two year master broadband services agreement with GE and its affiliates. Under the services agreement, the Company will provide residential services to GE and its affiliates' telecommuters, other employees at discounted rates, as well as non-employee users introduced to the Company by GE. In addition, under this agreement GE will help market and promote the Company services. The Company has issued GE warrants for the contingent purchase of up to 200,000 shares of our common stock at an exercise price of $12.00 per share based upon achievement of certain customer-based milestones during the term of the agreement.

      GE must meet these milestones within 30 months and the warrants must be exercised within 12 months of reaching the associated milestone. The warrants will be valued using the Black-Scholes pricing model and revalued at each reporting date until the milestones are met. The fair value attributable to these warrants will be recorded when it is probable that the milestone will be met.

BACK COVER:

NATIONWIDE MANAGED NETWORK
We currently provide service to customers in more than 50 metropolitan statistical areas in the Southeast, Northeast, upper Midwest and mid-Atlantic states. By the end of 2000, our network will grow to cover approximately 150 metropolitan statistical areas throughout the nation which we estimate will allow us to provide service to at least 20% of all U.S. households.
[Image of light blue US network map]
[Image of satellite]

SATELLITE COMMUNICATIONS
By duplicating and storing frequently accessed content locally at metropolitan hubs via satellite communications, we reduce redundant data traffic on the network and speed data delivery to our customers.
[Image of three network operations personnel]

NETWORK OPERATIONS CENTER
We manage and monitor customer activity 24-hours-a-day, 7-days-a-week, providing secure, reliable service.

DEDICATED CIRCUITS
Customer traffic is brought together through dedicated, secure circuits into our local metropolitan hubs.
[Telocity logo]

METROPOLITAN HUBS
We aggregate customer traffic in metropolitan hubs, which are data distribution centers in each metropolitan area. Our network directs each customer's data request to the closest available server containing the requested content or service.

MANAGED NETWORK
HIGH CAPACITY NETWORK
Between metropolitan hubs, customer traffic travels on a high capacity network, which is interconnected to the Internet and to other network providers at Internet exchange points.
[Image of mother and daughter at a computer]

PERSONAL COMPUTER
The network begins with the connection of a customer's personal computer, or home network of computers, to our residential gateway.

THE RESIDENTIAL GATEWAY
[Image of Residential Gateway]
[Image of telephone prong and wall jack]

SERVICES TO THE HOME
We have the capability to configure our gateway easily to support many high-speed local access technologies, including wireless, cable and satellite, although we currently deliver our services and content using digital subscriber line technology.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Through and including           , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               11,000,000 SHARES

                                [TELOCITY LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                                 WIT SOUNDVIEW

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Telocity, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................    $   39,600
NASD filing fee.............................................        10,500
Nasdaq National Market listing fee..........................        95,000
Printing and engraving costs................................       325,000
Legal fees and expenses.....................................       365,000
Accounting fees and expenses................................       425,000
Blue Sky fees and expenses..................................        10,000
Transfer Agent and Registrar fees...........................         5,000
Miscellaneous expenses......................................        24,900
                                                                ----------
          Total.............................................    $1,300,000
                                                                ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

      The Eighth Article of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

      Article VIII of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

      The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      Since inception, we have issued unregistered securities to a limited number of persons as described below. For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Related Party Transactions" in the form of prospectus included herein.

      The sales of the following securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

       (1) From July 1998 through February 29, 2000, the Registrant granted stock options to purchase an aggregate of 15,243,878 shares of common stock to employees and consultants with aggregate exercise prices ranging from $0.05 to $12.00 per share pursuant to the Registrant's stock option plan. As of February 29, 2000, 13,981,226 shares of common stock have been issued upon exercise of options.

       (2) An aggregate of 7,100,000 shares of our common stock in December 1997 and June 1998 to Messrs. Olson, Solomon, Obenhuber, Grundy and Stepovich in connection with Founder Stock Purchase Agreements. The consideration received for such shares was $17,392.

      The sales of the following securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The Registrant believes that the transactions were exempt because the recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Telocity or had access, through employment or other relationships, to such information.

       (1) An aggregate of 2,560,000 shares of common stock was issued in a private placement in October 1997 to August Capital Associates L.P. and August Capital Strategic Partners, L.P. in connection with the Registrant's initial funding. The consideration received for such shares was $1,280.

       (2) An aggregate of 504,000 shares of our common stock in October 1997 to Aspen Internet Systems, Inc. in exchange for the execution of a patent license agreement. The consideration received for such shares was $252.

       (3) An aggregate of 13,150,000 shares of Series A preferred stock in a private placement in July 1999 to entities affiliated with August Capital L.P. and Bessemer Venture Partners, as well as other qualified purchasers pursuant to a Series A preferred stock Purchase Agreement. The consideration received for such shares was $6,575,000.

       (4) An aggregate of 13,181,818 shares of Series B preferred stock in a private placement in February and March 1999 to entities affiliated with August Capital L.P., Bessemer Venture Partners, Mohr, Davidow Ventures and RRE Investors, LLC, as well as other qualified purchasers pursuant to Series B preferred stock Purchase Agreement. The consideration received for such shares was $14,500,000.

       (5) An aggregate of 24,332,061 shares of Series C preferred stock in a private placement in December 1999 to entities affiliated with NBC Internet, Inc., August Capital L.P., Bessemer Venture Partners, Mohr, Davidow Ventures and RRE Investors, LLC, as well as other qualified purchasers pursuant to a Series C preferred stock Purchase Agreement. The consideration for such shares was $127,500,000.

       (6) From March 1998 through December 1999 the Registrant issued to Comdisco, Inc. warrants to purchase an aggregate of 1,054,506 shares of preferred stock with an average exercise price of $1.23 per share in connection with an equipment lease financing.

       (7) In September 1998, the Registrant issued to Citizen's Telecom Services Company LLC a warrant to purchase 765,018 shares of common stock at an exercise price of $0.05 per share in connection with a letter of intent to engage in a joint development effort.

       (8) In March 1999, the Registrant issued to Vidovich-Cupertino Limited Partnership a warrant to purchase 50,000 shares of common stock at an exercise price of $0.11 per share in connection with a real property lease.

       (9) In May 1999 the Registrant issued to Meier Mitchell & Company a warrant to purchase 252,272 shares of preferred stock at an exercise price of $1.10 per share in connection with an equipment lease financing.

      (10) In June 1999, the Registrant issued to Heidrick & Struggles, Inc. a warrant to purchase 268,856 shares of common stock at an exercise price of $0.35 per share in connection with an executive search.

      (11) In November 1999, the Registrant issued to Ranbach Music, Ltd. a warrant to purchase 20,000 shares of common stock at a price of $1.50 per share in connection with a license for the Registrant to use certain music in connection with its marketing and other efforts.

      (12) In November 1999, the Registrant issued to The Sobrato Group a warrant to purchase 15,000 shares of common stock at an exercise price of $1.50 per share in connection with a real property lease.

      (13) In November 1999, in connection with bridge loans in advance of the close of the Registrant's Series C preferred stock financing, the Registrant issued to Ms. Hart and Mr. Olson warrants for 19,084 shares and 28,626 shares of preferred stock, respectively, with an exercise price of $5.24 per share.

      (14) In November 1999 the Registrant issued to Point Financial, Inc. a warrant to purchase 32,599 shares of preferred stock at an exercise price of $4.91 per share in connection with an equipment lease financing.

      (15) In December 1999 the Registrant issued to the National Broadcasting Company, Inc. and NBC Internet, Inc. warrants for 850,191 shares and 1,039,122 shares of preferred stock, respectively, with an exercise price of $5.24 per share.

      (16) In February 2000, the Registrant issued to Comdisco, Inc. a warrant to purchase 11,667 shares of common stock at an exercise price of $9.00 per share in connection with a letter of credit.

      (17) In February 2000, the Registrant issued to General Electric Company warrants to purchase an aggregate of 200,000 shares of common stock at an exercise price of $12.00 per share in connection with a Master Broadband Services Agreement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (A) EXHIBITS


EXHIBIT
NUMBER
-------
 1.1**     Form of Underwriting Agreement
 3.1**     Restated Certificate of Incorporation of Registrant, as
           amended, to be in effect after the offering
 3.2**     Bylaws of Registrant
 4.1       Specimen of stock certificates
 5.1**     Opinion of Gray Cary Ware & Freidenrich LLP
10.1**     Form of Indemnification Agreement between Registrant and
           each of its directors and officers
10.2**     2000 Equity Incentive Plan and form of agreements thereunder
10.3**     2000 Employee Stock Purchase Plan
10.4**     2000 Outside Directors Stock Plan and form of agreements
           thereunder
10.5**     Lease between Registrant and Vidovich-Cupertino Limited
           Partnership
10.6**     Lease between Registrant and Lee Li Chun Koo
10.7**     Lease between Registrant and The Sobrato Group
10.8**     Second Amended and Restated Investors' Rights Agreement
10.9+**    Product Manufacturing Agreement between Registrant and
           Wellex Corporation
10.10+**   Agreement for Services between Registrant and Telamon-IMS,
           Inc.
10.11+**   Agreement for Services between Registrant and the Sutherland
           Group, Ltd.

EXHIBIT
NUMBER
-------
10.12**    Employment Agreement between Registrant and Patti Hart
10.13**    Employment Agreement between Registrant and Peter Olson
10.14**    Employment Agreement between Registrant and Jim Morrissey
10.15**    Employment Agreement between Registrant and Thomas Obenhuber
10.16**    Employment Agreement between Registrant and James Rohrer
10.17**    Employment Agreement between Registrant and Matthew
           Stepovich
10.18**    Employment Agreement between Registrant and Regina Wiedemann
10.19**    Employment Agreement between Registrant and Kevin Grundy
10.20**    Employment Agreement between Registrant and Jef Raskin
10.21**    Employment Agreement between Registrant and Andrew Robinson
10.22**    Employment Agreement between Registrant and Edward Hayes
10.23**    Employment Agreement between Registrant and Scott Martin
10.24**    Consultants Stock Option Plan and form of agreements
           thereunder
10.25+**   Market Development Agreement between Registrant and
           BellSouth Business Systems, Inc.
10.26+**   Private Line Service Level Agreement between Registrant and
           Level 3 Communications, LLC
10.27+**   Private Line Service Agreement between Registrant and MCI
           WorldCom Communications, Inc.
10.28**    Operating Agreement between Registrant and NBC Internet,
           Inc.
10.29**    Advertising Agreement between Registrant and the National
           Broadcasting Company, Inc.
10.30**    Advertising Agreement between Registrant and NBC Internet,
           Inc.
10.31**    Founder Stock Purchase Agreement between Registrant and
           Peter Olson dated December 23, 1997
10.32**    Founder Stock Purchase Agreement between Registrant and
           Michael Solomon dated December 23, 1997
10.33**    Founder Stock Purchase Agreement between Registrant and
           Thomas Obenhuber dated December 23, 1997
10.34**    Founder Stock Purchase Agreement between Registrant and
           Matthew Stepovich dated December 23, 1997
10.35**    Founder Stock Repurchase Agreement between Registrant and
           Peter Olson dated June 1, 1998
10.36**    Founder Stock Repurchase Agreement between Registrant and
           Michael Solomon dated June 1, 1998
10.37**    Founder Stock Purchase Agreement between Registrant and
           Kevin Grundy dated June 10, 1998
10.38**    Founder Stock Purchase Agreement between Registrant and
           Thomas Obenhuber dated June 10, 1998
10.39**    Founder Stock Purchase Agreement between Registrant and
           Matthew Stepovich dated June 10, 1998
10.40**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated March 27, 1998
10.41**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated November 10, 1998
10.42**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated December 24, 1998
10.43**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 3, 1999
10.44**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 9, 1999

EXHIBIT
NUMBER
-------
10.45**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 24, 1999
10.46**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 24, 1999
10.47**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated October 19, 1999
10.48**    Subordinated Promissory Note between Registrant and MMC/GATX
           Partnership No. 1 dated September 30, 1999
10.49**    Master Broadband Network Services Agreement and Form of
           Warrant Agreement between Registrant and General Electric
           Company
10.50**    Consent of Jupiter Communications
10.51**    Consent of Forrester Research
10.52      Consent of International Data Corporation
21.1**     Subsidiaries of the Registrant
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
23.2**     Consent of Counsel (see Exhibit 5.1)
23.3       Consent of Patton Boggs LLP
24.1**     Power of Attorney
27.1**     Financial Information Schedules


---------------
 + Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

 * To be filed by amendment.

** Previously filed.

      (B) FINANCIAL STATEMENT SCHEDULES

      None.

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 27th day of March 2000.


                                          Telocity, Inc.

                                          By: /s/ EDWARD HAYES
                                            ------------------------------------
                                          Edward Hayes, Executive Vice President
                                          and
                                          Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----

               /s/ PATTI HART*                   President, Chief Executive Officer    March 27, 2000
---------------------------------------------      and Director (Principal
                 Patti Hart                        Executive Officer)

              /s/ EDWARD HAYES                   Executive Vice President and Chief    March 27, 2000
---------------------------------------------      Financial Officer (Principal
                Edward Hayes                       Financial and Accounting
                                                   Officer)

              /s/ DAVID COWAN*                   Director                              March 27, 2000
---------------------------------------------
                 David Cowan

              /s/ PETER OLSON*                   Executive Vice President, Chief       March 27, 2000
---------------------------------------------      Technical Officer and Director
                 Peter Olson

            /s/ ANDREW RAPPAPORT*                Director                              March 27, 2000
---------------------------------------------
              Andrew Rappaport

             /s/ EDMOND SANCTIS*                 Director                              March 27, 2000
---------------------------------------------
               Edmond Sanctis

            /s/ MICHAEL SOLOMON*                 Director                              March 27, 2000
---------------------------------------------
               Michael Solomon

            /s/ RANDALL STRAHAN*                 Director                              March 27, 2000
---------------------------------------------
               Randall Strahan

            *By: /s/ EDWARD HAYES
   ---------------------------------------
                Edward Hayes
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
 1.1**     Form of Underwriting Agreement
 3.1**     Restated Certificate of Incorporation of Registrant, as
           amended, to be in effect after the offering
 3.2**     Bylaws of Registrant
 4.1       Specimen of stock certificates
 5.1**     Opinion of Gray Cary Ware & Freidenrich LLP
10.1**     Form of Indemnification Agreement between Registrant and
           each of its directors and officers
10.2**     2000 Equity Incentive Plan and form of agreements thereunder
10.3**     2000 Employee Stock Purchase Plan
10.4**     2000 Outside Directors Stock Plan and form of agreements
           thereunder
10.5**     Lease between Registrant and Vidovich-Cupertino Limited
           Partnership
10.6**     Lease between Registrant and Lee Li Chun Koo
10.7**     Lease between Registrant and The Sobrato Group
10.8**     Second Amended and Restated Investors' Rights Agreement
10.9+**    Product Manufacturing Agreement between Registrant and
           Wellex Corporation
10.10+**   Agreement for Services between Registrant and Telamon-IMS,
           Inc.
10.11+**   Agreement for Services between Registrant and the Sutherland
           Group, Ltd.
10.12**    Employment Agreement between Registrant and Patti Hart
10.13**    Employment Agreement between Registrant and Peter Olson
10.14**    Employment Agreement between Registrant and Jim Morrissey
10.15**    Employment Agreement between Registrant and Thomas Obenhuber
10.16**    Employment Agreement between Registrant and James Rohrer
10.17**    Employment Agreement between Registrant and Matthew
           Stepovich
10.18**    Employment Agreement between Registrant and Regina Wiedemann
10.19**    Employment Agreement between Registrant and Kevin Grundy
10.20**    Employment Agreement between Registrant and Jef Raskin
10.21**    Employment Agreement between Registrant and Andrew Robinson
10.22**    Employment Agreement between Registrant and Edward Hayes
10.23**    Employment Agreement between Registrant and Scott Martin
10.24**    Consultants Stock Option Plan and form of agreements
           thereunder
10.25+**   Market Development Agreement between Registrant and
           BellSouth Business Systems, Inc.
10.26+**   Private Line Service Level Agreement between Registrant and
           Level 3 Communications, LLC
10.27+**   Private Line Service Agreement between Registrant and MCI
           WorldCom Communications, Inc.
10.28**    Operating Agreement between Registrant and NBC Internet,
           Inc.
10.29**    Advertising Agreement between Registrant and the National
           Broadcasting Company, Inc.
10.30**    Advertising Agreement between Registrant and NBC Internet,
           Inc.
10.31**    Founder Stock Purchase Agreement between Registrant and
           Peter Olson dated December 23, 1997
10.32**    Founder Stock Purchase Agreement between Registrant and
           Michael Solomon dated December 23, 1997

EXHIBIT
NUMBER
-------
10.33**    Founder Stock Purchase Agreement between Registrant and
           Thomas Obenhuber dated December 23, 1997
10.34**    Founder Stock Purchase Agreement between Registrant and
           Matthew Stepovich dated December 23, 1997
10.35**    Founder Stock Repurchase Agreement between Registrant and
           Peter Olson dated June 1, 1998
10.36**    Founder Stock Repurchase Agreement between Registrant and
           Michael Solomon dated June 1, 1998
10.37**    Founder Stock Purchase Agreement between Registrant and
           Kevin Grundy dated June 10, 1998
10.38**    Founder Stock Purchase Agreement between Registrant and
           Thomas Obenhuber dated June 10, 1998
10.39**    Founder Stock Purchase Agreement between Registrant and
           Matthew Stepovich dated June 10, 1998
10.40**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated March 27, 1998
10.41**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated November 10, 1998
10.42**    Secured Promissory Note between Registrant and Comdisco,
           Inc. dated December 24, 1998
10.43**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 3, 1999
10.44**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 9, 1999
10.45**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 24, 1999
10.46**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated September 24, 1999
10.47**    Subordinated Promissory Note between Registrant and
           Comdisco, Inc. dated October 19, 1999
10.48**    Subordinated Promissory Note between Registrant and MMC/GATX
           Partnership No. 1 dated September 30, 1999
10.49**    Master Broadband Network Services Agreement and Form of
           Warrant Agreement between Registrant and General Electric
           Company
10.50**    Consent of Jupiter Communications
10.51**    Consent of Forrester Research
10.52      Consent of International Data Corporation
21.1**     Subsidiaries of the Registrant
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
23.2**     Consent of Counsel (see Exhibit 5.1)
23.3       Consent of Patton Boggs LLP
24.1**     Power of Attorney
27.1**     Financial Information Schedules


---------------
 + Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

 * To be filed by amendment.

** Previously filed.